Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

RSC TOPCO, INC.,

BROWN & BROWN, INC.,

ENCORE MERGER SUB, INC.

and

KELSO RSC (INVESTOR), L.P., AS THE EQUITYHOLDER REPRESENTATIVE

Dated as of June 10, 2025

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EXHIBITS
Exhibit A	-	Form of Certificate of Merger
Exhibit B	-	Form of Surviving Corporation Certificate of Incorporation
Exhibit C	-	Form of Surviving Corporation Bylaws
Exhibit D	-	Form of Paying Agent Agreement
Exhibit E	-	Form of Letter of Transmittal
Exhibit F	-	Form of Adjustment Escrow Agreement
Exhibit G	-	Form of Indemnity Stock Escrow Agreement
Exhibit H	-	Form of Investor Questionnaire
Exhibit I	-	Form of Lock-Up Agreement

SCHEDULES
Schedule 1.1(a)	Applicable Accounting Principles
Schedule 1.1(b)	Employee Promissory Notes
Schedule 1.1(c)	Illustrative Calculation of Fiduciary Cash
Schedule 1.1(d)	Illustrative Calculation of Indebtedness
Schedule 1.1(e)	Exchangeable Share Provisions

Company Disclosure Schedules

Parent Disclosure Schedules

ANNEXES
Annex I	-	Required Regulatory Approvals

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of June 10, 2025, by and among RSC Topco, Inc., a Delaware corporation (the “Company”), Brown & Brown, Inc., a Florida corporation (“Parent”), Encore Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Kelso RSC (Investor), L.P., a Delaware limited partnership (the “Kelso Investor”), solely in its capacity as the Equityholder Representative as set forth in this Agreement (the “Equityholder Representative”).

RECITALS

Whereas, the Parties desire to effect a merger of Merger Sub with and into the Company (the “Merger”) pursuant to which, on the Closing Date and subject to the terms and conditions set forth in this Agreement and the DGCL, Merger Sub shall cease to exist and the Company shall survive as the surviving corporation of the Merger;

Whereas, the respective boards of directors of each of Parent, Merger Sub and the Company have approved and declared advisable the Merger upon the terms and subject to the conditions of this Agreement and the DGCL, and the respective boards of directors of Parent, Merger Sub and the Company have approved and adopted this Agreement and the consummation of the Contemplated Transactions and have recommended approval thereof to the stockholders of the Company and Merger Sub;

Whereas, concurrently with the execution and delivery of this Agreement, the irrevocable written consent of holders of all voting Common Shares issued and outstanding as of the date hereof adopting this Agreement is being executed and delivered to the Parties hereto;

Whereas, concurrently with the execution and delivery of this Agreement, Parent, the Kelso Investor and Kelso Sponsor entered into a letter agreement documenting certain covenants and commercial agreements among those Parties (the “Kelso Investor Letter Agreement”); and

Whereas, in connection with the Contemplated Transactions, and as an inducement for Parent to enter into this Agreement and as a condition for each Equityholder (other than the Kelso Investor) to receive their Closing Stock Consideration (if applicable), such Equityholder shall enter into a lock-up agreement, in the form attached hereto as Exhibit I (each, a “Lock-Up Agreement”).

Now, Therefore, in consideration of these premises, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“280G Approval” has the meaning set forth in Section 5.7(c).

“Accounting Firm” has the meaning set forth in Section 2.11(c)(ii).

“Accredited Investor” means a Person that Parent has determined is an “accredited investor”, as that term is defined in Rule 501 of Regulation D of the Securities Act, in accordance with Section 2.8.

“Adjustment Amount” means an amount (which may be a positive or negative number) equal to (a) the Merger Consideration as finally determined pursuant to Section 2.11(c), minus (b) the Estimated Merger Consideration.

“Adjustment Escrow Account” has the meaning set forth in Section 2.13(a)(v).

“Adjustment Escrow Agent” means Acquiom Clearinghouse LLC.

“Adjustment Escrow Agreement” has the meaning set forth in Section 2.13(a)(v).

“Adjustment Escrow Amount” means $20,000,000.

“Advisory Agreement” means a Contract pursuant to which the Company Investment Adviser provides investment management, investment advisory, sub-advisory, portfolio management, or account management services to an Advisory Client.

“Advisory Client” means any Person that receives investment management, investment advisory, sub-advisory, portfolio management, or account management services from the Company Investment Adviser.

“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “controlling”, “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, in the case of the Group Companies, the term “Affiliate” shall not include other “portfolio companies” (as such term is used in the private equity industry) of any investment funds managed or controlled by Kelso Sponsor and/or any of its Affiliates.

“Aggregate Cash Consideration” means, for each Equityholder, the aggregate amount of such Equityholder’s Closing Cash Consideration and Indemnity Escrowed Cash Consideration.

“Aggregate Common Stock Deemed Outstanding” means the sum, without duplication, of (a) the aggregate number of Common Shares outstanding as of immediately prior to the Effective Time (including any outstanding Restricted Shares), plus (b) the aggregate number of Common Shares issuable in respect of all Options outstanding as of immediately prior to the Effective Time (giving effect to the accelerated vesting of such Options in accordance with the applicable Stock Incentive Plan), plus (c) the aggregate number of all RSUs outstanding as of immediately prior to the Effective Time.

“Aggregate Employee Note Amount” means an amount equal to the aggregate amount outstanding as of the Closing under the Employee Promissory Notes.

“Aggregate Net Common Stock Deemed Outstanding” means the sum, without duplication, of (a) the aggregate number of Common Shares outstanding as of immediately prior to the Effective Time (including any outstanding Restricted Shares), plus (b) the aggregate number of Net Common Shares for all Optionholders, plus (c) the aggregate number of all RSUs outstanding as of immediately prior to the Effective Time.

“Aggregate Option Exercise Price” means the aggregate amount that would be paid to the Company in respect of all Options outstanding as of immediately prior to the Effective Time had such Options been exercised in full for cash.

“Aggregate Redemption Price” has the meaning set forth in Section 2.7(d).

“Aggregate Stock Consideration” means, for each Equityholder that is an Accredited Investor, the aggregate amount of such Equityholder’s Closing Stock Consideration and Indemnity Escrowed Stock Consideration.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.11(a).

“Anti-Corruption Laws” means any Laws concerning or relating to bribery or corruption (governmental or commercial), including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all national and international laws enacted to implement the Organisation for Economic Cooperation and Development’s Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means applicable Laws and codes of practice concerning or relating to money laundering or terrorism financing, including (a) the financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended by the USA PATRIOT Act, the Money Laundering Control Act of 1986 and other legislation, which legislative framework is commonly referred to as the Bank Secrecy Act, (b) the EU anti-money laundering directives and any Laws transposing, implementing or interpreting the same, and (c) and any other similar applicable Laws.

“Applicable Accounting Principles” means the accounting principles, policies, procedures, categorizations, definitions, methods, practices and techniques set forth on Schedule 1.1(a).

“Appraisal Shares” has the meaning set forth in Section 2.9.

“Base Date” has the meaning set forth in Section 3.20(g).

“Bonus RSUs” means each RSU awarded as a transaction bonus under the terms set forth in Section 5.1(b)(v) of the Company Disclosure Schedules that is outstanding as of immediately prior to the Effective Time.

“Burdensome Condition” means any action, restriction, condition, limitation or requirement, which would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, operations, condition (financial or otherwise), results of operations, assets or liabilities of (a) the Group Companies, taken as a whole, or (b) Parent and its controlled Affiliates (excluding the Group Companies), taken as a whole (provided that for purposes of determining the foregoing clause (b), the business, operations, condition (financial or otherwise), results of operations, assets or liabilities of Parent and its controlled Affiliates (excluding the Group Companies), taken as a whole, shall be deemed to be of the same size as those of the Group Companies, taken as a whole).

“Business” means the business conducted by the Group Companies as of the date hereof.

“Business Day” means a day, other than a Saturday or Sunday, on which (a) commercial banks in New York City and Daytona Beach, Florida and (b) the Delaware Secretary of State are open for the general transaction of business.

“Business Software” means all Software the rights to which are included in the Company Owned IP.

“Carrier” means any insurance company, surety, benefit plan, insurance pool, risk retention group, captive, risk purchasing group, reinsurer, Lloyd’s of London syndicate, employee benefit carrier, state fund or pool, annuity insurer or other risk assuming entity or association, in which any insurance policy, reinsurance contract, annuity contract, swap, derivative, financial product or bond or similar agreement has been placed or obtained.

“Cash and Cash Equivalents” means an amount equal to all cash and cash equivalents of the Group Companies, including (a) any received but uncleared checks, drafts, wires or other deposits in transit, but solely to the extent a corresponding receivable has been excluded from the calculation of Net Working Capital,

(b) credit card receivables, (c) amounts held in escrow, (d) marketable securities and short-term investments (in each case, to the extent convertible to cash within 90 days) and (e) the Fiduciary Cash Amount. For the avoidance of doubt, “Cash and Cash Equivalents” shall exclude (i) amounts, if any, paid or distributed by the Group Companies after the Measurement Time, but prior to the Closing, to any payee of Indebtedness or Transaction Expenses or to the Kelso Investor or any of its Affiliates (other than the Group Companies) and (ii) any issued but uncleared checks, drafts and wire transfers solely to the extent a corresponding payable has been excluded from the calculation of Net Working Capital.

“Cash Consideration Percentage” means, with respect to each Equityholder, (a) for each Equityholder that is party to a Stock Repurchase Deferral Agreement, 100%, (b) for each Equityholder that is an Unaccredited Investor, 100%, (c) for each Management Investor that is an Accredited Investor, with respect to their shares of Management Common Stock, 58%, (d) for each Restricted Share Holder, Optionholder or RSU Holder that is an Accredited Investor, with respect to their Restricted Shares, 73% (including with respect to Bonus RSUs) and (e) for the Kelso Investor, 100%.

“Cash Indemnity Escrow Agent” means an escrow agent selected pursuant to Section 5.18.

“Certificate of Designations” means that certain Certificate of Designations of Senior Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on August 14, 2023.

“Certificate of Merger” has the meaning set forth in Section 2.4.

“Claim” means any actual or threatened claim (but excluding any ordinary course insurance policy claims), action, suit, arbitration, notice of violation, proceeding or investigation, whether civil, criminal, administrative or investigative, in each case, by or before any Governmental Authority.

“Client” means any Person to whom any insurance products or services have been provided by any of the Group Companies.

“Client Captive” means a segregated cell or segregated business unit of any Core Company Captive, the series membership interest or other equity interest of which is not held by any Group Company.

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash Consideration” means, for each Equityholder, an amount of cash equal to the sum of (a) (i) such Equityholder’s Closing Consideration Amount, multiplied by (ii) such Equityholder’s Cash Consideration Percentage, plus (b) the aggregate amount of cash to be paid to such Equityholder in lieu of any fractional shares pursuant to Section 2.7(h), as applicable.

“Closing Consideration Amount” means, for each Equityholder, an amount equal to (i) (A) the product of (x) the Per Share Merger Consideration, multiplied by (y) such Equityholder’s number of Common Shares, Options and RSUs outstanding as of immediately prior to the Effective Time, minus (B) the aggregate exercise price of such Equityholder’s Options, minus (ii) such Equityholder’s Indemnity Percentage Interest of the Indemnity Escrow Amount.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Cash” means the Cash and Cash Equivalents as of the Measurement Time.

“Closing Date Indebtedness” means the Indebtedness as of the Measurement Time.

“Closing Stock Consideration” means (a) for each Equityholder that is an Accredited Investor, a number of shares of Parent Common Stock equal to (i) (A) such Equityholder’s Closing Consideration Amount, multiplied by (B) such Equityholder’s Equity Consideration Percentage, divided by (ii) the Parent Stock Price (as adjusted for the amount of cash to be paid to such Equityholder in lieu of any fractional shares pursuant to Section 2.7(h)), and (b) for each Equityholder that is an Unaccredited Investor, zero.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the shares of Sponsor Common Stock and the shares of Management Common Stock, including Restricted Shares.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Closing Certificate” has the meaning set forth in Section 6.2(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement that are being delivered by the Company to Parent and Merger Sub in connection with the execution and delivery hereof.

“Company Employee” means as of any date, each current employee of a Group Company.

“Company Employee Plan” means any written or unwritten: (a) welfare plan as defined in Section 3(1) of ERISA (regardless of whether subject to ERISA); (b) pension plan as defined in Section 3(2) of ERISA (regardless of whether subject to ERISA); (c) stock bonus, stock purchase, stock option, restricted stock, restricted stock unit, stock appreciation right or similar equity-linked plan; or (d) any other employment, individual consulting or individual independent contractor, deferred-compensation, retention, severance, termination, change-in-control, retirement, welfare-benefit, bonus, commission, profit sharing, incentive (whether or not cash settled), vacation, paid time off, or fringe benefit plan, or similar program, policy, agreement or arrangement (i) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or (ii) under which the Company or any of its Subsidiaries has any liability, contingent or otherwise (excluding any Multiemployer Plan or any plan or arrangement required to be maintained or contributed to by Law).

“Company Investment Adviser” means BluePrint Wealth Management, LLC d/b/a Parady Wealth Management, a Florida limited liability company.

“Company IT Systems” means the computer and other information technology systems and assets, including hardware, Software, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased by or licensed to, or otherwise under the control of, the Group Companies.

“Company Material Contracts” has the meaning set forth in Section 3.7(a).

“Company Material Permits” has the meaning set forth in Section 3.10(h).

“Company Owned IP” means all Intellectual Property rights owned or purported to be owned by the Group Companies.

“Company Owned Registered IP” has the meaning set forth in Section 3.14(a).

“Company Related Parties” has the meaning set forth in Section 3.18.

“Company Stock” means the Common Shares and the Preferred Shares.

“Company Stockholder Approval” has the meaning set forth in Section 3.21(a).

“Compliant” means having satisfied the applicable requirements of Regulation S-X under the Securities Act and of the type customarily required by any Financing Document.

“Condition Satisfaction Date” has the meaning set forth in Section 2.3.

“Confidentiality Agreement” has the meaning set forth in Section 5.2.

“Consent Notice” has the meaning set forth in Section 5.12(a).

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents, including the Merger.

“Continuation Period” has the meaning set forth in Section 5.7(a).

“Continuing Employee” has the meaning set forth in Section 5.7(a).

“Contract” means any written or oral contract, agreement, lease, sublease, purchase order or other document or instrument (including any document or instrument evidencing any indebtedness but excluding the Organizational Documents of such Person).

“Core Company Captive” means any Group Company that is a captive insurance or reinsurance company.

“Credit Agreement” means the Credit Agreement, dated as of November 1, 2019 (as amended, supplemented, waived or otherwise modified from time to time), among Accession Risk Management Group, Inc., RSC Insurance Brokerage, Inc., RSC Parent Inc., the several banks and other financial institutions from time to time party thereto and Golub Capital Markets LLC, as administrative agent and collateral agent for the lenders thereunder and as issuing bank for the lenders thereunder.

“Data Processor” means any Person or third-party that engages in the Processing of Personal Data on behalf of or at the direction of the Group Companies, including, but not limited to, a “service provider” or “processor” as those terms are defined by Privacy and Data Security Laws.

“Dataroom” means that certain electronic data room maintained by the Company, administered by Venue, and made available to Parent and its representatives, titled “Project Encore”.

“Debt Financing” means debt financing, including loan financings, private or public offerings and sales of notes, or any other private or public financings or offers and sales of other debt securities, or any combination thereof after the date hereof and prior to or in connection with the consummation of the Contemplated Transactions.

“Debt Financing Commitment” has the meaning set forth in Section 10.21.

“Debt Financing Sources” means the entities (including lenders, arrangers, other additional arrangers, bookrunners, managers, agents, co-agents, financial institutions, underwriters, and placement agents, and their respective Affiliates and such entities’ (and their respective Affiliates’) officers, directors, employees, attorneys, advisors, agents and representatives or any similar debt financing sources and their successors and permitted assigns) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto).

“Definitive Debt Financing Agreement” has the meaning set forth in Section 10.21.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Stockholder” has the meaning set forth in Section 2.9.

“Effective Time” has the meaning set forth in Section 2.4.

“Employee Promissory Note” means each promissory note issued by a current or former employee or other service provider of the Company and its Affiliates for the benefit of the Company as payee that are in each case set forth on Schedule 1.1(b).

“Employer Payroll Taxes” means the employer portion of any applicable payroll, social security, unemployment or similar Taxes imposed on any Group Company in relation thereto.

“Enforceability Exceptions” has the meaning set forth in Section 3.1.

“Enterprise Value” means $9,825,000,000.

“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment, including all Laws related to Hazardous Materials.

“Equity Consideration Percentage” means, (a) for each Equityholder that is an Accredited Investor, 100% minus such Equityholder’s Cash Consideration Percentage, and (b) for each Equityholder that is an Unaccredited Investor, 0%.

“Equity Financing” means, after the date hereof and prior to or in connection with the consummation of the Contemplated Transactions, an offering of Parent Common Stock registered, or exempt from registration, under the Securities Act intended to finance the cash consideration payable pursuant to the Merger.

“Equity Financing Sources” means Persons which may commit, or otherwise enter into contractual arrangements to subscribe for or acquire Parent Common Stock in exchange for cash in connection with an Equity Financing, including, without limitation, underwriters and placement agents, and their respective Affiliates, and such Person’s (and their respective Affiliates’) officers, directors, employees, attorneys, advisors, agents and representatives involved in the Equity Financing, and, in each case, their respective successors and assigns.

“Equityholder Representative” has the meaning set forth in the preamble of this Agreement.

“Equityholder Representative Expense Amount” has the meaning set forth in Section 2.13(a)(vii).

“Equityholders” means, collectively, the Stockholders, the Optionholders, the Restricted Share Holders and the RSU Holders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“Escrow Agents” means, collectively, the Adjustment Escrow Agent, Cash Indemnity Escrow Agent and the Stock Indemnity Escrow Agent.

“Escrow Agreements” means, collectively, the Adjustment Escrow Agreement, the Indemnity Stock Escrow Agreement and the Indemnity Cash Escrow Agreement.

“Estimated Closing Date Calculations” has the meaning set forth in Section 2.11(a).

“Estimated Merger Consideration” has the meaning set forth in Section 2.11(a).

“Estimated Tax Amount” has the meaning set forth in Section 5.4(c).

“Excess Adjustment Escrow Amount” has the meaning set forth in Section 2.11(d)(ii).

“Excess Representative Amount” has the meaning set forth in Section 9.1(b).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities & Exchange Commission promulgated thereunder.

“Exchange Documents” has the meaning set forth in Section 2.12(b).

“Exchangeable Share Provisions” means the Exchangeable Share Provisions to that certain Support Agreement, dated as of July 31, 2020, among the Company, 1258112 B.C. LTD., a corporation existing under the laws of the Province of British Columbia, 1258095 B.C. LTD., a corporation existing under the laws of the Province of British Columbia, Jeff Somerville, Serge Melanson, Travis Budd and Brian Reeve; to which intervene J Somerville Family Trust, SM, 9231-0432 Quebec Inc., TBudd, 9231-0200 Quebec Inc., Troy Bourassa, and 2764476 Ontario Inc.

“Excluded Shares” has the meaning set forth in Section 2.7(g).

“Exhibits” has the meaning set forth in Section 1.2.

“Expiration Date” has the meaning set forth in Section 7.1(b).

“Fiduciary Cash Amount” means (a) the aggregate amount of the fiduciary assets of the Group Companies of the type included in the applicable line item categories on the sample fiduciary adjustment amount attached hereto as Schedule 1.1(c) (the “Illustrative Calculation of Fiduciary Cash”), minus (b) the aggregate amount of the fiduciary liabilities of the Group Companies of the type included in the applicable line item categories on the Illustrative Calculation of Fiduciary Cash, in each case, as of the Measurement Time and calculated in accordance with the Applicable Accounting Principles.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Financing Document” means any Registration Statement, prospectus, offering memorandum, and each amendment or supplement thereto, and all related definitive contractual arrangements (including any underwriting agreement, placement agent agreement, purchase agreement, commitment letter or loan agreement), in any case related to an Equity Financing or Debt Financing.

“FIRPTA Certificate” has the meaning set forth in Section 5.4(d).

“Fraud” means actual and intentional fraud under Delaware common law by a Party with respect to the making of the representations and warranties by such Party in this Agreement; provided that at the time such representation or warranty was made (a) such representation or warranty was materially inaccurate, (b) such Party had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the inaccuracy of such representation or warranty, (c) such Party had the specific intent to deceive another Party as an inducement to enter into this Agreement or any of the other Transaction Documents and (d) the other Party acted in reliance on such materially inaccurate representation or warranty and suffered or incurred financial injury or other damages as a result of such reliance. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, as in effect on the date hereof; provided that in the case of the Financial Statements, GAAP shall be as in effect as of the date of such Financial Statements.

“Governmental Authority” means any national, federal, state, provincial or local government or political subdivision thereof, any arbitrator, arbitration panel, court or tribunal, or any governmental agency, board or commission entitled to exercise any administrative, executive, judicial, legislative or regulatory or self-regulatory authority or power.

“Governmental Order” means any ruling, award, decision, injunction, judgment, order, writ, stipulation or decree entered, issued or made by any Governmental Authority.

“Group Companies” means, collectively, the Company (including, following the Effective Time, the Surviving Corporation) and each of its Subsidiaries (including, for the avoidance of doubt, any Core Company Captive and any Segregated Company Captive, but excluding any Client Captive).

“Group Company Jurisdiction” means any jurisdiction in which a Group Company has business operations.

“Hazardous Materials” means: (a) any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant or words of similar meaning or effect under any Environmental Law and (ii) can form the basis of any liability under any Environmental Law; or (b) any petroleum, petroleum products, per- and polyfluoroalkyl substances, polychlorinated biphenyls, asbestos and asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax Amount” means an amount (not less than zero) equal to the sum of (1) all unpaid Income Taxes of the Group Companies whether or not due and payable as of the Closing Date, for any Pre-Closing Tax Period (or portion thereof) beginning on or after January 1, 2024, determined (a) after giving appropriate effect to any net operating losses, interest expense carryforwards, credits, payments, estimated payments or overpayments (or credits received in lieu thereof) and other Tax attributes, in each case, to the extent such losses, interest expense carryforwards, credits, payments or other Tax attributes are allocable under the principles of this Agreement to a Pre-Closing Tax Period and are available (at a “more likely than not” standard to be upheld) to reduce (but not below zero) an Income Tax liability for such period, (b) on a jurisdiction-by-jurisdiction basis for (i) each jurisdiction in which any Group Company filed Tax Returns with respect to Income Tax for the last Tax year for which a Tax Return with respect to Income Tax was due in such jurisdiction (taking into account any applicable extensions) and (ii) each jurisdiction in which any Group Company commenced or significantly increased activities after the end of such Tax year, (c) by excluding any liabilities for accruals or reserves established or required to be established for any contingent Income Taxes or with respect to any uncertain Tax positions, (d) by excluding any Income Taxes arising as a result of any actions taken by Parent or any of its Affiliates on the Closing Date after the Closing outside the ordinary course of business and not specifically contemplated by this Agreement, (e) in accordance with prior accounting methods and past practices (including Tax reporting positions, methods of accounting and elections) of the Group Companies, except as required by a change in applicable Law, (f) by excluding any deferred Income Tax assets or liabilities, (g) by taking into account any Transaction Tax Deductions to the maximum extent deductible at a “more likely than not” or higher level of confidence in the Pre-Closing Tax Period, (h) without regard to any Tax Return filed after the Closing Date with respect to a Pre-Closing Tax Period, (i) for the avoidance of doubt, by treating any income resulting from (i) the repayment or cancellation, in whole or in part, of the Employee Promissory Notes in connection with the Contemplated Transactions, (ii) the Pre-Closing Share Exchange and (iii) the transactions contemplated by Section 5.14 and Section 5.17 as recognized in a Pre-Closing Tax Period and (j) on a closing of the books basis as if the taxable period of the Group Companies ended as of the end of the Closing Date to the extent not otherwise required by applicable Law (provided that, for purposes of this clause (j), (i) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on (and including) the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period to which such exemption, allowance or deduction is applicable and (ii) Tax liabilities determined under Sections 951 and 951A of the Code shall be determined by assuming that the taxable period of each of the relevant controlled foreign corporations ended as of the Closing Date (such that all Tax liabilities with respect to income of such controlled foreign corporations under Sections 951 and 951A of the Code that are attributable to economic activity occurring on or before the Closing Date will be taken into account)); and (2) without duplication of any amounts in clause (1) above, (a) $2,400,000 in respect of the Group Companies’ capitalization of interest expense, (b) $1,000,000 in respect of GILTI high-tax exclusion elections for the taxable year of certain of the Group Companies ended December 31, 2020 (which amount shall be increased to $2,400,000 in the event that the filing described in Item 1 of Section 5.4(g) of the Company Disclosure Schedules is not made prior to the Closing Date), (c) $2,300,000 in respect of certain state sales tax liabilities (which amount may be decreased with Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed) following a request by the Company in connection with the delivery to Parent, prior to the finalization of the Merger Consideration pursuant to Section 2.11, of additional supporting materials) and (d) $4,400,000 in respect of penalties for failure by RSC Insurance Brokerage, Inc. and One80 Intermediaries Inc. to withhold certain employment taxes in the first fiscal quarter of 2025 (which amount may be decreased with Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed) following a request by the Company or the Equityholder Representative in connection with the delivery to Parent, prior to the finalization of the Merger Consideration pursuant to Section 2.11, of notice from the Internal Revenue Service to the extent that such penalties will be fully or partially abated in response to the Forms 843 filed with respect thereto); provided that, for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Income Tax Amount shall be determined as of the end of the day on the Closing Date.

“Income Taxes” means any Tax imposed on or determined with reference to net income.

“Indebtedness” means, as of any time, without duplication, the sum of (a) the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations arising under any, indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money (but excluding trade payables and accrued expenses in the ordinary course of business), and indebtedness evidenced by any note, bond, debenture or other debt security, in each case, to the extent constituting an obligation or indebtedness of any Group Company, (b) guarantees of the indebtedness referred to in clause (a) given by any Group Company in favor of any third party, (c) all obligations of any Group Company under letters of credit solely to the extent such letters of credit have been drawn, (d) any accrued but unpaid management fees, advisory fees or other similar amounts payable to any of the direct or indirect equityholders or Affiliates of the Group Companies, (e) the Redemption Price, (f) the Income Tax Amount, (g) any severance obligations that are payable by any Group Company to any current or former employee, officer, director or individual independent contractor of any Group Company, in each case, that were incurred prior to the Closing, and any applicable Employer Payroll Taxes imposed on any Group Company in relation thereto, (h) all obligations and liabilities with respect to accrued or earned but unpaid employee bonus payments (excluding any bonuses included in the Lookback Bonus Amount), and any applicable Employer Payroll Taxes imposed on any Group Company in relation thereto, (i) all obligations in respect of “earn-outs” payable by the Group Companies in connection with the acquisition by the Group Companies of any equity interests in, or any assets, rights or properties of, any Person or business or division thereof (any such Person, or business or division thereof, an “Earn-Out Subject Entity”), which obligations shall be calculated as of the Measurement Time as the sum of the net present value (using a discount rate of 9.3%) of all such obligations determined in accordance with the acquisition agreement for such Earn-Out Subject Entity, but using for this purpose the actual trailing twelve (12)-month financial results (e.g., EBITDA or revenue as prescribed in the earn-out provision of such acquisition agreement) of such Earn-Out Subject Entity through the Measurement Time (including financial results attributable to any portion of such trailing twelve (12)-month period that occurred prior to such Earn-Out Subject Entity’s acquisition by a Group Company), provided that with respect to the acquisition described in Section 1.1(f) of the Company Disclosure Schedules, the “earn-out” payable by the Group Companies shall be deemed to be $1,200,424, (j) all obligations in respect of holdbacks of consideration payable by the Group Companies in connection with the acquisition by the Group Companies of any equity interests in, or any assets, rights or properties of, any Person or business or division thereof, (k) the amount of consideration (including deferred consideration) payable by any Group Company in connection with the acquisitions set forth on Section 1.1(a) of the Company Disclosure Schedules and prior to the date hereof to the extent not paid prior to the Closing Date, (l) any amounts payable in connection with the termination of the Leases set forth on Section 1.1(b) of the Company Disclosure Schedules, (m) all obligations of the Group Companies pursuant to the Stock Repurchase Agreements, (n) 52.9% of accrued deferred revenue and similar contract liabilities and (o) the amounts set forth on Section 1.1(c) of the Company Disclosure Schedules, in each case, determined in accordance with the Applicable Accounting Principles. Notwithstanding the foregoing, “Indebtedness” shall not include (i) any obligations under operating leases, (ii) any amounts included as Transaction Expenses, (iii) any amounts otherwise taken into account in the calculation of Net Working Capital, (iv) indebtedness or other obligations solely between the Group Companies and (v) undrawn letters of credit. An illustrative calculation of Indebtedness, calculated as of December 31, 2024, is attached hereto as Schedule 1.1(d) and, for the avoidance of doubt, Schedule 1.1(d) is purely illustrative and the definition of Indebtedness will take precedence in the event of any conflict. For the avoidance of doubt, except with respect to the Income Tax Amount, Closing Date Indebtedness shall be calculated as of the Measurement Time consistently with such illustrative calculation.

“Indemnified Party” has the meaning set forth in Section 5.5(a).

“Indemnity Cash Escrow Account” has the meaning set forth in Section 2.13(a)(vi).

“Indemnity Cash Escrow Adjusted Amount” means an amount of cash equal to the sum total of all Indemnity Escrowed Cash Consideration amounts for all Equityholders.

“Indemnity Cash Escrow Agreement” has the meaning set forth in Section 2.13(a)(vi).

“Indemnity Cash Escrow Amount” means an amount of cash equal to $250,000,000.

“Indemnity Escrow Amount” means $750,000,000.

“Indemnity Escrowed Cash Consideration” means (a) for each Equityholder that is an Accredited Investor, an amount of cash equal to (i) such Equityholder’s Indemnity Percentage Interest of the Indemnity Cash Escrow Amount plus (ii) the aggregate amount of cash to be paid to such Equityholder in lieu of any fractional shares pursuant to Section 2.7(h), which fractional shares would otherwise constitute a portion of such Equityholder’s Indemnity Escrowed Stock Consideration and (b) for each Equityholder that is an Unaccredited Investor, an amount of cash equal to such Equityholder’s Indemnity Percentage Interest of the Indemnity Escrow Amount.

“Indemnity Escrowed Stock Consideration” means (a) for each Equityholder that is an Accredited Investor, a number of shares (as adjusted for fractional shares in accordance with Section 2.7(h)) of Parent Common Stock equal to the quotient of (i) such Equityholder’s Indemnity Percentage Interest of the Indemnity Stock Amount divided by (ii) the Parent Stock Price and (b) for each Equityholder that is an Unaccredited Investor, zero.

“Indemnity Percentage Interest” means (a) with respect to each holder of Common Shares (excluding Restricted Shares), the percentage determined by dividing (i) the aggregate number of Common Shares (excluding Restricted Shares) held by such holder as of immediately prior to the Effective Time by (ii) the Aggregate Net Common Stock Deemed Outstanding, (b) with respect to each Optionholder, the percentage determined by dividing (i) the aggregate Net Common Shares in respect of all Options outstanding and held by such holder as of immediately prior to the Effective Time, by (ii) the Aggregate Net Common Stock Deemed Outstanding, (c) with respect to each RSU Holder, the percentage determined by dividing (i) the aggregate number of RSUs held by such RSU Holder as of immediately prior to the Effective Time by (ii) the Aggregate Net Common Stock Deemed Outstanding and (d) with respect to each Restricted Share Holder, the percentage determined by dividing (i) the aggregate number of Restricted Shares held by such Restricted Share Holder as of immediately prior to the Effective Time by (ii) the Aggregate Net Common Stock Deemed Outstanding.

“Indemnity Shares” means the aggregate number of shares of Parent Common Stock issued to the Equityholders as Indemnity Escrowed Stock Consideration.

“Indemnity Stock Escrow Account” has the meaning set forth in Section 2.13(b)(i).

“Indemnity Stock Escrow Agreement” has the meaning set forth in Section 2.13(b)(i).

“Indemnity Stock Escrow Amount” means $500,000,000.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means all intellectual property rights and rights in confidential information, in any jurisdiction throughout the world, whether registered or unregistered, including all rights in and to, U.S. and foreign: (a) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (b) trademarks, service marks, trade names, logos, slogans, trade dress, domain names and other similar identifiers of source or origin (including all goodwill associated therewith) (“Trademarks”); (c) copyrights and rights in copyrightable subject matter (“Copyrights”); rights in Software, data, data compilations and databases; (d) trade secrets, know-how and all other confidential information, and rights in inventions, proprietary processes, techniques, formulae, algorithms, models, methods and methodologies; and (e) all registrations and applications for registration of any of the foregoing, including any renewals and foreign counterparts thereof.

“International Plan” has the meaning set forth in Section 3.11(j).

“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940, and the rules and regulations of the SEC promulgated thereunder.

“Investor Questionnaire” has the meaning set forth in Section 2.8.

“Kelso Entities” has the meaning ascribed to such term in the Kelso Investor Letter Agreement.

“Kelso Investor” has the meaning set forth in the preamble to this Agreement.

“Kelso Investor HSR Filing Fees” has the meaning set forth in Section 5.3(a).

“Kelso Investor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Kelso Portfolio Company” or “Kelso Portfolio Companies” has the meaning ascribed to such term in the Kelso Investor Letter Agreement.

“Kelso Sponsor” means Kelso & Company, L.P., a Delaware limited partnership.

“Key Employees” means the individuals listed on Section 1.1(d) of the Company Disclosure Schedules.

“Knowledge” means, with respect to the Company, the actual knowledge as of the date hereof, after reasonable inquiry of such Person’s direct reports ordinarily responsible for the subject matter at issue (and shall in no event encompass constructively imputed or similar concepts of knowledge), of the following individuals: John Mina, Sharon Edwards, John Vaglica, Jorden Zanazzi and, solely with respect to the representations and warranties set forth in (a) Section 3.9 and Section 3.10 solely to the extent such representations and warranties relate to any Core Company Captive, Segregated Company Captive or Client Captive and (b) Section 3.22 and Section 3.24, Matthew Power and Kevin Myers.

“Laws” means laws, rules, regulations, codes, treaties, statutes, ordinances, judgments, decrees and Governmental Orders of Governmental Authorities.

“Leased Real Property” has the meaning set forth in Section 3.17(b).

“Leases” has the meaning set forth in Section 3.17(b).

“Letter of Transmittal” has the meaning set forth in Section 2.12(b).

“Lien” means, with respect to any property or asset, any mortgage, pledge, security interest, encumbrance, lien or charge.

“Lock-Up Agreement” has the meaning set forth in the Recitals to this Agreement.

“Lookback Bonus Amount” has the meaning set forth in Section 1.1(c) of the Company Disclosure Schedules.

“Malware” has the meaning set forth in Section 3.14(f).

“Management Agreements” mean (a) that certain letter agreement, dated as of January 22, 2020, by and among RSC Holdings, Inc., the Company, RSC Insurance Brokerage, Inc. and Kelso Sponsor, and (b) that certain letter agreement, dated as of January 22, 2020, by and between RSC Insurance Brokerage, Inc. and Kelso Sponsor.

“Management Common Stock” means the common stock of the Company designated as non-voting common stock, par value $0.01 per share (excluding any Restricted Shares).

“Management Investors” means each holder of Management Common Stock.

“Material Adverse Effect” means any change, event, fact, occurrence, circumstance or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, operations, condition (financial or otherwise), results of operations, assets or liabilities of the Group Companies, as applicable, taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement or consummate the Contemplated Transactions; provided, however, that solely in the case of clause (a), any such change, event, fact, occurrence, circumstance or effect caused by or resulting from any of the following shall not be considered, and shall not be taken into account in determining the existence of, a “Material Adverse Effect”: (i) the announcement, pendency or consummation of the Contemplated Transactions, or the execution or performance of this Agreement or any other Transaction Document, including the impact of any of the foregoing on relationships with customers, referral sources, lessors, regulators, Governmental Authorities, suppliers, independent contractors, employees or any other Person, (ii) domestic or global economic conditions or the financial, credit, currency, commodities or capital markets as a whole, or generally affecting the industries or geographic sectors in which the Group Companies conduct their business, (iii) any actual or proposed change in any applicable Laws or GAAP (or, in each case, the interpretation thereof) after the date hereof, (iv) any national or international political or social conditions, including the engagement or continuation by any Group Company Jurisdiction in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon any Group Company Jurisdiction, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of any Group Company Jurisdiction, (v) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions in any Group Company Jurisdiction, (vi) any social or public health conditions, including any pandemics, epidemic, disease outbreak or other public health emergency (including, for the avoidance of doubt, the COVID-19 pandemic), (vii) any earthquakes, hurricanes, tornados, floods, wildfire, weather phenomenon or other natural disasters or any other calamity or force majeure event, (viii) the failure, in and of itself, by the Group Companies to meet any revenue or earnings projections, forecasts or predictions (provided that this clause (viii) shall not prevent a determination that any effect or change underlying such failure has resulted in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (ix) any action taken or refrained from being taken as expressly contemplated by the terms of this Agreement or with the prior written consent of Parent or (x) any matters disclosed on Section 1.1(e) of the Company Disclosure Schedules; except, in the case of any of the foregoing clauses (ii), (iii), (iv), (v), (vi) and (vii), to the extent such change, event, fact, occurrence, circumstance or effect would have a disproportionate adverse effect on the Group Companies compared to other Persons in the industries and geographic regions in which the Group Companies conduct their business.

“Material Carrier” has the meaning set forth in Section 3.19(c).

“Material Clients” has the meaning set forth in Section 3.19(d).

“Measurement Time” means 12:01 a.m. New York City time on the Closing Date.

“Merger” has the meaning set forth in the recitals of this Agreement.

“Merger Consideration” means (a) the Enterprise Value, plus (b) the amount of Closing Date Cash, minus (c) the amount of Closing Date Indebtedness, minus (d) the amount of Transaction Expenses, plus (e) the Net Working Capital Adjustment, plus (f) the Aggregate Option Exercise Price, plus (g) the Aggregate Employee Note Amount, plus (h) the Transaction Tax Benefit Amount, plus (i) the Permitted Acquisitions Adjustment, minus (j) the Adjustment Escrow Amount, minus (k) the Equityholder Representative Expense Amount.

“Merger Consideration Dispute Notice” has the meaning set forth in Section 2.11(c)(ii).

“Merger Constituent Companies” has the meaning set forth in Section 2.1.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.

“Multiemployer Plan” is defined in Section 3(37) of ERISA.

“Mutually Exclusive Transaction” means any contemplated acquisition of the Company other than the transactions contemplated by this Agreement.

“Net Common Shares” means, for each Option, a number of Common Shares equal to the quotient of (a) the Option Consideration, divided by (b) the Per Share Merger Consideration.

“Net Working Capital” means an amount (which may be a positive or negative number) equal to (a) the aggregate value of the current assets of the Group Companies, minus (b) the aggregate value of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication as of the Measurement Time and calculated in accordance with the Applicable Accounting Principles and in a format consistent with the Illustrative Calculation of Net Working Capital attached to the Applicable Accounting Principles, including only those line items specifically set forth therein; provided that in no event shall “Net Working Capital” include any asset or liability in respect of deferred Taxes, Income Taxes or amounts included in Cash and Cash Equivalents, Indebtedness (including any assets or contra-liabilities related to any item of Indebtedness) or Transaction Expenses.

“Net Working Capital Adjustment” means (a) the amount by which Net Working Capital is greater than the Target Net Working Capital or (b) the amount by which Net Working Capital is less than the Target Net Working

Capital, as applicable (it being understood that, for purposes of calculating the Merger Consideration, the amount described in clause (a) shall be a positive number, and the amount described in clause (b) shall be a negative number).

“New Plan” has the meaning set forth in Section 5.7(b).

“Non-Recourse Parties” means, with respect to any Person, such Person’s Affiliates and its and their respective portfolio companies and past, current or future directors, officers, managers, employees, incorporators, members, partners, equityholders, agents, attorneys, advisors, representatives, successors and assigns.

“NYSE” means the New York Stock Exchange.

“Option” means an option to acquire Common Shares granted under the Stock Incentive Plans that is outstanding as of immediately prior to the Effective Time.

“Option Consideration” means, for each Option, an amount equal to the product of (a) the excess, if any, of the Per Share Merger Consideration over the exercise price set forth in the award agreement for such Option multiplied by (b) the number of Common Shares covered by such Option.

“Optionholder” means a Person holding an Option as of immediately prior to the actions taken in Section 2.7(e) hereof.

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation or organization of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization of such Person.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Closing Certificate” has the meaning set forth in Section 6.3(c).

“Parent Common Stock” means the common stock, par value $0.10 per share, of Parent.

“Parent Disclosure Schedules” means the disclosure schedules to this Agreement that are being delivered by Parent and Merger Sub to the Company in connection with the execution and delivery hereof.

“Parent SEC Documents” has the meaning set forth in Section 4.7(a).

“Parent Stock Price” means $110.57.

“Party” means each of the parties to this Agreement set forth in the preamble to this Agreement.

“Paying Agent” means Acquiom Financial LLC.

“Paying Agent Agreement” has the meaning set forth in Section 2.12(a).

“Payoff Amount” has the meaning set forth in Section 5.11(b).

“Payoff Letter” has the meaning set forth in Section 5.11(b).

“Per Share Merger Consideration” means an amount equal to the quotient of (a) the Estimated Merger Consideration divided by (b) the Aggregate Common Stock Deemed Outstanding.

“Percentage Interest” means (a) with respect to each holder of Common Shares (excluding Restricted Shares), the percentage determined by dividing (i) the aggregate number of Common Shares (excluding Restricted Shares) held by such holder as of immediately prior to the Effective Time by (ii) the Aggregate Common Stock Deemed Outstanding, (b) with respect to each Optionholder, the percentage determined by dividing (i) the aggregate number of Common Shares issuable in respect of all Options outstanding and held by such holder as of immediately prior to the Effective Time, assuming all such Options were exercised in full for cash, by (ii) the Aggregate Common Stock Deemed Outstanding, (c) with respect to each RSU Holder, the percentage determined by dividing (i) the aggregate number of RSUs held by such RSU Holder as of immediately prior to the Effective Time by (ii) the Aggregate Common Stock Deemed Outstanding and (d) with respect to each Restricted Share Holder, the percentage determined by dividing (i) the aggregate number of Restricted Shares held by such Restricted Share Holder as of immediately prior to the Effective Time by (ii) the Aggregate Common Stock Deemed Outstanding.

“Permitted Acquisition” means any acquisition of, or binding written commitment to acquire, the equity interests in, or any assets, rights or properties of, any Person or any business or division thereof (whether by merger, consolidation, equity purchase, asset purchase or otherwise) of any Person by any Group Company during the period beginning on (and including) the date hereof through (and until) the Measurement Time (a) for which the total cash consideration actually paid or payable (whether as an earnout, deferred consideration or otherwise) is less than or equal to $5,000,000 or (b) that is approved by Parent in writing prior to the signing of definitive agreements for such acquisition.

“Permitted Acquisition Adjustment” means, in the aggregate, (a) the consideration paid by any Group Company at or prior to the Measurement Time in accordance with the definitive acquisition agreement with respect to any Permitted Acquisition (including any amounts to repay debt or seller transaction expenses or fund escrows or holdbacks), plus (b) all reasonable and documented out-of-pocket fees, costs and expenses of the Group Companies incurred in connection with such Permitted Acquisition; provided that in the case of any Permitted Acquisition that is not completed prior to the Measurement Time, the foregoing clause (a) shall have no value and the foregoing clause (b) shall reflect only the reasonable and documented out-of-pocket fees, costs and expenses incurred prior to the Measurement Time in respect of such Permitted Acquisition. For the avoidance of doubt, the consideration paid by any Group Company at or prior to the Measurement Time in accordance with the definitive acquisition agreement with respect to any of the transactions contemplated on Section 1.1(a) of the Company Disclosure Schedules shall be wholly disregarded for purposes of the calculation of the Permitted Acquisition Adjustment.

“Permitted Liens” means (a) any Liens granted to any lender or other party pursuant to the Credit Agreement or any documents related thereto, as applicable, (b) statutory Liens for Taxes, special assessments or other governmental and quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and, in each case, for which adequate reserves have been established in accordance with GAAP, (c) landlords’, warehousepersons’, mechanics’, materialmens’, carriers’, Liens to secure claims for labor, material or supplies, and other similar Liens arising or incurred in the ordinary course of business consistent with past practice that relate to obligations or amounts not yet due and payable or the amount and validity of which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (d) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security regulations, (e) zoning, building, entitlement and other land use regulations or restrictions, (f) the interests of the lessors and sublessors of any Leased Real Property that do not materially interfere with the present or continued use of the relevant Leased Real Property by any Group Company, (g) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present or continued use of the Leased Real Property related thereto, (h) restrictions on the ownership or transfer of securities arising under applicable Laws, (i) Liens granted in connection with the underwriting activities of any Group Company, as applicable, or (j) any Liens that would not have had or be reasonably expected to be material to the Group Companies, taken as a whole.

“Permitted Objections” has the meaning set forth in Section 2.11(c)(ii).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar legal entity.

“Personal Data” means any data or information that identifies, relates to or could reasonably be associated with an identified (or, directly or indirectly identifiable) natural person, household or device or that is otherwise defined as “personal information,” “personally identifiable information,” “personal data,” or “personal health information” or an analogous term under Privacy and Data Security Laws.

“Pre-Closing Share Exchange” means the exchange of all Exchangeable Shares (as defined in the Exchangeable Share Provisions) into shares of Management Common Stock pursuant to and in accordance with the terms set forth on Schedule 1.1(e).

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Preferred Shares” means the shares of senior preferred stock, par value $0.01 per share, of the Company with the rights, powers and preferences as set forth in the Certificate of Designations.

“Prior Company Counsel” has the meaning set forth in Section 10.18.

“Privacy Agreements” means all contractual obligations of the Group Companies relating to privacy, data security, cybersecurity, data breach notification, electronic communications, electronic marketing or the Processing of Personal Data.

“Privacy and Data Security Laws” means (a) all applicable Laws pertaining to privacy, data security, cybersecurity, data breach notification or the Processing of Personal Data, including the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, the California Consumer Privacy Act as amended by the California Privacy Rights Act, and, in each case, the rules and regulations implemented thereunder, (b) to the extent applicable to the Group Companies and the Business, the PCI Security Standards Council’s Payment Card Industry Data Security Standard (PCI-DSS) and all other applicable security rules, regulations and requirements promulgated by the PCI Security Standards Council, by any member thereof or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, merchant bank or issuing bank and (c) all applicable industry guidelines and self-regulatory programs that are binding on the Group Companies applicable to data security and the Processing of Personal Data.

“Privacy and Data Security Policies” means the Group Company’s policies relating to privacy, data security, cybersecurity, data breach notification or the Processing of Personal Data (including any that may be required under the applicable Privacy and Data Security Laws), including any publicly posted website privacy policy, notice given at or before the point of collection of Personal Data, annual privacy notice or consent.

“Privileged Communications” has the meaning set forth in Section 10.18.

“Processing” or “Processed” means, with respect to data, the use, collection, receipt, processing, storage, recording, organization, adaption, alteration, ingestion, compilation, combination, enrichment, de-identification, transfer, retrieval, access, disclosure, sharing, dissemination or destruction of such data.

“Producer” means any current or former insurance agent or agency, general agent or agency, managing general agent or agency, broker, distributor, producer or other similarly situated Person.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.11(c)(i).

“R&W Policy” has the meaning set forth in Section 5.9.

“Redemption Price” has the meaning set forth in the Certificate of Designations.

“Registration Statement” means any registration statement filed by Parent under the Securities Act and any amendment thereto.

“Regulatory Documents” means with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed, by such Person pursuant to applicable Law or the applicable rules and regulations of any Governmental Authority.

“Released Claims” has the meaning set forth in Section 10.15.

“Released Parties” has the meaning set forth in Section 10.15.

“Releasing Parties” has the meaning set forth in Section 10.15.

“Remaining Funds” has the meaning set forth in Section 2.12(e).

“Required Information” means (a) the audited consolidated balance sheet of the Company and its Subsidiaries, as of December 31, 2024 and as of the most recently ended fiscal year which ended at least 90 days prior to the Closing Date, and the related audited consolidated statements of operations and comprehensive loss, cash flows and stockholders equity for the fiscal year then-ended, accompanied by any notes thereto and the reports of the Company’s independent auditors with respect thereto; and (b) unaudited financial statements of the Company and its Subsidiaries for any quarterly (other than the fourth fiscal quarter) interim period or periods ended after the date of its respective most recently audited financial statements (and corresponding periods of any prior year), and more than forty-five (45) calendar days prior to the Closing Date that are Compliant.

“Required Regulatory Approvals” has the meaning set forth in Annex I of this Agreement.

“Restricted Share” means each Common Share that is subject to one or more vesting conditions and awarded under the Stock Incentive Plans that is outstanding as of immediately prior to the Effective Time.

“Restricted Share Holder” means a Person holding a Restricted Share as of immediately prior to the actions taken in Section 2.7(e)(iii) hereof.

“Restructuring Transactions” has the meaning set forth in Section 5.17.

“Retail Agent” means any referring third party producers, agents and/or retail brokers of any Group Company where the underlying group insured is not a direct client of the Group Companies.

“RSU” means each restricted stock unit awarded under the Stock Incentive Plan that is outstanding as of immediately prior to the Effective Time and is subject to one or more vesting conditions.

“RSU Holder” means a Person holding an RSU as of immediately prior to the actions taken in Section 2.7(e)(iii) hereof.

“Sanctioned Person” means any Person or governmental body that is (a) the target of Sanctions, (b) appearing on any Sanctions-related list of restricted parties, (c) located or resident in or organized under the laws of, or part of the government of a country, region, or jurisdiction that is the target of comprehensive Sanctions from time to time (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine and other non-Ukrainian government controlled regions of Ukraine) or (d) directly or indirectly 50% or more owned (in the aggregate) or controlled by any of the foregoing.

“Sanctions” means any laws, codes, regulations, decrees, orders, decisions, rules or requirements of any nature relating to economic trade or financial sanctions, embargoes or restrictive measures which are administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United Nations, the United States, the European Union, any European Union member state or the United Kingdom.

“SAP” means the statutory accounting procedures and practices prescribed or permitted by the relevant jurisdictions, as the case may be, and employed in a consistent manner throughout the periods involved.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“Schedules” has the meaning set forth in Section 1.2.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the applicable rules and regulations promulgated thereunder.

“Segregated Company Captive” means a segregated cell or segregated business unit of any Core Company Captive (excluding any Client Captives).

“Software” means all computer software and programs, including all application software, system software and firmware, including libraries, application programming interfaces, in each case, whether in source code or object code versions or other form or format.

“Specified Insurance Policies” has the meaning set forth in Section 3.15.

“Sponsor Common Stock” means the common stock of the Company designated as voting common stock, par value $0.01 per share.

“Stock Incentive Plan” means, as applicable, the 2023 Long-Term Incentive Plan of the Company, the Restricted Stock Plan of the Company and the 2020 Stock Incentive Plan of the Company.

“Stock Indemnity Escrow Agent” means EQUINITI Trust Company, LLC, a New York limited liability trust company, in its capacity as the escrow agent under the Indemnity Stock Escrow Agreement.

“Stock Repurchase Agreement” means each Stock Repurchase Agreement entered into between any Equityholder and a Group Company prior to the date of this Agreement and set forth on Section 3.3(d)(iii)(5) of the Company Disclosure Schedules.

“Stock Repurchase Deferral Agreement” means each Stock Repurchase Deferral Agreement entered into between any Equityholder and a Group Company prior to the date of this Agreement and set forth on Section 3.3(d)(iii)(4) of the Company Disclosure Schedules.

“Stockholder” means a holder of Company Stock.

“Stockholder Written Consent” has the meaning set forth in Section 3.21(b).

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of February 28, 2020, among the Company and the stockholders party thereto.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all direct or indirect Subsidiaries of such Subsidiary.

“Success-Based Fees” means success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Bylaws” has the meaning set forth in Section 2.5.

“Surviving Corporation Certificate of Incorporation” has the meaning set forth in Section 2.5.

“Target Net Working Capital” means $187,428,563.

“Tax” means any United States federal, state or local, or any foreign, income, franchise, estimated, profits, gross receipts, ad valorem, license, Medicare, recordation, net worth, value added, sales, use, transfer, real or personal property, payroll, withholding, employment, unemployment, disability, severance, social security (or similar), excise, stamp, registration, environmental, customs, duties, capital stock, surplus lines, alternative and add-on minimum taxes or fees, premiums, imposts, levies or other charges or assessments of any kind payable to any Taxing Authority and including all interest, penalties, additional taxes and additions to tax imposed with respect thereto.

“Tax Returns” means returns, reports, forms, declarations, claims for refund, information returns, statements, notices or other documents or information filed with or supplied to, or required to be filed with or supplied to, a Taxing Authority, including any schedules, exhibits, supplements or attachments thereto and any amendments thereof.

“Tax Sharing Agreement” has the meaning set forth in Section 3.16(j).

“Taxing Authority” means any United States federal, state or local or any foreign Governmental Authority responsible for the imposition, assessment, determination, administration or collection of any Tax.

“Trading Day” means a day on which shares of Parent Common Stock are traded on the NYSE.

“Transaction Documents” means this Agreement, the Escrow Agreements, Paying Agent Agreement, the Kelso Investor Letter Agreement, the Lock-Up Agreements and any other agreement, document or certificate to be entered into in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” means (a) all fees and expenses of the (x) Group Companies, (y) the Kelso Investor and (z) outside counsel selected by the Management Investors (in the case of clause (y) and clause (z), solely to the extent any Group Company is liable), in each case incurred in connection with the preparation, negotiation and execution of this Agreement and the other agreements contemplated hereby, including the fees and expenses of Evercore Group L.L.C., to the extent such fees, expenses and payments are incurred prior to the Closing, and are payable at or prior to the Closing, (b) any “single trigger” severance, transaction bonuses or change-in-control awards that are payable by any Group Company to any current or former employee, officer, director or individual independent contractor of any Group Company at or following the Closing as a result of the Contemplated Transactions, and any applicable Employer Payroll Taxes imposed on any Group Company in relation thereto, (c) the Employer Payroll Taxes imposed on any Group Company in relation to any payments made to any current or former employee, officer, director or individual independent contractor of any Group Company pursuant to Sections 2.7(e), 2.7(f) or 2.11(c) hereof, (d) the Kelso Investor HSR Filing Fees and (e) fifty percent (50%) of (i) the fees, costs and expenses of the Paying Agent and (ii) the fees, costs and expenses of the Escrow Agents.

“Transaction Tax Benefit Amount” means the product of (a) 24.95% and (b) Transaction Tax Deductions to the extent not actually used to reduce the liability for U.S. federal income Taxes in the Income Tax Amount down to, but not below, zero, calculated on a “with or without” basis and determined after taking into account other deductions attributable to a Pre-Closing Tax Period; provided that in the event of a change in U.S. federal income Tax law following the date hereof and prior to the date on which the Merger Consideration is finally determined pursuant to Section 2.11 that would reasonably be expected to (i) lower the highest marginal federal income tax rate applicable to a U.S. corporation for tax years beginning on or after January 1, 2026, the percentage set forth in clause (a) shall be reduced by the difference between 21% and such lower marginal rate and (ii) raise the highest marginal federal income tax rate applicable to a U.S. corporation for tax years beginning on or after January 1, 2026, the percentage set forth in clause (a) shall be reduced by the difference between 21% and such higher marginal rate.

“Transaction Tax Deductions” means, without duplication, any Tax deductions available to the Group Companies for Income Tax purposes at a “more likely than not” or higher level of confidence attributable to or relating to (a) the Transaction Expenses (assuming for this purpose that the applicable Group Companies make an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Success-Based Fees to the extent permitted by Law), (b) repayment of the Closing Date Indebtedness by or on behalf of the Equityholders or the Group Companies, including any unamortized deferred financing fees in connection with the such Indebtedness, and (c) any other costs or expenses incurred in connection with the transactions contemplated by this Agreement that would have been Transaction Expenses had such amounts been unpaid as of the Closing Date (including, for the avoidance of doubt, payments made pursuant to Section 2.7(e) or Section 2.7(f)), in each case of clauses (a) through (c), only to the extent the applicable fees, expenses and interest giving rise to the Tax deductions were economically borne by the Equityholders (either because such amounts were included as a reduction to the Merger Consideration as finally determined pursuant to Section 2.11 (including by their inclusion as a liability in the determination of Net Working Capital or Indebtedness used to determine such final Merger Consideration) or were paid by the Group Companies prior to Closing); provided that, (i) for purposes of computing the Transaction Tax Benefit Amount, all deductions treated as interest expense for purposes of Section 163(j) of the Code and Treasury Regulation Section 1.163(j)-1(b)(22) shall be excluded entirely and (ii) the portion of any outside legal, accounting or similar advisor fees that are not Success-Based Fees and that relate to services performed (A) on or after April 3, 2025 shall be excluded entirely and (B) prior to April 3, 2025 may be included only if such fees (1) relate to services that are not “inherently facilitative” within the meaning of Treasury Regulation Section 1.263(a)-5(e)(2) and (2) were not incurred in respect of a Mutually Exclusive Transaction for services performed on or after the date a letter of intent or exclusivity agreement was executed for such Mutually Exclusive Transaction in accordance with Treasury Regulation Sections 1.263(a)-5(c)(8) and 1.263(a)-5(e)(1), in each case of clauses (1) and (2), as supported by a study conducted by a nationally recognized accounting firm (which may be in draft form) that supports a “more likely than not” or higher level of confidence regarding the deductibility of such fees. For the avoidance of doubt, “Transaction Tax Deductions” shall not include any Tax credits, Tax basis or similar Tax attributes.

“Transfer Agent” means EQUINITI Trust Company, LLC, a New York limited liability trust company, in its capacity as Parent’s transfer agent.

“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the Merger (whether or not disputed).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Unaccredited Investor” has the meaning set forth in Section 2.8.

“Unaccredited Investor Notice” has the meaning set forth in Section 2.8.

“Waived Parachute Payments” has the meaning set forth in Section 5.7(c).

Section 1.2. Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with all schedules (“Schedules”) and exhibits (“Exhibits”) hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. References herein to a specific section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) the words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (f) the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive; (g) all references to dates and times herein, except as otherwise specifically noted, shall refer to New York City time; (h) any reference to “days” means calendar days unless Business Days are expressly specified; (i) if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter; (j) the term “Dollars” and “$” mean dollars in the lawful currency of the United States of America; (k) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (l) the words “provided to,” “delivered” or “made available” and words of similar import refer to documents that were posted to the Dataroom or provided via email to Parent or its representatives, in each case, preceding the date hereof (but only if Parent and its representatives had access to such documents in such Dataroom and such documents were not removed from such Dataroom prior to the execution of this Agreement).

ARTICLE II

THE MERGER

Section 2.1. The Merger. At the Effective Time, in accordance with this Agreement and the relevant provisions of the DGCL, Merger Sub shall be merged with and into the Company (each of Merger Sub and the Company sometimes being referred to herein as the “Merger Constituent Companies”), following which the separate existence of Merger Sub shall cease and the Company shall continue its existence under the DGCL as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2. Effects of the Merger. At and after the Effective Time, the effect of the Merger shall have the effects provided in this Agreement and as specified in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, the Surviving Corporation shall thereupon and thereafter possess all of the properties, rights, privileges, immunities, powers, franchises, licenses and authority of each Merger Constituent Company and shall become subject to all of the debts, liabilities, claims, obligations, restrictions, disabilities and duties of each Merger Constituent Company.

Section 2.3. Closing. Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place electronically through the exchange of documents via e-mail at 10:00 a.m. New York City time on (a) the date that is three (3) Business Days after the date on which all conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing but subject to the satisfaction or waiver of those conditions at the Closing) (the “Condition Satisfaction Date”) in the event that the Condition Satisfaction Date occurs within five (5) calendar days of the beginning of the calendar month during which the Condition Satisfaction Date occurs or (b) the first Business Day of the calendar month following the Condition Satisfaction Date, in the event that the Condition Satisfaction Date occurs later than five (5) calendar days after the first calendar day of the calendar month during which the Condition Satisfaction Date occurs; provided that in such case, all conditions set forth in Section 6.2 shall irrevocably be deemed waived and satisfied from and after the Condition Satisfaction Date; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, the Closing shall not occur prior to July 1, 2025, unless mutually agreed to in writing by Parent and the Company; or (c) such other time and place as Parent and the Company may mutually agree. Notwithstanding the foregoing, Parent may elect in writing, in its sole discretion, for the Closing to occur on the date that is three (3) Business Days after the Condition Satisfaction Date. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the provisions of Article VII the failure of any Party to consummate the Closing on the date and time determined pursuant to this Section 2.3 shall not result in the termination of this Agreement and shall not relieve such Party of any obligation under this Agreement.

Section 2.4. Effective Time. Upon the terms and subject to the conditions of this Agreement, as soon as practicable at or after the Closing, the Company and Merger Sub shall execute and file with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) and shall make all other filings or recordings as may be required under the DGCL and any other applicable Law in order to effect the Merger. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as the Parties may agree and as is provided in the Certificate of Merger. The time at which the Merger shall so become effective is referred to herein as the “Effective Time”.

Section 2.5. Governing Documents of the Surviving Company. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated in their entirety in the form of the certificate of incorporation attached hereto as Exhibit B (the “Surviving Corporation Certificate of Incorporation”) and the form of bylaws attached hereto as Exhibit C (the “Surviving Corporation Bylaws”), respectively, and as so amended shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter amended in accordance therewith and with the DGCL.

Section 2.6. Directors and Officers of the Surviving Corporation. The directors and the officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold such office in accordance with the provisions of the certificate of incorporation and bylaws of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Section 2.7. Effect of the Merger on Equity Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, any Equityholder or any other Person:

(a) Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, upon the terms and subject to the conditions of this Agreement,

automatically be converted into and become one validly issued, fully paid and non-assessable share of the Surviving Corporation. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 2.7(a), shall no longer be outstanding, shall automatically be canceled and shall cease to exist.

(b) Sponsor Common Stock. Each share of Sponsor Common Stock issued and outstanding immediately prior to the Effective Time shall, upon the terms and subject to the conditions of this Agreement, automatically be converted into and thereafter evidence solely the right of the holder thereof to receive, without interest, (i) an amount equal to the Per Share Merger Consideration in a number of shares of Parent Common Stock and in an amount of cash based on such holder’s Aggregate Stock Consideration and Aggregate Cash Consideration, (ii) a portion (if any) of the Adjustment Amount and/or the Adjustment Escrow Amount as set forth in Section 2.11(d) and (iii) a portion (if any) of the Excess Representative Amount as set forth in Section 9.1(b). Each share of Sponsor Common Stock, when converted in accordance with this Section 2.7(b), shall no longer be outstanding, shall automatically be canceled and shall cease to exist.

(c) Management Common Stock.

(i) Each share of Management Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Pre-Closing Share Exchange) shall, upon the terms and subject to the conditions of this Agreement, automatically be converted into and thereafter evidence solely the right of the holder of such share of Management Common Stock thereof to receive (A) an amount equal to the Per Share Merger Consideration in a number of shares of Parent Common Stock and in an amount of cash based on such holder’s Aggregate Stock Consideration and Aggregate Cash Consideration as set forth in the Allocation Schedule, (B) a portion (if any) of the Adjustment Amount and/or the Adjustment Escrow Amount as set forth in Section 2.11(d) and (C) a portion (if any) of the Excess Representative Amount as set forth in Section 9.1(b). Each share of Management Common Stock, when converted in accordance with this Section 2.7(c)(i), shall no longer be outstanding, shall automatically be canceled and shall cease to exist.

(ii) To the extent a holder of Management Common Stock has entered into an Employee Promissory Note pursuant to which they purchased shares of Management Common Stock that will be converted in accordance with this Section 2.7(c)(ii), any amounts that become payable to such holder in accordance therewith will be reduced by an amount equal to the total amount outstanding under such Employee Promissory Note, including any interest accrued through the Closing Date. Such reduction will apply on a pro-rata basis to such holder’s Closing Stock Consideration and such holder’s Closing Cash Consideration. Effective as of immediately prior to the Effective Time, all obligations under each Employee Promissory Note shall be deemed satisfied in full, and each Employee Promissory Note will be deemed canceled and will be of no further force or effect.

(d) Company Preferred Stock. Each Preferred Share issued and outstanding immediately prior to the Effective Time shall, upon the terms and subject to the conditions of this Agreement, automatically be converted into and thereafter evidence solely the right of the holder thereof to receive an amount in cash, without interest, equal to the Redemption Price (the aggregate amount payable in respect of all of the issued and outstanding Preferred Shares, including any unpaid dividends thereon, the “Aggregate Redemption Price”). Each Preferred Share, when converted in accordance with this Section 2.7(d), shall no longer be outstanding, shall automatically be canceled and shall cease to exist.

(e) Options.

(i) Each outstanding Option (whether vested or unvested) shall, upon the terms and subject to the conditions of this Agreement, automatically fully vest and be canceled and (B) in full consideration of such cancelation, be converted into and thereafter evidence solely the right to receive, without interest, (I) the Option Consideration payable in respect of such Option as set forth in Section 2.7(e)(ii), (II) a portion (if any) of the Adjustment Amount and/or the Adjustment Escrow Amount as set forth in Section 2.11(d) and (III) a portion (if any) of the Excess Representative Amount as set forth in Section 9.1(b).

(ii) The Option Consideration payable to a holder of each outstanding Option in respect of each Option shall be payable in a number of shares of Parent Common Stock and in an amount of cash based on such holder’s Aggregate Stock Consideration and Aggregate Cash Consideration as set forth in the Allocation Schedule. Any applicable withholding taxes in respect of total Option Consideration will be deducted solely from such Equityholder’s Closing Cash Consideration in respect of the Options. Each such outstanding Option, when converted in accordance with this Section 2.7(e), shall no longer be outstanding, shall automatically be canceled and shall cease to exist.

(iii) Prior to the Effective Time, the Company will take actions necessary to terminate each Stock Incentive Plan effective as of the Effective Time and to effect the actions contemplated by this Section 2.7(e) and Section 2.7(f).

(f) RSUs and Restricted Shares. Each RSU and Restricted Share shall, upon the terms and subject to the conditions of this Agreement, automatically (i) fully vest and be canceled and (ii) in full consideration of such cancelation, be converted into and thereafter evidence solely the right to receive, without interest, (A) an amount equal to the Per Share Merger Consideration in a number of shares of Parent Common Stock and in an amount of cash based on such holder’s Aggregate Stock Consideration and Aggregate Cash Consideration as set forth in the Allocation Schedule, (B) a portion (if any) of the Adjustment Amount and/or the Adjustment Escrow Amount as set forth in Section 2.11(d) and (C) a portion (if any) of the Excess Representative Amount as set forth in Section 9.1(b). Any applicable withholding taxes in respect of total consideration for each RSU and Restricted Share will be deducted solely from such Equityholder’s Closing Cash Consideration in respect of such RSU or Restricted Share. Each such outstanding RSU and Restricted Share, when converted in accordance with this Section 2.7(f), shall no longer be outstanding, shall automatically be canceled and shall cease to exist.

(g) Excluded Shares. Each Common Share that is issued and outstanding immediately prior to the Effective Time and that is in the treasury of the Company or that is held by Parent, Merger Sub or any wholly owned subsidiary of Parent or any Group Company (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist without payment of any consideration with respect thereto. For the avoidance of doubt and notwithstanding anything herein to the contrary, no Excluded Share shall be entitled to receive any portion of the Per Share Merger Consideration.

(h) No Fractional Shares. Notwithstanding anything to the contrary set forth in this Agreement, no fractional shares of Parent Common Stock, or certificates or scrip representing fractional shares of Parent Common Stock, will be issued upon the conversion of the Common Shares, Options and RSUs pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Any Equityholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after separately aggregating all fractional shares of Parent Common Stock issuable to such Equityholder as part of such Equityholder’s Closing Stock Consideration and Indemnity Escrowed Stock Consideration, as applicable) shall, in lieu of such fraction of a share, be entitled to receive an amount of cash (rounded down to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Stock Price. The parties acknowledge that the right to receive such cash payment in lieu of issuing certificates or scrip for fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.

(i) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the number of outstanding shares of Parent Common Stock as of June 6, 2025 are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Parent Stock Price shall be appropriately adjusted, without duplication, to proportionately reflect any such change.

Section 2.8. Investor Questionnaire and Accredited Investor Determination. The Equityholder Representative shall, or shall cause the Paying Agent to, disseminate to all Equityholders a questionnaire substantially in the form set forth in Exhibit H (the “Investor Questionnaire”), together with instructions for each Equityholder to submit the completed Investor Questionnaire to the Paying Agent, with the Exchange Documents (as described in Section 2.12(b)). The Company shall promptly deliver to Parent any completed and duly executed Investor Questionnaires that the Company receives inadvertently. At least ten (10) Business Days prior to the delivery of the Allocation Schedule pursuant to Section 2.11(a), Parent shall consult in good faith with the Company and the Equityholder Representative in determining which Equityholders are Accredited Investors, including considering any completed Investor Questionnaires received by the Company and provided to Parent prior to such time. At least three (3) Business Days prior to Closing, Parent shall deliver written notice to the Company and the Paying Agent (an “Unaccredited Investor Notice”) setting forth (i) each Equityholder that that has submitted a completed Investor Questionnaire attesting that such Equityholder is an Accredited Investor and (ii) each other Equityholder that Parent knows, or has a reasonable basis to believe, after consulting in good faith with the Company and the Equityholder Representative, is an Accredited Investor (each of the other Equityholders being an “Unaccredited Investor”).

Section 2.9. Appraisal Rights. Notwithstanding anything to the contrary contained herein and to the extent available under Section 262 of the DGCL, Common Shares issued and outstanding immediately prior to the Effective Time that are held by any Stockholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement, which Stockholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such shares being the “Appraisal Shares” and such Stockholder being a “Dissenting Stockholder”) shall not be converted into the right to receive the consideration to which the holder of such a share would be entitled to pursuant to Section 2.7, but instead shall be converted into the right to receive payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, which shall be borne by Parent. At the Effective Time, any Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such Dissenting Stockholder shall fail to perfect or otherwise shall waive, withdraw or otherwise lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such Dissenting Stockholder is not entitled to appraisal rights under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the consideration set forth in Section 2.7 (without any interest thereon), pursuant to the exchange procedures set forth in Section 2.12. The Company shall serve prompt notice to Parent of any demands for appraisal of any Common Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment with respect to any Appraisal Shares.

Section 2.10. Withholding. Parent, the Paying Agent, the Surviving Corporation and any other applicable withholding agent will be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable to or for the benefit of any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law; provided, however, that, other than with respect to amounts treated as compensation for U.S. federal Income Tax purposes, the Person intending to withhold shall use commercially reasonable efforts to (a) notify such Persons of any amounts otherwise payable to such Persons that it intends to deduct and withhold (other than required withholdings in respect of Options for income, employment and similar Taxes) at least five (5) Business Days prior to the due date for any relevant payment, (b) consult with such Persons in good faith to determine whether such deduction and withholding is required under applicable Law and (c) cooperate with such Persons to reduce or eliminate any amounts that would otherwise be deducted or withheld to the extent permitted by applicable Law and to the extent that doing so does not delay the Closing. Any amounts withheld in accordance with this Agreement and timely paid to the applicable Taxing Authority will be treated for all purposes of this Agreement as having been paid to the Stockholder, Optionholder, Restricted Share Holder or RSU Holder in respect of which such deduction and withholding was made.

Section 2.11. Merger Consideration.

(a) Estimated Merger Consideration. At least five (5) Business Days prior to the Closing, the Company shall prepare and deliver to Parent a statement setting forth a good faith estimate of (i) the Merger Consideration (the “Estimated Merger Consideration”), which shall be calculated based on the Company’s good faith estimates of (A) the amount of Closing Date Cash, (B) the amount of the Closing Date Indebtedness, (C) the amount of Transaction Expenses, (D) the Net Working Capital Adjustment, (E) the Transaction Tax Benefit Amount and (F) the Permitted Acquisitions Adjustment, (ii) the resulting Per Share Merger Consideration, in each case, set forth in reasonable detail and accompanied by reasonable supporting documentation (clauses (i) and (ii), collectively, the “Estimated Closing Date Calculations”), and (iii) a schedule setting forth (A) for each Equityholder, such Equityholder’s (1) Percentage Interest, (2) Indemnity Percentage Interest, (3) Closing Consideration Amount, (4) Aggregate Cash Consideration, (5) Indemnity Escrowed Cash Consideration, (6) Closing Cash Consideration, (7) Aggregate Stock Consideration, (8) Indemnity Escrowed Stock Consideration and (9) Closing Stock Consideration, as applicable, and (B) the Redemption Price payable on the Closing Date for each Preferred Share in accordance with Section 2.7 (the “Allocation Schedule”). Following the Company’s delivery of the Estimated Closing Date Calculations, the Company shall provide Parent and its representatives with reasonable access during normal business hours to the books, records, Tax Returns and personnel of the Group Companies and accountants, auditors and other representatives of the Group Companies to the extent relevant to Parent’s review of the Estimated Closing Date Calculations, and shall cause the personnel of the Group Companies to reasonably cooperate with Parent and its representatives in connection with their review of the Estimated Closing Date Calculations. In the event that Parent disagrees with the Estimated Closing Date Calculations or any of the components thereof or calculations therein, (A) Parent shall notify the Company in writing of such disagreement, setting forth in reasonable detail the basis of such disagreement and (B) Parent and the Company shall negotiate in good faith to resolve any such disagreements prior to the Closing; provided that if after such negotiations Parent and the Company are not able to resolve all such disagreements prior to the Closing, then with respect to the disputed items, the amounts and calculations set forth in the Estimated Closing Date Calculations shall be used for purposes of the Estimated Merger Consideration to be paid at the Closing. Any revised version of the Estimated Closing Date Calculations that results from any of Parent’s or its representatives’ proposed comments and that is agreed by the Parties as contemplated by the immediately preceding sentence shall thereafter be deemed the Estimated Closing Date Calculations for all purposes hereunder. Notwithstanding anything to the contrary in this Agreement, Parent, and, following the Closing, the Surviving Corporation and their Affiliates, shall be entitled to rely on, without any obligation to investigate or verify the accuracy or correctness thereof, the allocation methodology set forth on the Allocation Schedule.

(b) Interim Period. From the Measurement Time until the Closing, the Company shall cause the Group Companies not to (i) declare, set aside or make any cash dividends, distributions or redemptions, (ii) incur any Indebtedness or other liabilities (other than in the ordinary of business) or guarantees with respect to the same, in each case, other than on behalf of another Group Company, or (iii) make any payment to any Person (other than a Group Company) except in the ordinary course of business consistent with past practice on arm’s-length terms.

(c) Determination of Final Merger Consideration.

(i) As soon as practicable, but no later than one-hundred and five (105) days after the Closing Date, Parent shall prepare and deliver to the Equityholder Representative (1) the amount of Closing Date Cash, (2) the amount of Closing Date Indebtedness, (3) the amount of Transaction Expenses, (4) the Net Working Capital Adjustment, (5) the Transaction Tax Benefit Amount, (6) the Permitted Acquisitions Adjustment and (7) the Merger Consideration (which calculations shall be set forth in reasonable detail and accompanied by reasonable supporting documentation and information (such calculations collectively, the “Proposed Closing Date Calculations”)). Following Parent’s delivery of the Proposed Closing Date Calculations until the earlier of (x) the date of delivery of the Merger Consideration Dispute Notice (as defined below) by the Equityholder Representative to Parent or (y) the date that is forty-five (45) days following the date Equityholder Representative receives the Proposed Closing Date Calculations from Parent, Parent shall provide the Equityholder Representative and its representatives with reasonable access during normal business hours to the books, records, Tax Returns and personnel of the Group Companies and accountants, auditors and other representatives of the Group Companies to the extent relevant to the preparation of the Proposed Closing Date Calculations, and shall cause the personnel of Parent and the Group Companies to reasonably cooperate with the Equityholder Representative and its representatives in connection with their review of the Proposed Closing Date Calculations; provided that the accountants or auditors of the Parent or the Group Companies shall not be obligated to make any work papers available to the Equityholder Representative or such representative unless and until the Equityholder Representative or such representative has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants or auditors. If Parent does not deliver the Proposed Closing Date Calculations to the Equityholder Representative within one-hundred and five (105) days after the Closing Date, then the Equityholder Representative may elect to either (A) prepare and present the Proposed Closing Date Calculations to Parent within an additional thirty (30) days thereafter or (B) designate the Estimated Closing Date Calculations as setting forth the final amount of Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, the Net Working Capital Adjustment, the Transaction Tax Benefit Amount, the Permitted Acquisition Adjustment and the Merger Consideration. If the Equityholder Representative elects to prepare the Proposed Closing Date Calculations in accordance with the immediately preceding sentence, then all subsequent references in this Section 2.11(c) to Parent, on the one hand, and the Equityholder Representative, on the other, will be deemed to be references to the Equityholder Representative, on the one hand, and Parent, on the other, respectively.

(ii) If the Equityholder Representative does not give written notice of any dispute (a “Merger Consideration Dispute Notice”) to Parent within forty-five (45) days of receiving the Proposed Closing Date Calculations, the Proposed Closing Date Calculations shall be deemed to set forth the final determination of Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, the Net Working Capital Adjustment, the Transaction Tax Benefit Amount, the Permitted Acquisition Adjustment and the Merger Consideration, in each case, for all purposes hereunder (including determining the Adjustment Amount). Prior to the end of such forty-five (45)-day period, the Equityholder Representative may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Parent, in which case the Merger Consideration shall be finally determined when such notice is given. If the Equityholder Representative gives a Merger Consideration Dispute Notice to Parent within such forty-five (45)-day period, Parent and the Equityholder Representative shall use commercially reasonable efforts to resolve the dispute during the thirty (30)-day period commencing on the date that Parent receives the Merger Consideration Dispute Notice from the Equityholder Representative. Any Merger Consideration Dispute Notice shall specify in reasonable detail the nature of any disagreement so asserted, and the Equityholder Representative may only object to the Proposed Closing Date Calculations on one or both of the following grounds: (A) mathematical errors and (B) the Proposed Closing Date Calculations not being prepared in accordance with the terms of this Agreement (including the definitions contained herein and the Applicable Accounting Principles) (each of (A) and (B), “Permitted Objections”). If the Equityholder Representative and Parent do not agree upon a final resolution with respect to any disputed items within such thirty (30)-day period (or such longer period as mutually agreed in writing by the Equityholder Representative and Parent), then the remaining items in dispute shall be submitted immediately to a nationally recognized, independent accounting firm reasonably acceptable to and mutually agreed in writing by Parent and the Equityholder Representative, such mutual agreement not to be unreasonably withheld, conditioned or delayed (in either case, the “Accounting Firm”). Each of Parent, on the one hand, and the Equityholder Representative, on the other, shall promptly (and in any event no more than ten (10) days after engagement of such Accounting Firm) provide their assertions and details regarding the disputed items in writing to the Accounting Firm and to each other. The

Accounting Firm shall be requested to render a determination of the applicable dispute within thirty (30) days after engagement of such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. Each of Parent, on the one hand, and the Equityholder Representative, on the other, shall use its commercially reasonable efforts to furnish the Accounting Firm such work papers and other documents and information pertaining to the dispute as the Accounting Firm may reasonably request; provided that the accountants or auditors of the Parent or the Group Companies shall not be obligated to make any work papers available to the Equityholder Representative or such representative, unless and until the Equityholder Representative or such representative has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants or auditors. Neither Parent nor the Equityholder Representative nor any of their respective representatives shall participate in any substantive meeting or discussion with the Accounting Firm without providing the other Party an opportunity to attend or participate. Neither Parent nor the Equityholder Representative or any of their respective representatives may disclose to the Accounting Firm, and the Accounting Firm may not consider for any purpose, any settlement discussions or settlement offer made by or on behalf of either Parent or the Equityholder Representative, unless otherwise agreed by Parent and the Equityholder Representative. In resolving the disputed items, the Accounting Firm (x) shall be bound by the provisions of this Section 2.11(c)(ii) and the other terms of this Agreement, (y) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Parent or the Equityholder Representative and (z) shall limit its decision to such items as are in dispute that are Permitted Objections and to only those adjustments as are necessary for the Proposed Closing Date Calculations to comply with the provisions of this Agreement. The Accounting Firm shall base its determination solely on the written submissions of Parent and the Equityholder Representative (or oral hearings where Parent and the Equityholder Representative are both present) and shall not conduct an independent investigation. Such determination of the Accounting Firm shall be conclusive and binding upon the Parties. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.11(c)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final amount of Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, the Net Working Capital Adjustment, the Transaction Tax Benefit Amount, the Permitted Acquisition Adjustment and the Merger Consideration, in each case, for all purposes hereunder (including the determination of the Adjustment Amount). The Accounting Firm shall act solely as an accounting expert and not as an arbitrator or legal expert. All fees and expenses of the Accounting Firm relating to the work, if any, to be performed by the Accounting Firm hereunder shall be borne in inverse proportion to the relative extent to which Parent, on the one hand, and the Equityholder Representative (on behalf of the Equityholders), on the other hand, prevail on the disagreements resolved by the Accounting Firm, which proportionate allocation shall be determined by the Accounting Firm; provided that (1) any initial engagement fees of the Accounting Firm shall initially be shared equally between Parent and the Equityholder Representative and (2) any such fees and expenses borne by the Equityholder Representative shall be paid solely out of the Equityholder Representative Expense Amount. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost or expense.

(d) Adjustments to Estimated Merger Consideration.

(i) If the Adjustment Amount is a positive amount, then within three (3) Business Days after the date on which the Merger Consideration is finally determined pursuant to Section 2.11(c), Parent shall pay, or cause to be paid, by wire transfer of immediately available funds to (or at the direction of) (x) the Paying Agent, the Kelso Investor’s and the Management Investors’ aggregate Percentage Interest of the Adjustment Amount, which the Paying Agent will in turn pay to the Kelso Investor and the Management Investors in accordance with their respective Percentage Interests and (y) the Surviving Corporation, (A) the aggregate Percentage Interest of the Optionholders of the Adjustment Amount, (B) the aggregate Percentage Interest of the RSU Holders of the Adjustment Amount and (C) the aggregate Percentage Interest of the

Restricted Share Holders of the Adjustment Amount, which the Surviving Corporation will in turn pay to the Optionholders, RSU Holders and Restricted Share Holders, as applicable, in accordance with their respective Percentage Interests through the payroll system or payroll provider of the Surviving Corporation; provided, however, that the Parties agree that in no event shall Parent be obligated to pay an Adjustment Amount that exceeds the Adjustment Escrow Amount. In addition, Parent and the Equityholder Representative shall deliver joint written instructions to the Adjustment Escrow Agent instructing the Adjustment Escrow Agent to pay, or cause to be paid, by wire transfer of immediately available funds to (or at the direction of) (x) the Paying Agent, the Kelso Investor’s and the Management Investors’ aggregate Percentage Interest of the Adjustment Escrow Amount, which the Paying Agent will in turn pay to the Kelso Investor and the Management Investors in accordance with their respective Percentage Interests and (y) the Surviving Corporation, (A) the aggregate Percentage Interest of the Optionholders of the Adjustment Escrow Amount, (B) the aggregate Percentage Interest of the RSU Holders of the Adjustment Escrow Amount and (C) the aggregate Percentage Interest of the Restricted Share Holders of the Adjustment Escrow Amount, which the Surviving Corporation will in turn pay to the Optionholders, RSU Holders and Restricted Share Holders, as applicable, in accordance with their respective Percentage Interests through the payroll system or payroll provider of the Surviving Corporation no later than the first regularly scheduled payroll date after distribution by the Paying Agent pursuant to the immediately preceding clause (x).

(ii) If the Adjustment Amount is a negative amount, then within three (3) Business Days after the date on which the Merger Consideration is finally determined pursuant to Section 2.11(c), Parent and the Equityholder Representative shall deliver joint written instructions to the Adjustment Escrow Agent instructing the Adjustment Escrow Agent to pay, or cause to be paid, by wire transfer of immediately available funds to (or at the direction of) (x) Parent (or its designee), an amount equal to the lesser of (A) the Adjustment Escrow Amount and (B) the absolute value of such negative amount and (y) if the absolute value of such negative amount is less than the Adjustment Escrow Amount (such difference, if any, the “Excess Adjustment Escrow Amount”), (A) the Paying Agent, the Kelso Investor’s and the Management Investors’ aggregate Percentage Interest of the Excess Adjustment Escrow Amount, which the Paying Agent will in turn pay to the Kelso Investor and the Management Investors in accordance with their respective Percentage Interests and (B) the Surviving Corporation, (1) the aggregate Percentage Interest of the Optionholders of the Excess Adjustment Escrow Amount, (2) the aggregate Percentage Interest of the RSU Holders of the Excess Adjustment Escrow Amount and (3) the aggregate Percentage Interest of the Restricted Share Holders of the Excess Adjustment Escrow Amount, which the Surviving Corporation will in turn pay to the Optionholders, RSU Holders and Restricted Share Holders, as applicable, in accordance with their respective Percentage Interests through the payroll system or payroll provider of the Surviving Corporation no later than the first regularly scheduled payroll date after distribution by the Paying Agent pursuant to the immediately preceding clause (A). Notwithstanding anything to the contrary contained in this Agreement, the Adjustment Escrow Amount shall serve as security for, and be the sole source of recovery for, any payment required to be made pursuant to this Agreement in respect of a negative Adjustment Amount and in no event shall the Equityholders or the Equityholder Representative have any liability for a negative Adjustment Amount in excess of the Adjustment Escrow Amount.

(iii) The Parties agree that any Adjustment Amount as determined pursuant to this Section 2.11 shall be treated as an adjustment to purchase price for all Tax reporting purposes, except as otherwise required by applicable Law.

(e) Accounting Procedures. The Estimated Closing Date Calculations, the Proposed Closing Date Calculations and the determinations and calculations contained therein shall be prepared in accordance with the applicable definitions and the Applicable Accounting Principles and in a format consistent with the Illustrative Calculation of Net Working Capital attached to the Applicable Accounting Principles.

Section 2.12. Exchange of Equity Securities; Paying Agent.

(a) Prior to the Closing Date, Parent and the Equityholder Representative shall enter into a Paying Agent Agreement with the Paying Agent, substantially in the form attached hereto as Exhibit D, with such changes as may be required by the Paying Agent and reasonably acceptable to Parent and the Equityholder Representative (the “Paying Agent Agreement”).

(b) As soon as reasonably practicable following the date of this Agreement, but in any event within ten (10) days after the execution and delivery of this Agreement, Parent and the Equityholder Representative shall, or shall cause the Paying Agent to, deliver to each Equityholder a letter of transmittal, substantially in the form attached hereto as Exhibit E, with such changes as may be required by the Paying Agent and reasonably acceptable to Parent and the Equityholder Representative (a “Letter of Transmittal”), together with (i) instructions for use in effecting the delivery of such Letter of Transmittal, (ii) a Lock-Up Agreement (if such Equityholder is to receive Closing Stock Consideration), (iii) an Investor Questionnaire, and (iv) any other documentation required to be delivered thereunder (collectively, the “Exchange Documents”) in exchange for the right to receive the Merger Consideration to which such Equityholder is entitled pursuant to Section 2.7. The Company and the Equityholder Representative shall include with the Exchange Documents, as applicable, any notices required under Section 262 of the DGCL.

(c) Immediately prior to the Effective Time, Parent shall deposit with the Transfer Agent, in trust for the benefit of each applicable Accredited Investor, such Accredited Investor’s Closing Stock Consideration. Parent shall deposit such Closing Stock Consideration with the Transfer Agent by providing to the Transfer Agent an uncertificated book-entry for such shares.

(d) Each of the Equityholder Representative and Parent shall cause the Paying Agent to effect the exchange of the Closing Cash Consideration for the shares of Management Common Stock held by each Management Investor that are outstanding as of immediately prior to the Effective Time and entitled to payment pursuant to Section 2.7. If a Management Investor’s Exchange Documents are validly delivered to the Paying Agent on or before the fifth (5th) Business Day prior to the Closing, each of the Equityholder Representative and Parent shall cause the Paying Agent to deliver or cause to be delivered to such Management Investor, on the Closing Date, such Management Investor’s Closing Cash Consideration to the accounts designated by such Management Investor in such Management Investor’s Exchange Documents by wire transfer of immediately available funds. If a Management Investor’s Exchange Documents are validly delivered to the Paying Agent after the fifth (5th) Business Day prior to the Closing, each of Equityholder Representative and Parent shall cause the Paying Agent to deliver or cause to be delivered to the such Management Investor, within three (3) Business Days after its receipt of such Exchange Documents, such Management Investor’s Closing Cash Consideration to the accounts designated by such Management Investor in such Management Investor’s Exchange Documents by wire transfer of immediately available funds. In no event shall any Equityholder who delivers Exchange Documents be entitled to receive interest on any of the funds to be received in the Merger.

(e) Any Common Shares held by a holder thereof that has delivered Exchange Documents to the Company pursuant to this Section 2.12 shall not be transferable on the books of the Company without Parent’s prior written consent. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Common Shares theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of the Common Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement. On or after the Effective Time, any shares of Common Shares presented to the Surviving Corporation or Parent for any reason shall be converted into the consideration payable in respect thereof pursuant to Section 2.7 without any interest thereon. Any portion of the funds held by the Paying Agent pursuant to this Agreement that remains undistributed to the Stockholders twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any Stockholder that has not previously complied with this Section 2.12 prior to the end of such twelve (12)-month period shall thereafter look only to the Surviving Corporation for payment of its claim for the applicable portion of the Merger Consideration in respect of such Common Shares. If any such undistributed amounts (the “Remaining Funds”) are not duly claimed by the applicable Stockholder immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority, any such Remaining Funds unclaimed by the applicable Stockholder immediately prior to such time shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) Notwithstanding anything to the contrary contained in this Agreement or the Paying Agent Agreement, (i) so long as Parent makes all payments that Parent is required to make under this Agreement in full, none of Parent or Parent’s Non-Recourse Parties shall have any liability to any Equityholder with respect to the actual delivery to such Equityholder of any funds or shares of Parent Common Stock to which such Equityholder is entitled pursuant to this Agreement, (ii) so long as the Surviving Corporation makes all payments that the Surviving Corporation is required to make under this Agreement in full, the Surviving Corporation shall not have any liability to any Equityholder with respect to the actual delivery to such Equityholder of any funds to which such Equityholder is entitled pursuant to this Agreement and (iii) none of Parent, any of Parent’s Non-Recourse Parties or the Surviving Corporation (or its Affiliates) shall have any liability to any Equityholder with respect to any error in the calculation of the funds or number of shares payable to such Equityholder pursuant to Section 2.12(a).

(g) The Parties acknowledge and agree that the payment and delivery of the Closing Cash Consideration and Closing Stock Consideration, as applicable, is conditioned on delivery of validly executed and completed Exchange Documents by each Equityholder to the Paying Agent. If any certificate evidencing Common Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact, and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such certificate, as provided for in the Exchange Documents, by the Person claiming such certificate to be lost, stolen or destroyed, the Company will deliver in exchange for such lost, stolen or destroyed certificate the amounts payable with respect to the applicable Common Shares formerly represented thereby pursuant to Section 2.7. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, payment may be made with respect to such Common Shares to such a transferee if the certificate representing such Common Shares is presented to the Company, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock Transfer Taxes have been paid.

Section 2.13. Closing Deliveries.

(a) Parent Closing Payments. At the Closing, Parent shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, the following:

(i) to the Kelso Investor, the Kelso Investor’s Closing Cash Consideration;

(ii) to the Paying Agent, for further distribution by the Paying Agent to the Management Investors pursuant to, and in accordance with, the terms of this Agreement, the Allocation Schedule and the Paying Agent Agreement, the Management Investors’ aggregate amount of Closing Cash Consideration;

(iii) to accounts specified by the Company at least one (1) Business Day prior to the Closing Date, for further distribution by the Surviving Corporation to the Optionholders, RSU Holders and Restricted Share Holders pursuant to, and in accordance with, the terms of this Agreement and the Allocation Schedule, through the payroll system or payroll provider of the Surviving Corporation, on or as soon as reasonably practicable after the Closing (but no later than the first regularly scheduled payroll date after the Closing), such Equityholders’ aggregate amount of Closing Cash Consideration;

(iv) to the holders of Preferred Shares pursuant to wire instructions provided to Parent by the Equityholder Representative, an amount equal to the Aggregate Redemption Price;

(v) the Adjustment Escrow Amount into an escrow account (the “Adjustment Escrow Account”), which shall be established pursuant to an escrow agreement substantially in the form attached hereto as Exhibit F (the “Adjustment Escrow Agreement”) entered into on the Closing Date by and among Parent, the Equityholder Representative and the Adjustment Escrow Agent;

(vi) the Indemnity Cash Escrow Adjusted Amount into an escrow account (the “Indemnity Cash Escrow Account”), which shall be established pursuant to an escrow agreement to be entered into on the Closing Date by and among Parent, the Equityholder Representative and the Cash Indemnity Escrow Agent (the “Indemnity Cash Escrow Agreement”);

(vii) $5,000,000 (such amount, the “Equityholder Representative Expense Amount”) into an account designated in writing by the Equityholder Representative at least two (2) Business Days prior to the Closing Date;

(viii) on behalf of the Company, the Payoff Amount as set forth in the Payoff Letter, by wire transfer of immediately available funds pursuant to the wire instructions set forth in the Payoff Letter; and

(ix) the Transaction Expenses, in the amounts set forth in the Estimated Closing Date Calculations and pursuant to wire instructions provided to Parent by the Company at least two (2) Business Days prior to the Closing Date, to the payees thereof.

The parties hereby acknowledge that (A) the amounts required to be paid pursuant to Section 2.13(a)(viii) and Section 2.13(a)(ix) (other than any such amounts described in clauses (b) and (c) of the definition of “Transaction Expenses” that are Employer Payroll Taxes) are intended to be paid in full simultaneously with the Closing to the payees thereof pursuant to the wire instructions provided to Parent and (B) by agreeing to pay such amounts on behalf of the Group Companies or the Equityholders, as the case may be, pursuant to this Agreement, Parent is not assuming any liability of the Group Companies or the Equityholders to the payees of such amounts.

(b) Other Closing Deliveries. At or prior to the Closing:

(i) Parent shall issue to applicable Equityholders for immediate and direct delivery into an escrow account (the “Indemnity Stock Escrow Account”), which shall be established pursuant to an escrow agreement substantially in the form attached hereto as Exhibit G (the “Indemnity Stock Escrow Agreement”) entered into on the Closing Date by and among Parent, the Equityholder Representative and the Stock Indemnity Escrow Agent, by deposit of uncertificated book-entry shares, the Indemnity Shares, which shall be held by the Stock Indemnity Escrow Agent in the name of the Stock Indemnity Escrow Agent (on behalf of each applicable Equityholder entitled to such Indemnity Shares pursuant to Section 2.7 and in accordance with the Allocation Schedule) in the name of each applicable Equityholder entitled to such shares pursuant to Section 2.7 until such Indemnity Shares are released in accordance with the terms of this Agreement and the Indemnity Stock Escrow Agreement;

(ii) Parent shall cause the Transfer Agent to deliver to each Equityholder that is entitled to receive Closing Stock Consideration pursuant to Section 2.7 such Equityholder’s Closing Stock Consideration (which Closing Stock Consideration shall be held in uncertificated book-entry), and shall cause the Transfer Agent to update its books and records to reflect such transfer;

(iii) Parent shall deliver to the Equityholder Representative, and the Equityholder Representative shall deliver to Parent, a duly executed counterpart to the Paying Agent Agreement;

(iv) Parent shall deliver to the Equityholder Representative, and the Equityholder Representative shall deliver to Parent, a duly executed counterpart to the Adjustment Escrow Agreement;

(v) Parent shall deliver to the Equityholder Representative, and the Equityholder Representative shall deliver to Parent, a duly executed counterpart to the Indemnity Stock Escrow Agreement;

(vi) Parent shall deliver to the Equityholder Representative, and the Equityholder Representative shall deliver to Parent, a duly executed counterpart to the Indemnity Cash Escrow Agreement;

(vii) Parent shall deliver to the Company and the Equityholder Representative the Parent Closing Certificate;

(viii) the Company shall deliver to Parent a duly executed copy of the Payoff Letter in accordance with Section 5.11(a)(ii);

(ix) the Company shall deliver to Parent the Company Closing Certificate; and

(x) the Company will deliver to Parent a FIRPTA Certificate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Schedules (it being understood that each disclosure set forth in the Company Disclosure Schedules shall qualify or modify each of the representations and warranties set forth in this Article III to the extent that the applicability of the disclosure to each representation and warranty is reasonably apparent from the text of the disclosure), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

Section 3.1. Power and Authorization. The Company has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by the Company and to perform its obligations hereunder and thereunder. The Company has taken all corporate actions or proceedings required to be taken by or on the part of the Company to authorize and permit the execution and delivery by the Company of this Agreement, the other Transaction Documents and the instruments required to be executed and delivered by it pursuant hereto and thereto, and the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Contemplated Transactions. This Agreement and the other Transaction Documents has been (or will be) duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by each of the other Parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity (clauses (a) and (b), collectively, the “Enforceability Exceptions”). No other further corporate act or proceeding on the part of the Company is necessary to authorize this Agreement, the other Transaction Documents and the instruments required to be executed and delivered pursuant hereto and thereto, the performance by the Company of its obligations hereunder and thereunder or the consummation by the Company of the Contemplated Transactions.

Section 3.2. Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with requisite corporate power and authority to own, lease and operate its assets, properties and rights and to carry on its business in all material respects as presently owned or conducted. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, (i) each other Group Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of the jurisdiction of its organization, with requisite power and authority to own, lease and operate its assets, properties and rights and to carry on its business in all material respects as presently owned or conducted and (ii) each Group Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary. The Company has made available to Parent true, complete and correct copies of the Company’s Organizational Documents as in effect on the date hereof.

(b) The Company is not in default (with or without notice or the lapse of time, or both) under, or in material breach or material violation of, any provision of its Organizational Documents.

Section 3.3. Capitalization of the Group Companies.

(a) The entire authorized capital stock of the Company consists of (i) 7,000,000,000 Common Shares, consisting of (A) 2,000,000,000 shares of Sponsor Common Stock and (B) 5,000,000,000 shares of Management Common Stock, of which, as of the date of this Agreement, 819,808,747 shares of Sponsor Common Stock, 770,734,399 shares of Management Common Stock, 1,780,000 RSUs are issued and outstanding, 4,094,739 Restricted Shares are issued and outstanding and (ii) 1,000,000 Preferred Shares, of which, as of the date of this Agreement, 300,000 Preferred Shares are issued and outstanding. After giving effect to the Pre-Closing Share Exchange, the number of shares of Management Common Stock issued and outstanding will be 795,597,246. All of the outstanding shares of capital stock of the Company have been (and, after giving effect to the Pre-Closing Share Exchange will be) duly authorized, validly issued and are fully paid and non-assessable, and have not been issued in violation of any preemptive or similar rights.

(b) Section 3.3(b) of the Company Disclosure Schedules sets forth, as of the date hereof, a true and complete list of each current or former employee, individual consultant or director of the Company or any of its Subsidiaries who, as of the date hereof, holds (i) any Option, together with the number of Common Shares subject to such Option, the exercise price per share and the grant date of each such Option, whether such Option is exercisable and the expiration date of each such Option and (ii) any RSU or Restricted Share, together with the grant date and expiration date of such RSU or Restricted Share (as applicable). All Options, RSUs and Restricted Shares were issued pursuant to the Stock Incentive Plans. Except as set forth on Section 3.3(b) of the Company Disclosure Schedules, there are no (x) outstanding options, warrants or other rights of any Person to acquire any Common Shares or any other equity securities of, or any equity interests in, the Company or its Subsidiaries, or securities exercisable or exchangeable for, or convertible into, equity securities of, or equity interests in, the Company or its Subsidiaries, (y) Contracts or commitments of any character to which any of the Group Companies is a party restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Company or (z) voting trusts, proxies or other agreements or understandings with respect to the voting of Common Shares.

(c) Section 3.3(c) of the Company Disclosure Schedules sets forth a true and complete list of the name and jurisdiction of organization of the Group Companies. Except as set forth on Section 3.3(c) of the Company Disclosure Schedules, no Group Company owns any equity securities of or interests in any Person other than a Subsidiary of the Company. Except as set forth on Section 3.3(c) of the Company Disclosure Schedules, each Subsidiary of the Company is, directly or indirectly, wholly owned by the Company.

(d) The Company or a Subsidiary of the Company holds the equity interests of each of the Company’s Subsidiaries free and clear of all Liens (other than Permitted Liens). Except as set forth on Section 3.3(d) of the Company Disclosure Schedules or the Stockholders Agreement, (i) there are no preemptive rights or other similar rights in respect of any equity interests in any Group Company, (ii) there are no Liens (other than Permitted Liens) on, or Contracts of a Group Company concerning, the ownership, transfer or voting of any equity interests in the Group Companies, or otherwise affecting the rights of any holder of the equity interests in the Group Companies, (iii) except for the Contemplated Transactions, there is no Contract, or provision in the Organizational Documents of any Group Company, which obligates any of the Group Companies to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any equity interest in the Group Companies and (iv) there are no existing rights with respect to registration under the Securities Act of any equity interests in the Group Companies.

Section 3.4. No Violation or Approval; Consents. Except as set forth in Section 3.4 of the Company Disclosure Schedules, the execution, performance and delivery of this Agreement and the other Transaction Documents by the Company, and consummation of the Contemplated Transactions by the Company, will not, directly or indirectly (with or without notice, lapse of time or both) (a) conflict with or result in any breach of any provision of the Organizational Documents of any Group Company, (b) require the consent, waiver, approval, order or authorization of, or any filing with, any Governmental Authority by or on behalf of the Group

Companies, other than (i) required filings under the HSR Act and the other Required Regulatory Approvals and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) result in or give rise to the imposition of any Lien (other than Permitted Liens) on any of the assets of the Group Companies, (d) assuming the taking of each action (including obtaining the Required Regulatory Approvals) by, or in respect of, and the making of all necessary filings with, Governmental Authorities, result in a breach or violation of, or constitute a default under, any applicable Laws to which the Group Companies, the Business or any of the Group Companies’ properties, rights or assets are subject or (e) conflict with, result in an acceleration of obligations, breach or violation of, give rise to the payment of any penalty, fee or other amount, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require giving notice to any Person under, any Company Material Contract, except in the case of clauses (b) through (e) above, as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

Section 3.5. Brokers. Other than Evercore Group L.L.C., there are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Equityholders or the Group Companies other than fees (if any) that will (a) be paid as contemplated by Section 2.13(a)(ix) or (b) otherwise be paid by the Equityholders and their Affiliates and for which Parent and (after the Closing) the Group Companies will have no responsibility to pay.

Section 3.6. Financial Statements; No Undisclosed Liabilities.

(a) Financial Statements. Parent has been furnished with complete copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries, as of December 31, 2024, and as of December 31, 2023, and (ii) the audited consolidated balance sheets of each Core Company Captive as of December 31, 2023 and, for each of (i) and (ii), the related audited consolidated statements of operations and comprehensive loss, cash flows and stockholders equity for the fiscal years then-ended, accompanied by any notes thereto and the reports of the Company’s independent accountants with respect thereto (collectively, the “Financial Statements”). The Financial Statements (including any notes thereto) have been prepared in accordance with GAAP (or, if applicable, SAP) in all material respects (except as may be indicated in the notes thereto), and fairly present, in all material respects, (x) the consolidated financial position and results of the operations of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then-ended and (y) the consolidated financial position and results of the operations of each Core Company Captive as of the dates thereof and their consolidated results of operations for the periods then-ended.

(b) Absence of Undisclosed Liabilities. None of the Group Companies have any liabilities which are of a nature required by GAAP to be reflected in a balance sheet or the notes thereto except for (i) liabilities reflected or reserved against in the Financial Statements (or the notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2024, (iii) liabilities incurred under or in accordance with this Agreement or in connection with the Contemplated Transactions or (iv) liabilities that would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

(c) Internal Accounting Controls. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, the Group Companies maintain, and from and after January 1, 2022, have maintained, (i) books and records reflecting their assets and liabilities that are accurate in all material respects and (ii) systems of internal accounting controls that are designed to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization and (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to accurately and fairly reflect the transactions and dispositions of the assets of the Group Companies, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the Knowledge of the Company, from and after January 1, 2022, nothing has been identified in writing to the Group Companies, nor any of their respective directors (or equivalent position), officers, auditors or accountants regarding (A) any material weakness or significant deficiency regarding the accounting or auditing practices, procedures, methodologies or methods of the Group Companies or their respective internal accounting controls or (B) any fraud in the preparation of the financial statements of the Group Companies that involves any director (or equivalent position) or officer of any of the Group Companies.

(d) Since December 31, 2021, each Core Company Captive has filed all required annual and quarterly statements, together with all exhibits, interrogatories, notes, actuarial opinions, affirmations, certifications, schedules or other material supporting documents in connection therewith, required to be filed with the applicable Governmental Authority for the jurisdiction in which it is, or was for the period of time covered by the filing, domiciled or “commercially domiciled” on forms prescribed or permitted by such Governmental Authority.

Section 3.7. Material Contracts.

(a) Except as set forth on Section 3.7(a) of the Company Disclosure Schedules (the Contracts set forth thereon, collectively, the “Company Material Contracts”) and except for this Agreement and any Company Employee Plans, as of the date hereof, none of the Group Companies is a party to or bound by any:

(i) Contract with vendors that involved payment by the Group Companies of more than $1,000,000 during the fiscal year ended December 31, 2024;

(ii) Contract with Clients (including Client Captives) that involved receipt by the Group Companies of more than $10,000,000 in aggregate revenue during the fiscal year ended December 31, 2024, other than broker of record letters;

(iii) Contract which relates to current or planned capital expenditures in excess of $5,000,000;

(iv) Contract pursuant to which a Carrier delegates authority to a Group Company with a premium volume in excess of $25,000,000;

(v) Contract that is the primary employment or service contract with a Producer of the Group Companies whose Clients (including Client Captives) represented $5,000,000 or more in aggregate revenue for the Group Companies during the fiscal year ended December 31, 2024;

(vi) Contract related to any referral arrangement or other arrangement, other than Contracts with Retail Agents, pursuant to which the Group Companies share revenue with any unaffiliated third parties where the amount of revenue paid to such third parties per annum is in excess of (A) $500,000 with respect to the retail brokerage business of the Group Companies and (B) $1,000,000 with respect to the captive insurance business of the Group Companies (including the Core Company Captives);

(vii) Contract that is a reinsurance agreement pursuant to which the Group Companies (other than Core Company Captives for which the underlying risk is ceded to Client Captives) retain balance sheet risk;

(viii) bonds, debentures, notes, loans, credit or loan Contracts or loan commitments, mortgages, indentures or other Contracts relating to the borrowing of money (excluding letters of credit and bonds maintained with respect to the Group Companies’ licenses) with an outstanding principal amount in excess of $5,000,000;

(ix) any Contract under which any Group Company has directly or indirectly guaranteed or assumed indebtedness of any Person (other than any Group Company) in an amount in excess of $1,000,000;

(x) Lease with respect to Leased Real Property with annual payment obligations in excess of $1,000,000;

(xi) Contract that (A) limits or purports to limit the ability of the Group Companies to compete in any line of business or in any geographic area or with any Person in any material respect, (B) contains exclusivity obligations or restrictions binding on any of the Group Companies that would reasonably be expected to be material to the operations of the Group Companies, individually or taken as a whole, or (C) contains a “most favored nation” or other similar term providing preferential pricing or treatment to any Person;

(xii) Contract licensing or sublicensing (or otherwise granting any right to use or covenant not to sue in respect of) any material Intellectual Property to or by any Group Company, in each case, excluding any agreements (A) in which grants of non-exclusive rights to use any Intellectual Property are incidental to such Contract, (B) pursuant to which the Company obtains a non-exclusive license on standard terms to use generally commercially available Software (that is not customized in any material respect for the Business) having an aggregate annual fee of less than $1,000,000 (in the aggregate for all related Contracts for the same Software) or (C) non-exclusive licenses granted by any Group Company to a customer, vendor, service provider or agent in the ordinary course of business;

(xiii) Contract entered into since December 31, 2021, under which a third party has developed, conceived of or created Intellectual Property with or for the Group Companies that is material to the Group Companies (other than agreements with employees and independent contractors of the Group Companies entered in the ordinary course of business on terms that assign ownership of all right, title and interest in and to such Intellectual Property to the Group Companies);

(xiv) Contract that creates (or governs the operation of) any joint venture, partnership or similar agreement between any Group Company, on the one hand, and one or more third parties, on the other hand;

(xv) Contract that is a collective bargaining agreement, labor contract or other written Contract with any labor union, works council or any employee organization;

(xvi) Contract entered into since December 31, 2022, relating to (A) a settlement, waiver or compromise of any actual or threatened (in writing) Claim (including errors and omission claims) with any Person other than in the ordinary course of business or (B) any settlements, consent decrees, remediation plans or other arrangements with any Governmental Authority, in the case of each of clause (A) and (B) above, that involve payments by a Group Company in excess of $1,000,000 or under which material continuing obligations exist (excluding any obligations under customary release, non-disparagement or confidentiality provisions);

(xvii) Contract relating to the acquisition or disposition of any business, assets, properties or rights (other than sales in the ordinary course of business) since December 31, 2023, for consideration in excess of $5,000,000;

(xviii) any Contract that includes any continuing “earn out” or other similar contingent payment obligations outstanding on the part of the Company or any of its Subsidiaries in connection with acquisitions by the Company or any of its Subsidiaries of assets or capital stock or other equity interests of any Person for which the current accrual in the books and records of the Company exceeds $5,000,000; or

(xix) any Contract that obligates any Group Company to make any future advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than any other Group Company) in an amount in excess of $1,000,000 individually and $3,000,000 in the aggregate.

(b) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole (i) each Company Material Contract is valid and binding on the Company or its Subsidiaries (as applicable) and enforceable in accordance with its terms against the Company or its Subsidiaries (as applicable) and, to the Company’s Knowledge, each other party thereto (subject to the Enforceability Exceptions) and (ii) none of the Company or its Subsidiaries or, to the Company’s Knowledge, any other party thereto, is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any written notice of any intention to terminate, any such Company Material Contract, and, to the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof, or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder. The Company has provided true, correct and complete copies of all Company Material Contracts to Parent.

Section 3.8. Absence of Changes. From and after December 31, 2024, (a) there has not been any Material Adverse Effect, (b) except with respect to activities undertaken in connection with the Contemplated Transactions, the Business has been conducted in all material respects in the ordinary course substantially consistent with past practices and (c) the Group Companies have not taken, or omitted to take, any action that, if taken or omitted after the date hereof and prior to the Closing, would require consent of Parent pursuant to Sections 5.1(b)(i), 5.1(b)(ii), 5.1(b)(iii), 5.1(b)(iv), 5.1(b)(ix), 5.1(b)(xiv), 5.1(b)(xv), 5.1(b)(xvi), 5.1(b)(xvii), 5.1(b)(xviii) and 5.1(b)(xxiv) (solely in respect of the foregoing).

Section 3.9. Litigation. Except as set forth on Section 3.9 of the Company Disclosure Schedules, (a) there is no Claim (excluding ordinary course insurance policy claims or claims with respect to the coverage provided under such insurance policies) pending or, to the Company’s Knowledge, threatened in writing against the Group Companies or any of their respective properties, rights or assets, (b) there are, and since December 31, 2021, there have been, no settlement agreements or similar written agreements with any Governmental Authority and no outstanding Governmental Orders issued by any Governmental Authority against or affecting any of the Company or its Subsidiaries or any of their respective properties, rights or assets, in each case, except as would reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, and (c) as of the date of this Agreement, there are no Claims pending (or, to the Knowledge of the Company, threatened in writing) against any Group Company that seek to enjoin the transactions contemplated hereby or that would reasonably be expected to have a material adverse effect on the ability of the Group Companies to perform their obligations under this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby or thereby prior to the Expiration Date.

Section 3.10. Compliance with Applicable Laws; Material Permits.

(a) Since December 31, 2021, the Group Companies have been in compliance with all applicable Laws to which the Group Companies or any of their respective properties or assets are subject, except for noncompliance with applicable Laws that would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. Since December 31, 2021, none of the Group Companies has received written notice of or been charged with any violation of or non-compliance with any applicable Law or Governmental Order by any Governmental Authority, except where any such alleged violation or non-compliance would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

(b) Since December 31, 2021, each Group Company has timely filed (after giving effect to any permitted extensions) all material Regulatory Documents that were required to be filed with any Governmental Authority.

(c) No Group Company nor any of their directors, officers, employees or agents acting on behalf of such Group Company (i) is a Sanctioned Person, (ii) has, since April 24, 2019, taken any action, directly or indirectly, (including by way of a failure to act) that constitutes an actual or potential breach of Sanctions or could reasonably be expected to result in such Group Company becoming a Sanctioned Person, (iii) has, since April 24, 2019, directly or indirectly transacted business with or for the benefit of, or provided funds or anything of value to, any person that, at the time of such business or provision, was a Sanctioned Person, or (iv) in the past five (5) years has violated any Anti-Money Laundering Laws.

(d) For the past five (5) years, the Group Companies and their respective directors, officers, employees, and to the Company’s Knowledge, their agents or other Persons acting for or on behalf of the Group Companies have complied with applicable Anti-Corruption Laws. Neither the Group Companies, nor their respective directors, officers, employees, or to the Company’s Knowledge, any agents or other Persons acting for or on behalf of the Group Companies has, directly or indirectly, in the past five (5) years, offered, promised, or agreed to give, or authorized the giving of, requested, accepted, or agreed to accept any payment, gift or anything of value or similar benefit to or from any Person (including any foreign official, foreign political party, foreign political party official or candidate for foreign political office) in violation of any applicable Anti-Corruption Law.

(e) No Group Company has conducted or initiated any internal investigations, been a party to or the subject of any actual, pending or, to the Company’s Knowledge, threatened action or investigation by a Governmental Authority, or made a voluntary, directed or involuntary disclosure to any Governmental Authority in response to any alleged act or omission arising under or relating to known or suspected non-compliance with any Sanctions, Anti-Money Laundering Laws or applicable Anti-Corruption Laws by the Group Companies.

(f) There is no deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination, including a routine examination, of any Group Company related to Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions that has not been resolved. No Group Company has received any whistleblower or other internal report alleging non-compliance by such Group Company or any of its directors, officers, employees, agents, or other Persons acting for or on behalf of such Group Company with Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions.

(g) The Group Companies have implemented, and maintain and enforce policies and procedures designed to ensure compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(h) The Group Companies collectively hold all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, Governmental Authorities necessary for the lawful conduct of their respective businesses as presently conducted (the “Company Material Permits”), other than any such permits, licenses, approvals, certificates and authorizations, the absence of which would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

(i) The Company Material Permits are valid and in full force and effect, the Group Companies are not in default under the Company Material Permits and none of the Company Material Permits will be terminated as a result of the Contemplated Transactions, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

Section 3.11. Company Employee Plans and Related Matters.

(a) Section 3.11(a) of the Company Disclosure Schedules lists all material Company Employee Plans. With respect to each material Company Employee Plan, the Company has made available to Parent complete and correct copies of (i) each such material Company Employee Plan, including any material amendments thereto (or to the extent such Company Employee Plan is unwritten, an accurate written summary of the material terms thereof); (ii) the currently effective trust, insurance Contract, policy, certificate of coverage, annuity or other funding instrument related thereto and all amendments thereto; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent determination or opinion letter from the Internal Revenue Service; (v) for the most recent three (3) plan years and to the extent applicable,

(A) audited financial statements, (B) actuarial or other valuation reports prepared with respect thereto (where such statements or reports are required to be prepared under applicable Law or otherwise reasonably available) and (C) Form 5500 and attached schedules; (vi) annual testing results (including nondiscrimination and coverage) results for the three (3) most recently completed plan years; and (vii) all non-routine correspondence received from or provided to the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or any other Governmental Authority from and after December 31, 2021.

(b) None of the Company or any of its Subsidiaries sponsors, contributes to, has an obligation to contribute to or has any liability, or has during the past six (6) years sponsored, contributed to, had an obligation to contribute to or had any liability (including, in all cases, on account of an ERISA Affiliate) with respect to: (i) a plan subject to Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), (ii) a multiple employer plan subject to Section 4063 or 4064 of ERISA, (iii) a plan subject to Section 302 of ERISA or Section 412 of the Code, (iv) a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA) or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. No Company Employee Plan provides health or other welfare benefits to former Company Employees other than health continuation coverage pursuant to Section 4980B of the Code. Neither the Company nor any of its Subsidiaries contributes to a Multiemployer Plan. No Company Employee Plan or the Company or any of its Subsidiaries provides, or has any obligation to provide welfare benefits to any Person who is not a current or former employee of the Company or any of its Subsidiaries, or a spouse, dependent or beneficiary thereof.

(c) Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Company and its Subsidiaries or Parent, each Company Employee Plan has been maintained and administered in material compliance with its terms, the applicable requirements of ERISA, the Code and any other applicable Laws. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has requested such a favorable determination letter with the remedial amendment period of Section 401(b) of the Code and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to materially and adversely affect the qualification of such Company Employee Plan as set forth in such determination letter.

(d) Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Company and its Subsidiaries, taken as whole, (i) there are no claims pending, or to the Company’s Knowledge, threatened in writing with respect to any Company Employee Plan by any current or former Company Employee or otherwise involving any such plan or the assets of any such plan (other than routine claim for benefits) and (ii) none of the Company Employee Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by the Internal Revenue Service, the Department of Labor, or any other Governmental Authority, domestic or foreign.

(e) Each Company Employee Plan which is, in whole or in any part, a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code) complies and has at all times complied, in both form and operation, in all material respects, with the requirements of Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(f) Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Company and its Subsidiaries, with respect to each Company Employee Plan for which a separate fund of assets is or is required to be maintained, full and timely payment and contribution has been made of all amounts due and required under the terms of each such Company Employee Plan or applicable Law and all obligations for periods on or prior to the Closing Date which relate to current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries and which are not yet due have either been made or have been accrued on the Financial Statements. Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Company and its Subsidiaries, all premiums, fees and administrative expenses required to be paid under or in connection with the Company Employee Plans for the period on or before the Closing Date, have been paid or have been accrued in full on the Financial Statements.

(g) The Company and its Subsidiaries have complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended, in each case to the extent applicable, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code and related regulations) and the applicable employer information reporting requirements under Code Section 6055 and Code Section 6056 and related regulations.

(h) To the Knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Employee Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Company Employee Plan that would subject the Company or its Subsidiaries to any material liability. Neither the Company nor its Subsidiaries have incurred any material excise Taxes under Chapter 43 of the Code with respect to any Company Employee Plan and nothing, to the Knowledge of the Company, has occurred with respect to any Company Employee Plan that would reasonably be expected to subject Company nor its Subsidiaries to any such material excise Taxes.

(i) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions will not (alone or in combination with any other event) (i) result in an increase in the amount of compensation or benefits payable to or in respect of any current or former Company Employee, or any officer, director or individual independent contractor of any of the Company or its Subsidiaries; (ii) entitle any current or former Company Employee, or any officer, director or individual independent contractor of any of the Company or its Subsidiaries to any other payment (including severance pay or similar compensation) or any cancellation of indebtedness; (iii) result in the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former Company Employee, or any officer, director or individual independent contractor of any of the Company or its Subsidiaries; or (iv) result in any increased or accelerated funding obligation with respect to any Company Employee Plan.

(j) With respect to each Company Employee Plan maintained primarily for employees and former employees located outside the United States (each, an “International Plan”): (i) if intended to qualify for special Tax treatment, each International Plan is so qualified in all material respects, (ii) if required to be registered with a Governmental Authority, is so registered, except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Company and its Subsidiaries, and (iii) the fair market value of the assets of each International Plan, the liability of each insurer for any International Plan funded through insurance, or the book reserve established for any such plan, together with any accrued contributions, is sufficient in all material respects to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such plan. Neither the Company nor any of its Subsidiaries has been a party to, a sponsoring employer of, or otherwise is under any liability with respect to any defined benefit pension scheme, any final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service or any other item.

(k) As of the date hereof, none of the Key Employees has informed the Company or any of its Subsidiaries (whether orally or in writing) of any plan to terminate employment with or service for the Company or any of its Subsidiaries, and, to the Company’s Knowledge, no such Person has any impending plans to terminate his or her employment relationship with or services for the Company or any of its Subsidiaries.

Section 3.12. Employee and Labor Matters.

(a) None of the Company or its Subsidiaries has entered into or is otherwise subject to any collective bargaining agreement or other labor-related agreement with respect to its Company Employees, and no

Company Employees are represented by any labor union, labor organization or works council with respect to their employment with the Company or its Subsidiaries. To the Company’s Knowledge, as of the date hereof, no union organization campaign is in progress with respect to any employees of any of the Company or its Subsidiaries. There is no material labor strike, labor dispute or work stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting any of the Company or its Subsidiaries, and there is no unfair labor practice, charge, arbitration or complaint pending against any of the Company or its Subsidiaries.

(b) Each of the Company or its Subsidiaries is in compliance in all material respect with all applicable Laws respecting labor, employment and employment practices, including, but not limited to, all Laws respecting hiring, terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors as non-employees, and the classification of employees as exempt or non-exempt from the overtime pay requirement of the federal Fair Labor Standards Act and similar applicable Laws), child labor, immigration, employment discrimination (including diversity, equity and inclusion), disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, vacation accrual and payout and unemployment insurance.

(c) None of the Company or its Subsidiaries is party to a settlement agreement with a current or former officer, employee or individual independent contractor of the Company or its Subsidiaries that involves allegations of sexual harassment by either (i) any current or former C-suite level executive or regional leadership executive or (ii) any Company Employee that received total annual base salary in excess of $300,000. To the Knowledge of the Company, since December 31, 2021, no allegations of sexual harassment have been made against (x) any current or former C-suite level executive or regional leadership executive or (y) any Company Employee that received total annual base salary in excess of $300,000.

(d) To the Knowledge of the Company, as of the date hereof, no Company Employee with total annual base salary in excess of $100,000 is in any respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation (i) to any of the Group Companies or (ii) to a former employer of any such employee relating to the right of any such employee to be employed by the Company.

Section 3.13. Environmental Matters.

(a) Except as would not reasonably be expected, individually or in the aggregate, to result in liabilities under Environmental Laws that would be material to the Group Companies, taken as a whole, (i) the Group Companies are, and since December 31, 2021, have been, in compliance with all applicable Environmental Laws, (ii) the Group Companies have obtained, and are in compliance with, all permits, licenses, approvals, certificates and other authorizations that are required pursuant to applicable Environmental Laws that are necessary to operate the business of the Group Companies and (iii) neither the Company nor any of its Subsidiaries is subject to any current written claim pursuant to Environmental Law and, to the Company’s knowledge, no such claim has been threatened in writing against the Group Companies.

(b) To the Company’s Knowledge, there are no facts, conditions or circumstances (including the presence or use of any Hazardous Materials) that would be reasonably likely to form the basis of any material claim under Environmental Laws against any of the Group Companies.

Section 3.14. Intellectual Property, and Security and Privacy.

(a) Section 3.14(a) of the Company Disclosure Schedules sets forth a list of all: (i) issued and applied for Patents, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications, and (iv) material domain name registrations that are included in the Company Owned IP, in each case of clauses (i) through (iv) above, as of the date hereof (the “Company Owned Registered IP”). The Company Owned IP is exclusively owned by the Group Companies free and clear of all Liens, other than Permitted Liens.

Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, the Company Owned Registered IP is subsisting, valid and enforceable and there is no Claim pending or threatened against any Group Company, challenging the validity, ownership or enforceability of such Company Owned Registered IP (other than routine office actions and similar ex parte notices or proceedings in connection with the prosecution of applications for registration or issuance of such Intellectual Property).

(b) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, since December 31, 2021, (i) no Group Company has (and the conduct of the Business has not) infringed, misappropriated or otherwise violated any third party’s Intellectual Property rights, and no Group Company is (and the conduct of the Business is not) infringing, misappropriating or otherwise violating, any third party’s Intellectual Property rights, (ii) no Group Company has received any written notice or been the subject of any Claim alleging that it is or has been, infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person and (iii) to the Company’s Knowledge, there has been no (and there is not any) infringement, misappropriation or other violation of Company Owned IP by any Person (and the Group Companies have not sent any written notice or asserted any Claim against any Person alleging any such infringement, misappropriation or other violation).

(c) The Group Companies use commercially reasonable efforts to preserve and protect the confidentiality of all trade secrets and other material confidential information and know-how included in the Company Owned IP or otherwise used or held for use by the Group Companies and there has been no unauthorized use or disclosure of any such trade secrets or know-how or information from and after December 31, 2021, except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

(d) All former and current directors, employees, consultants and independent contractors of the Group Companies who have contributed to or participated in the conception, creation or development of any Company Owned IP that is material to the Group Companies, taken as a whole, have assigned in writing all of their right, title and interest in or to such Intellectual Property to a Group Company (or ownership of such Intellectual Property has otherwise vested in the Group Company by operation of Law).

(e) The Group Companies are in compliance in all material respects with the terms and conditions of any relevant Software subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license incorporated into any Company Owned IP. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, (i) no third party has possession of, or any current or contingent right to access or possess, any source code included in any Business Software, and (ii) the Business Software that is distributed or made available to third parties does not incorporate or link to any open source software or similar software in a manner that would or could require the Group Companies to make any source code for any Business Software available to third parties, be licensed for the purpose of making derivative works, or be redistributable at no or minimal charge.

(f) The Company IT Systems are adequate and suitable for the purposes for which they are currently being used and are free of viruses, malware or other corruptants or malicious code (“Malware”). The Group Companies have implemented commercially reasonable written security, business continuity and disaster recovery plans, including plans to protect the confidentiality, integrity, and security of the Company IT Systems, as monitored by regular penetration tests and vulnerability assessments (including by promptly remediating any high risk/critical vulnerabilities that are identified by such tests and assessments). Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, (i) none of the Company IT Systems contains any Malware that would reasonably be expected to cause any disruption to the conduct of the Business or damage to the Business Software or Company IT Systems and (ii) since December 31, 2021, the Group Companies have not experienced a failure or other adverse event that caused disruption to or unavailability of the Company IT Systems or unauthorized access to or disclosure of Personal Data or confidential information.

(g) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, since December 31, 2021, each Group Company has at all times taken reasonable steps, including implementing administrative, technical, and physical security measures, designed to protect all Personal Data in its possession or control from damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse, including any of the foregoing required by any applicable Privacy and Data Security Laws, Privacy Agreements and its Privacy and Data Security Policies. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, since December 31, 2021, there has been no (i) unauthorized access to, use, modification or disclosure of, Personal Data or confidential information in the possession or control of the Group Companies (or, to the Company’s Knowledge, its Data Processors, solely with respect to Personal Data Processed on behalf of or at the direction of the Group Companies) with regard to any Personal Data and confidential information obtained or Processed by, from or on behalf of the Group Companies, (ii) cybersecurity breach or incident in respect of the Company IT Systems (including any ransomware attack), or (iii) other security incident that has required notification by the Group Companies (or, to the Company’s Knowledge, its Data Processors, solely with respect to Personal Data Processed on behalf of or at the direction of the Group Companies) to any Person or Governmental Authority under applicable Privacy and Data Security Laws.

(h) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, each of the Group Companies and their conduct of the Business (or, to the Company’s Knowledge, its Data Processors, solely with respect to Personal Data Processed on behalf of or at the direction of the Group Companies) are, and at all times since December 31, 2021, have been, in material compliance with (i) all Privacy and Data Security Laws, (ii) all Privacy Agreements and (iii) its Privacy and Data Security Policies.

(i) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, there is no pending, nor since December 31, 2021, has there been any complaint, audit, proceeding, investigation, or Claim against the Group Companies (or, to the Company’s Knowledge, its Data Processors, solely with respect to Personal Data Processed on behalf of or at the direction of the Group Companies) initiated by any Person or any Governmental Authority alleging that any Processing of Personal Data by (or with respect to its Data Processors on behalf of or at the direction of) the Group Companies is in violation of any applicable Privacy and Data Security Laws, Privacy Agreements, or Privacy and Data Security Policies.

Section 3.15. Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a true and complete list, as of the date hereof, of all in-force material insurance policies maintained by or for the benefit of the Group Companies (collectively, the “Insurance Policies”), including for each Insurance Policy, policyholder, policy number, insurer, policy term, coverage limit, deductible / retention and premium. True and complete copies of the Insurance Policies have been made available to Parent. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, (a) each Insurance Policy is in full force and effect, (b) all premiums on the Insurance Policies due and payable have been paid, (c) except as specified (by insurance policy and amount of any erosion) in Section 3.15 of the Company Disclosure Schedules, the limits of each of the Insurance Policies that is a directors’ and officers’ liability insurance policy or an errors and omissions or professional liability insurance policy (such Insurance Policies, the “Specified Insurance Policies”) are fully in place without any erosion, (d) the applicable Group Companies are in compliance with the terms of each applicable Insurance Policy, (e) none of the Group Companies has received any written notice from any insurer under any Insurance Policy terminating, canceling, revoking, amending or materially adjusting the premium for (including with respect to any retrospective premium adjustment) any such Insurance Policy, (f) except as specified (by insurance policy and claim description) in Section 3.15 of the Company Disclosure Schedules, there are no pending claims under any Specified Insurance Policies, (g) the Insurance Policies are sufficient to comply with applicable Law and all Company Material Contracts and (h) none of the Insurance Policies are comprised of any captive or fronted insurance, and none of the Group Companies have any liabilities under such policies or arrangements.

Section 3.16. Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to the Group Companies have been filed in a timely manner (within any applicable extension periods), and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes required to be paid with respect to the Group Companies have been timely and fully paid (whether or not shown on a Tax Return), other than any such Taxes that are currently being contested in good faith and that have been properly reserved for in accordance with GAAP. All material Taxes required to be withheld or collected by the Group Companies have been duly withheld or collected, and such withheld or collected Taxes have been duly and timely paid, to the extent required by applicable Law, to the proper Taxing Authority or properly set aside in accounts for such purpose.

(b) No income or other material Taxes payable by or with respect to the Group Companies are the subject of an audit, examination or similar proceeding by any Taxing Authority, nor has any Group Company received notice that any such audit, examination or proceeding is pending or threatened.

(c) There are no Liens for material Taxes upon the property or assets of the Group Companies, other than Permitted Liens.

(d) No Taxing Authority has asserted in writing, any deficiency, claim or adjustment with respect to income or other material Taxes of the Group Companies with respect to any taxable period for which the period of assessment or collection remains open that has not been fully resolved.

(e) No written agreement waiving or extending the statute of limitations or the period of assessment or collection of any income or other material Taxes with respect to the Group Companies, and no written power of attorney with respect to any such Taxes, has been filed or entered into with any Taxing Authority.

(f) None of the Group Companies has, at any time, entered into, been engaged in or participated in any “reportable transaction” under Section 1.6011-4(b) of the Treasury Regulations (or any comparable, analogous or similar provision of state, local or foreign Law, including section 237.3 of the Income Tax Act (Canada)).

(g) No Person will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date of the Group Companies for which Tax Returns have not been filed as a result of any (i) change in method of Tax accounting for a Pre-Closing Tax Period, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local, or foreign Law), (ii) use of an improper method of accounting for a Pre-Closing Tax Period, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any analogous, comparable or similar provision of state, local or foreign Law), in each case triggered by the transactions contemplated by this Agreement, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount or deferred revenue received on or prior to the Closing Date, other than in the ordinary course of business consistent with past practice, or (vi) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provision of state, local or foreign Law) with regard to a determination of Tax liability executed on or prior to the Closing Date.

(h) No Group Company has a permanent establishment in any country other than the country of its formation, and no written claim has been made by a Taxing Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is subject to income or other material Taxes, or required to file any income or other material Tax Return, in such jurisdiction.

(i) Since January 1, 2023, no Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(j) No Group Company is a party to or bound by any material Tax sharing, Tax indemnity or similar agreement providing for the allocation or apportionment of Taxes (other than any such Contracts entered into in ordinary course of business consistent with past practice the primary purpose of which is not Taxes) (a “Tax Sharing Agreement”).

(k) No Group Company is required to pay any material installment described in Section 965(h) of the Code in any taxable year for which Tax Returns have not been filed.

(l) None of the Group Companies (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law), in either case that would be binding upon the Group Companies after the Closing Date, (ii) is or has been since January 1, 2023 a member of any affiliated, consolidated, combined or unitary group (that includes any Person other than another member of the Group Companies) for purposes of filing Tax Returns on net income or (iii) has any material liability for the Taxes of any Person (other than another member of the Group Companies) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as transferee or successor under applicable Law, by Contract or otherwise (other than any such Contract entered into in the ordinary course of business consistent with past practice the primary purpose of which is not Taxes).

(m) The Group Companies are in compliance in all material respects with all applicable material transfer pricing rules under applicable Laws.

(n) Section 3.16(n) of the Company Disclosure Schedules sets forth each Group Company that has made an election pursuant to Treasury Regulation Section 301.7701-3 to change its default classification for U.S. federal Income Tax purposes, and the date of such elections.

(o) The Financial Statements reflect, in accordance with GAAP, an adequate reserve for all material Taxes payable by or with respect to any Group Company for all taxable periods through the date of such Financial Statements, and since such date, no material liability for Taxes has been incurred by or with respect to any Group Company outside the ordinary course of business consistent with past practice.

(p) None of the Group Companies has material liability for escheat or unclaimed property obligations.

(q) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, Section 3.11 and this Section 3.16 contain the sole and exclusive representations and warranties of the Company with respect to Taxes, and no other representations or warranties contained in this Agreement shall be construed to cover any matter involving Taxes.

Section 3.17. Real Property; Assets.

(a) No Group Company, directly or indirectly, owns any real property.

(b) Section 3.17(b) of the Company Disclosure Schedules contains a complete and accurate list of the addresses of all of the real property leased, subleased, licensed or otherwise occupied as of the date hereof by a Group Company (the “Leased Real Property”) pursuant to a lease, sublease, license, occupancy or other agreement (collectively, the “Leases”). The Company has made available to Parent true and correct copies of each of the Leases with annual lease obligations in excess of $500,000, including all amendments, supplements and guarantees thereto. Except as set forth in Section 3.17(b) of the Company Disclosure Schedules, no Group

Company is obligated or bound by any Contracts, options, rights of first refusal or other contractual rights to sell or acquire any real property. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, (i) the Group Companies have good and valid leasehold or subleasehold interests in the Leased Real Property, free and clear of all Liens other than Permitted Liens and (ii) with respect to each Lease, (A) such Lease is a legal, valid and binding obligation of the relevant Group Company and, to the Company’s Knowledge, each other party or parties thereto, in accordance with its terms and is in full force and effect and (B) the relevant Group Company is not in breach of or default under such Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a default or breach of such Lease by such Group Company or to the Company’s Knowledge, any other party thereto.

(c) Except as set forth in Section 3.17(c) of the Company Disclosure Schedules, there are no leases, subleases, licenses, use or occupancy or similar agreements granting to any party any occupancy or use rights for any Leased Real Property and no party, other than the applicable Group Company, holds leasehold title to or occupancy rights or be in possession of all or any portion of the Leased Real Property, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

(d) To the Company’s Knowledge, (i) the buildings, improvements and fixtures on the Leased Real Property, including all mechanical, electrical and other systems, are in good operating condition and repair (ordinary wear and tear excepted) and (ii) all tenant improvement work required to be performed by the landlord or tenant under each Lease has been completed in accordance with the terms of such Lease and accepted by either landlord or tenant, as the case may be, under the terms of such Lease, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

(e) To the Company’s Knowledge, the Leased Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable Laws, permits, and certificates of occupancy affecting the Leased Real Property, and no Group Company has received any written notice of any violation of any such Laws, in each case except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

(f) There do not exist any actual or, to the Company’s Knowledge, threatened actions by any Governmental Authority or Person to take, by condemnation or otherwise, any of the Leased Real Property, and neither the Company nor any of the Group Companies have received any written notice of the intention of any Governmental Authority or other Person to take or use any Leased Real Property or any part thereof or interest therein.

Section 3.18. Transactions with Affiliates. Except for the Company Employee Plans, the Management Agreements, other employment or compensation-related Contracts or as set forth in Section 3.18 of the Company Disclosure Schedules, there are no Contracts between any Group Company, on the one hand, and any beneficial owner of 5% or more of the issued and outstanding Common Shares of the Company or any of such Person’s Affiliates (other than any Group Company) or any of the directors or officers of the Company (each, a “Company Related Party”), on the other hand. None of the Company Related Parties, on the one hand, and any Group Company, on the other hand, owes any amount to the other and none of the Company Related Parties owns any property or right that is used by or for the operation of the Group Companies (other than through a direct or indirect ownership of the Common Shares).

Section 3.19. Certain Insurance Matters.

(a) Since December 31, 2021, to the Company’s Knowledge, each current or former officer, employee, independent contractor and other Person, in each case employed, retained or contracted by the Group Companies, or whom the Group Companies were required to control under applicable Law or by contract, acting as a Producer on behalf of such Group Companies, if any, was, at the time such Person solicited, negotiated, placed, wrote, sold, marketed, produced or received compensation for any insurance business, duly licensed and registered as a Producer, as required by applicable Law (for the type of business transacted by such Person), in each case in the particular jurisdiction in which such Person solicited, negotiated, placed, wrote, sold, marketed or produced such insurance business, except for such failures to be licensed or registered that would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

(b) To the Company’s Knowledge, no employee of a Group Company acting as a Producer on behalf of such Group Companies, if any, has violated any term or provision of any Law applicable to the soliciting, negotiating, placing, writing, selling, marketing or producing of insurance business, except for such violations that would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. All compensation paid, directly or indirectly, by or on behalf of the Group Companies to each such employee was paid in accordance with applicable Law in all material respects.

(c) Section 3.19(c) of the Company Disclosure Schedules contains a true and complete list of the top twenty (20) Carriers of each of (x) One80 Intermediaries Inc. and (y) RSC Insurance Brokerage, Inc., as determined by the volume of gross written premium placed during the twelve (12)-month period ended December 31, 2024 (collectively, the “Material Carriers”). Since December 31, 2023, through the date of this Agreement, no Material Carrier has (i) discontinued, materially reduced, materially and adversely altered or terminated, or provided written notice of its intention to discontinue, materially reduce, materially and adversely alter or terminate, its relationship with the Group Companies or (ii) provided written notice to, or of its intention to, materially and adversely change the commission rate or the amount of its business with the Group Companies.

(d) Section 3.19(d) of the Company Disclosure Schedules contains a true and complete list of the top twenty (20) Clients of each of (x) One80 Intermediaries Inc. and (y) RSC Insurance Brokerage, Inc., as determined by revenue for the twelve-month period ended December 31, 2024 (collectively, the “Material Clients”). Since December 31, 2023, through the date of this Agreement, no Material Client has (i) discontinued, materially reduced, materially and adversely altered or terminated, or provided written notice of its intention to discontinue, materially reduce, materially and adversely alter or terminate, its relationship with the Group Companies or (ii) provided written notice to, or of its intention to, materially and adversely change the amount of its business with the Group Companies.

(e) There are no outstanding material disputes with any Material Carrier or Material Client concerning material amounts of commissions (contingent or otherwise) or other compensation, except where such disputes would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

(f) With respect to each Material Carrier for which any Group Company exercises any underwriting authority, with, inter alia, the ability to bind coverage for an insured, the relevant Group Companies are in material compliance with all underwriting guidelines and have not materially exceeded their respective underwriting authority to such extent that would give any Material Carrier a right to claim a material breach.

Section 3.20. Company Investment Adviser; Broker-Dealers.

(a) The Company Investment Adviser is, and at all times required by Law, has been (i) duly registered as an investment adviser under the Investment Advisers Act and (ii) duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. Other than the Company Investment Adviser, no other Group Company is, or is required to be, registered as an investment adviser under the Investment Advisers Act or otherwise registered, licensed or qualified as an investment adviser under any other Law, except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

(b) Each Company Employee who provides services to the Company Investment Adviser and who is required to be registered with any Governmental Authority to perform his or her material job functions in connection therewith is, and, to the extent required by applicable Law, since December 31, 2021 (or later, if the date on which such employee commenced employment with the Group Companies) has been, duly registered as such, and such registration is in full force and effect, except where the failure to be so registered or to have such registration in full force and effect would not be reasonably expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

(c) The Company has made available to Parent a true and complete copy of the Form ADV of the Company Investment Adviser as in effect on the date hereof, and such Form ADV is in compliance with the applicable requirements of the Investment Advisers Act, except where the failure to be in compliance would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

(d) The Company Investment Adviser maintains and enforces written compliance and supervisory policies and procedures and such compliance and supervisory policies and procedures are, and have been since December 31, 2021, in compliance with all applicable Laws, except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. The Company has provided a true and complete copy of the Company Investment Adviser’s compliance report prepared in accordance with Rule 206(4)-7 under the Advisers Act for the period ending May 2024.

(e) No Advisory Client is a pooled investment vehicle or otherwise registered as an investment company under the Investment Company Act of 1940.

(f) Neither the Company Investment Adviser nor, to the Company’s Knowledge, any “person associated with” (as defined in the Investment Advisers Act) the Company Investment Adviser, is (i) ineligible, including pursuant to Section 203(e) or 203(f) of the Investment Advisers Act, to serve as an investment adviser or as a “person associated with” an investment adviser, (ii) subject to limitations placed by any Governmental Authority, on the activities, functions or operations of such person pursuant to Section 203(e) or 203(f) of the Investment Advisers Act or (iii) subject to any disqualification that would be a basis for the denial, suspension or revocation of registration of, or the placement of limitations on the activities, functions, operations or associations of, any member of the Group Companies, including under Section 203(e) or 203(f) of the Investment Advisers Act. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened that could result in any such ineligibility, disqualification, denial, suspension or revocation or in the placement of any such limitations.

(g) The Company has made available to Parent a true and complete list, as of March 31, 2025 (the “Base Date”), of the assets under management for each Advisory Client as of the Base Date (with the name of each Advisory Client redacted) and the investment management fee payable to the Company Investment Adviser by each such Advisory Client under the applicable Advisory Agreement as of the Base Date.

(h) Each Advisory Agreement is a valid, binding and enforceable agreement of the Company Investment Adviser and is in full force and effect, except as would not be reasonably to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(i) With respect to any written report of examination (including any deficiency letter) or investigation of the Company Investment Adviser issued by the U.S. Securities and Exchange Commission since

December 31, 2021, the U.S. Securities and Exchange Commission has not informed the Company Investment Adviser in writing that (x) any material deficiencies or violations noted in such examination or investigation reports have not been resolved to the satisfaction of the U.S. Securities and Exchange Commission and (y) it intends to take further action on any such matter.

(j) The Company has provided Parent a true and complete log of all customer complaints received by the Company Investment Adviser since December 31, 2021.

(k) No Group Company is (i) required to be registered, licensed, qualified or authorized, as a broker-dealer under the Exchange Act or under any other applicable Law or (ii) party to an agreement whereby it receives any portion of compensation paid to any Person in exchange for services that require registration, licensure, qualification or authorization as described in clause (i) above.

Section 3.21. Company Stockholder Approval; Stockholder Written Consent.

(a) The affirmative vote of the Kelso Investor, as the holder of all of the issued and outstanding Sponsor Common Stock, in favor of the adoption of this Agreement and the authorization of the Merger in the Stockholder Written Consent (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock or debt or equity securities of the Company or any of its Subsidiaries which is necessary to adopt and approve this Agreement or approve the transactions contemplated hereby.

(b) The Company has delivered to Parent an executed copy of the executed action by written consent signed by Kelso Investor approving and adopting the Merger (the “Stockholder Written Consent”). The Stockholder Written Consent has been obtained prior to the date hereof and has not been revoked, amended or terminated.

Section 3.22. Captive Matters.

(a) Each Core Company Captive and Segregated Company Captive and the state or, if not domiciled in the U.S., country of domicile of such Core Company Captive and Segregated Company Captive, as applicable, is set forth in Section 3.22(a) of the Company Disclosure Schedules. Each Segregated Company Captive and, to the Company’s Knowledge, each Client Captive is, and has been, operating in compliance with all applicable Laws, including surplus and capital requirements, except as would not reasonably expected to be, individually or in the aggregate, material to such Segregated Company Captive or Client Captive.

(b) All risks assumed by any Group Company under any insurance or reinsurance agreement issued under the Company’s captive management programs are fully reinsured to Client Captives, such that no Group Company (other than each Core Company Captive and Segregated Company Captive) retains any economic risk for any obligations to policyholders under such insurance or reinsurance agreements. The Company has operated each Client Captive such that, to the Company’s Knowledge, each Client Captive has segregated assets and liabilities from the Group Companies in material compliance with the Laws of such Client Captive’s state or, if not domiciled in the United States, country of domicile, as applicable.

(c) Each Segregated Company Captive and, to the Company’s Knowledge, each Client Captive is operating in all material respects in accordance with the business plan submitted to its insurance regulator and the licensing order issued by such insurance regulator to such Segregated Company Captive or Client Captive, as applicable.

Section 3.23. Reserves. The policy reserves of the Core Company Captives, Segregated Company Captives and Client Captives recorded in the Financial Statements, as of the respective dates of such Financial Statements (a) have been, except as otherwise noted in the applicable Financial Statement, computed in accordance in all material respects with presently accepted actuarial standards consistently applied and were fairly stated, in accordance with sound actuarial principles, (b) have been based on actuarial assumptions which produced reserves at least as great as those called for in any insurance contract provision as to reserve basis and method, and are in accordance in all material respects with all other insurance contract provisions, (c) met in all material respects all requirements of applicable Law and regulatory requirements of each Core Company Captive’s or Segregated Company Captive’s or Client Captive’s, as applicable, respective Governmental Authority and are at least as great as the minimum aggregate amounts required by such Governmental Authority and (d) have been computed on the basis of assumptions consistent with those used to compute the corresponding items in such Financial Statements.

Section 3.24. Captive Insurance Business.

(a) Other than the Core Company Captives, no Group Company or Client Captive has issued or assumed any insurance contract.

(b) All insurance policy forms on which the Core Company Captives have issued insurance policies and which are currently being used by such Core Company Captives or were used by such Core Company Captives for business which is still in force, and all amendments, applications, illustrations and certificates of insurance pertaining thereto, have, to the extent required by applicable Laws, been approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the period provided by applicable Laws for objection, other than any approvals or filings which, if not obtained or made, would not be reasonably expected to result in a material violation of applicable Laws. All insurance policy forms on which the Core Company Captives have issued insurance policies and which are currently being used by such Core Company Captives or were used by such Core Company Captives for business which is still in force, and all amendments, applications, illustrations and certificates of insurance pertaining thereto, comply in all material respects with, and have been administered in all material respects in accordance with, applicable Laws.

(c) To the Knowledge of the Company, except as set forth on Section 3.24(c) of the Company Disclosure Schedules, no Core Company Captive is subject to any pending financial, market conduct or other examination, investigation or material inquiry by a Governmental Authority. The Company has made available for inspection by Parent true and complete copies of (i) the most recent report on financial examination and market conduct reports of each of the Core Company Captives and all other examination reports (including financial, market conduct and similar examinations) issued by any Governmental Authority with respect to a Core Company Captive or its business which have been completed and issued since December 31, 2021 and (ii) any draft or incomplete examination reports (including financial, market conduct and similar examinations) provided to a Core Company Captive by any Governmental Authority with respect to such Core Company Captive or its business pursuant to any examinations that are incomplete or ongoing.

(d) Since December 31, 2021, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, all benefits claimed by, or paid, payable or credited to, any Person under any insurance contract or reinsurance contract have been paid in accordance in all material respects with the terms of the applicable insurance contract or reinsurance contract, and such payments were not materially delinquent and were paid (or will be paid) without fines or penalties (excluding interest), except for any such claim for benefits for which there is a reasonable basis to contest payment.

(e) Since December 31, 2021, none of the Core Company Captives has received any written notice of any unclaimed property or escheat audit or investigation from any Governmental Authority or third party representing a Governmental Authority.

Section 3.25. No Other Representations and Warranties. Notwithstanding the delivery or disclosure to Parent or Merger Sub or their respective officers, directors, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data), except as expressly set forth in this Article III, the other Transaction Documents or any certificate delivered in connection herewith or therewith, the Company, on behalf of itself and the Equityholders and their respective Non-Recourse Parties, expressly disclaims any representations or warranties of any kind or nature whatsoever, express or implied, including as to the condition, value, quality or prospects of the Group Companies’ business or assets, and the Company, on behalf of itself and the Equityholders and their respective Non-Recourse Parties, specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to its or its Subsidiaries’ assets, any part thereof, the workmanship thereof and the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date and in their present condition, and Parent and Merger Sub shall rely solely on their own examination and investigation thereof and on the representations and warranties of the Company expressly set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as (i) disclosed in the Parent SEC Documents filed with the SEC since December 31, 2021 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof or (ii) set forth on the Parent Disclosure Schedules (it being understood that each disclosure set forth in the Parent Disclosure Schedules shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent that the applicability of the disclosure to each representation and warranty is reasonably apparent from the text of the disclosure), each of Parent and Merger Sub hereby represent and warrant, as of the date hereof, to the Company as follows:

Section 4.1. Power and Authorization. Each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by Parent and Merger Sub and to perform its obligations hereunder and thereunder. Each of Parent and Merger Sub has taken all corporate actions or proceedings required to be taken by or on the part of Parent or Merger Sub to authorize and permit the execution and delivery by Parent and Merger Sub of this Agreement, the other Transaction Documents and the instruments required to be executed and delivered by it pursuant hereto and thereto, and the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Contemplated Transactions. This Agreement and the other Transaction Documents has been (or will be) duly executed and delivered by each of Parent and Merger Sub, and assuming the due authorization, execution and delivery by each of the other Parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of Parent and Merger Sub, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions. No other further corporate act or proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement, the other Transaction Documents and the instruments required to be executed and delivered pursuant hereto and thereto, the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder or the consummation by Parent of the Contemplated Transactions.

Section 4.2. Organization.

(a) Parent. Parent is a corporation duly organized, validly existing and in good standing under the laws of Florida, with requisite corporate power and authority to own, lease and operate its assets, properties and rights and to carry on its business in all material respects as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay Parent’s ability to consummate the Contemplated Transactions.

(b) Merger Sub. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with requisite corporate power and authority to own, lease and operate its assets, properties and rights and to carry on its business in all material respects as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay Parent’s ability to consummate the Contemplated Transactions. Merger Sub has made available to the Company true, complete and correct copies of Merger Sub’s Organizational Documents as in effect as of the date hereof.

Section 4.3. No Violation or Approval; Consents. The execution, performance and delivery of this Agreement and the other Transaction Documents by each of Parent and Merger Sub and consummation of the Contemplated Transactions by each of Parent and Merger Sub do not and will not (a) conflict with or result in any breach of any provision of the Organizational Documents of Parent or Merger Sub, (b) require the consent, waiver, approval, order or authorization of, or any filing with, any Governmental Authority by or on behalf of Parent or any of its Subsidiaries, other than (i) required filings under the HSR Act and the other Required Regulatory Approvals and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) result in or give rise to the imposition of any Lien (other than Permitted Liens) on any of the assets of Parent or any of its Subsidiaries, (d) assuming the taking of each action by (including the obtaining the Required Regulatory Approvals), or in respect of, and the making of all necessary filings with, Governmental Authorities, result in a breach or violation of, or constitute a default under, any applicable Laws to which Parent or any of its Subsidiaries, Parent’s or any of its Subsidiaries’ business or any of Parent’s or its Subsidiaries’ properties, rights or assets are subject, except in the case of clauses (b) through (d) above, as would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole.

Section 4.4. Litigation. There is no Claim pending or threatened in writing against Parent or Merger Sub by or before any Governmental Authority which seeks to prevent, enjoin, alter or delay the Contemplated Transactions or which, if determined adversely to Parent or Merger Sub, would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to consummate the Contemplated Transactions. Parent is not subject to any outstanding Governmental Order or to any settlement agreement or similar written agreement with any Governmental Authority that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to consummate the Contemplated Transactions.

Section 4.5. Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the Contemplated Transactions and has not engaged in any activities or business, and has incurred no liabilities or obligation whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the Contemplated Transactions.

Section 4.6. Sufficient Funds. Parent will have, as of the date it is required to effect the Closing, cash on hand and/or access to borrowing facilities sufficient to pay the Merger Consideration and all related fees and expenses and any other amounts required to be paid by Parent in connection with the consummation of the transactions contemplated by this Agreement. Parent acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to any financing or funding by any third party.

Section 4.7. SEC Reports and Financial Statements.

(a) Parent has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements and other documents required to be filed by Parent since December 31, 2021 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates, or if amended, as of the date of the last such amendment, with respect to the portions that are amended, the Parent SEC Documents (i) complied in all material respects with the requirements of the Securities

Act, the Exchange Act and the Sarbanes-Oxley Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2021, no executive officer of Parent or any of its Subsidiaries has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Documents. As of the date hereof, none of the Parent SEC Documents is the subject of unresolved comments received from the SEC (whether orally or in writing) or is otherwise, to the knowledge of Parent, the subject of ongoing SEC review.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents, (i) complied, as of their respective dates of filing with the SEC, or if amended, as of the date of the last such amendment, in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of the operations and cash flows of Parent and its Subsidiaries for the periods indicated and (iv) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries, except, in each case of clauses (ii) and (iii) above, that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments.

(c) Parent is, and since December 31, 2021, has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(d) Since December 31, 2021, no material weakness has existed with respect to the internal control over financial reporting of Parent that would be required to be disclosed by Parent pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that has not been disclosed in the Parent SEC Documents as filed with or furnished to the SEC prior to the date of this Agreement. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to ensure that all information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent, as appropriate, to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation, to Parent’s outside auditors and the audit committee of Parent’s board of directors, (i) all significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

Section 4.8. Investment Purpose. Parent and Merger Sub will be acquiring the equity of the Company for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable securities Laws. Parent and Merger Sub acknowledge that the sale of the equity of the Company hereunder has not been registered under the Securities Act or other securities Laws, and that the equity may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Parent represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

Section 4.9. Parent Stock Consideration. The shares of Parent Common Stock issuable to Equityholders pursuant to this Agreement have been duly authorized and, if issued and delivered to such Equityholders at the

Closing in accordance with the terms of this Agreement, will have been validly issued, will be fully paid and non-assessable, and the issuance thereof will not be subject to any preemptive rights. The issuance of the Parent Common Stock, if any, does not require the vote or approval of the stockholders of Parent under the rules of the NYSE or the Organizational Documents of Parent or applicable Law.

Section 4.10. Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates for which any Equityholder or the Company may become liable.

Section 4.11. CFIUS Foreign Person Status. Parent is not a “foreign person” or a “foreign entity,” each as defined in the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

Section 4.12. Regulatory Filings. Except as would not reasonably be expected to be material to Parent or its Subsidiaries, taken as a whole, since December 31, 2021, Parent and each applicable Subsidiary has filed all reports, statements, documents, registrations (including registrations as a member of an insurance holding company system), filings, submissions and any supplements or amendments thereto required to be filed by Parent and such applicable Subsidiary with any applicable Governmental Authority. Except as would not reasonably be expected to be material to Parent or its Subsidiaries, taken as a whole, all such reports, statements, documents, registrations, filings, submissions, supplements and amendments complied in all material respects with applicable Law in effect when filed and no material deficiencies have been asserted in writing by any Governmental Authority with respect to such reports, statements, documents, registrations, filings, submissions, supplements and amendments that have not been satisfied.

Section 4.13. Acknowledgment and Representations. Each of Parent and Merger Sub acknowledges and agrees that it (a) has made its own independent review and investigations into and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, (b) has been provided with adequate access to such information, documents and other materials relating to the Group Companies and their respective businesses and operations as it has deemed necessary to enable it to form such independent judgment, (c) has had such time as it deems necessary and appropriate to review and analyze such information, documents and other materials and (d) has been provided an opportunity to ask questions of the Company with respect to such information, documents and other materials. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis and the representations and warranties set forth in Article III, and Parent and Merger Sub acknowledge that, except for the representations and warranties set forth in Article III, (i) none of the Group Companies, the Equityholders or any of their respective Non-Recourse Parties or any other Person makes or has made any representation or warranty, either express or implied (including any implied warranty of merchantability or suitability), including as to the accuracy or completeness of any of the information provided or made available to Parent or any of its agents, representatives, lenders or Affiliates prior to the execution of this Agreement and (ii) it has not been induced by or relied upon any other representation, warranty or other statement, express or implied, made by any Group Company, any Equityholder or any of their respective Non-Recourse Parties or any other Person. Additionally, Parent acknowledges that none of the Group Companies, the Equityholders or any of their respective Non-Recourse Parties makes or has made any representation or warranty, either express or implied, with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Parent or any of its agents, representatives, lenders or Affiliates.

Section 4.14. No Other Representations and Warranties. Notwithstanding the delivery or disclosure to the Company or the Equityholder Representative or their respective officers, directors, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data), except as expressly set forth in Article IV, the other Transaction Documents or any certificate delivered in connection herewith or therewith, Parent and Merger Sub, each on behalf of itself and its equityholders and their respective Non-Recourse Parties, expressly disclaims any representations or warranties of any kind or nature whatsoever, express or implied, including as to the condition, value, quality or prospects of Parent’s, Merger Sub’s or their Subsidiaries’ business or assets, and Parent and Merger Sub, each on behalf of itself and its equityholders and their respective Non-Recourse Parties, specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to its or its Subsidiaries’ assets, any part thereof, the workmanship thereof and the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date and in their present condition, and the Company and the Equityholder Representative shall rely solely on their own examination and investigation thereof and on the representations and warranties of Parent and Merger Sub expressly set forth in this Article IV.

ARTICLE V

COVENANTS

Section 5.1. Conduct of Business of the Company.

(a) From and after the date hereof until earlier of the Closing and the termination of this Agreement in accordance with its terms, except (i) as expressly contemplated or expressly required by this Agreement or any other Transaction Document (including, for the avoidance of doubt, the effectuation of the Pre-Closing Share Exchange), (ii) as consented to by Parent in advance and in writing, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) as required by applicable Law or (iv) as set forth on Section 5.1(a) of the Company Disclosure Schedules, the Company shall, and shall cause each other Group Company to, use its commercially reasonable efforts to conduct the Business in the ordinary course of business consistent with past practice; provided that no action by the Group Companies with respect to the matters specifically addressed by Section 5.1(b) below shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of Section 5.1(b).

(b) From and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (w) as expressly contemplated or expressly required by this Agreement or any other Transaction Document (including, for the avoidance of doubt, the effectuation of the Pre-Closing Share Exchange), (x) as consented to by Parent in advance and in writing, which consent shall not be unreasonably withheld, conditioned or delayed, (y) as required by applicable Law or (z) as set forth on Section 5.1(b) of the Company Disclosure Schedules, the Company shall not, and shall not cause or permit any of the other Group Companies to:

(i) amend or modify (by merger, consolidation or otherwise) its Organizational Documents or take or authorize any action to wind up its affairs or dissolve;

(ii) declare, set aside, make or pay any dividend or distribution with respect to any of its equity interests, except for dividends or distributions by one Group Company to another Group Company;

(iii) effect any merger or consolidation with any other Person or any recapitalization, reclassification, stock split or like change in its capitalization;

(iv) transfer, issue, sell, pledge, encumber or dispose of any equity securities of any Group Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any Group Company, in each case, other than (A) grants of up to 500,000 RSUs and Restricted Shares in the aggregate under the Stock Incentive Plans or (B) in connection with the exercise of Options or the vesting and/or settlement of RSUs and Restricted Shares, in each case in accordance with any Company Employee Plan or awards thereunder existing as of the date hereof;

(v) (A) increase (or commit to increase) or accelerate the compensation or benefits of, or enter into any new, or materially modify the terms of any existing, bonus, incentive, severance or termination agreements or arrangements with any present or former directors, officers, individual consultants or employees of the Company or its Subsidiaries, other than in the ordinary course of business consistent with past practice for Company Employees with an annual base salary of less than $400,000, (B) hire any director, officer, individual consultant or employee with an annual base salary or annual rate of compensation in excess of $400,000 or terminate (other than for cause) any of the directors, officers, individual consultants or employees of the Company or its Subsidiaries with an annual base salary or rate of compensation in excess of $400,000, in each case, outside of the ordinary course of business consistent with past practice, (C) terminate, amend or modify any Company Employee Plan in any material respect or establish any new arrangement that would (if it were in effect on the date hereof) constitute a Company Employee Plan, (D) take any action to increase the compensation of Company Employees, other than annual merit increases to annual base salary or base wage rate and any corresponding increases in annual bonus opportunity to the extent determined relative to base salaries or base wages; provided that the aggregate amount of any such increases shall not exceed 4% of the aggregate base salaries and base wages of the employees of the Company and its Subsidiaries as in effect as of the date hereof, (E) grant or provide any severance payments or benefits to any Company Employee or individual independent contractor with an annual base salary or annual rate of compensation in excess of $200,000, other than to newly hired or engaged individuals for which hiring or engagement was permitted by Section 5.1(b)(v)(B), (F) accelerate the vesting or payment of any amounts under any Company Employee Plan, (G) loan or advance any money or other property of the Company or its Subsidiaries to any of their present or former directors, officers, individual consultants or employees (other than travel or expense advances in the ordinary course of business consistent with past practice) or forgive any such loan, or (H) grant to any present or former director, officer, independent contractor or employee of the Company or its Subsidiaries any right to reimbursement, indemnification or payment for any Taxes, including any Taxes incurred under Section 409A or 4999 if the Code; except, in the cases of clauses (A) through (H) hereof, to the extent required under (x) any Company Employee Plan or other contractual arrangement or (y) applicable Laws;

(vi) (A) modify or affirmatively waive the restrictive covenant obligations of any Company Employees, other than in connection with the negotiation of settlement or separation agreements for any Company Employee with an annual base compensation less than $200,000 or (B) modify or affirmatively waive any non-competition, non-solicitation, confidentiality or similar obligation of (1) any current Producer of the Group Companies whose Clients represented $1,000,000 or more in aggregate revenue for the Group Companies during the fiscal year ended December 31, 2024 or (2) any former Producer of the Group Companies whose Clients represented $1,000,000 or more in aggregate revenue for the Group Companies during the last full fiscal year during which such Producer was engaged by the Group Companies;

(vii) (A) modify, extend, or enter into any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Employees;

(viii) implement any program or policy covering Company Employees that promotes diversity, equity and/or inclusion in violation of applicable Law;

(ix) sell, assign, transfer, license, sublicense, abandon, allow to lapse, cancel or fail to renew or maintain, or otherwise dispose of or subject to any Lien (other than Permitted Liens) any material Company Owned IP, except nonexclusive licenses granted in the ordinary course of business and expiration of any Company Owned Registered IP in accordance with the applicable statutory term;

(x) disclose to a third party (other than to Parent and its representatives or in the ordinary course of business pursuant to appropriate confidentiality agreements) or fail to maintain in any material respect the confidentiality of any trade secrets included in the Company Owned IP or other confidential information, in each case, that is material to the Group Companies, taken as a whole;

(xi) incur, create, assume, guarantee or otherwise become liable for any outstanding principal amount of, accrued and unpaid interest on, and other payment obligations arising under any indebtedness for borrowed money (but excluding trade payables, accrued expenses and letters of credit issued in the ordinary course of business), and indebtedness evidenced by any note, bond, debenture or other debt security, in each case, to the extent constituting an obligation or indebtedness of any Group Company, or any guarantees of any of the foregoing (but excluding intercompany guarantees), other than indebtedness incurred (A) under the Credit Agreement, (B) pursuant to the Preferred Shares or (C) in connection with Permitted Acquisitions; notwithstanding the foregoing, in no event will the Company or any of the other Group Companies syndicate, issue or announce the syndication or issuance of any debt facility or debt security that would compete with the Debt Financing of Parent;

(xii) sell, lease, grant or incur any Lien (other than Permitted Liens), abandon, sell and leaseback or otherwise transfer or dispose of any tangible assets or Leased Real Property, other than (A) dispositions of inventory, equipment or other assets that are no longer used in the conduct of the business of the Group Companies or (B) dispositions of inventory, equipment or other assets in the ordinary course of business consistent with past practice;

(xiii) (A) enter into any Contract that would have been required to be listed on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the date hereof (provided that, with respect to clauses (ii), (iv), (v) and (vi) of the definition of Company Material Contracts, the relevant thresholds shall be measured by reference to the Company’s reasonable expectation of the revenue or premium volume that will be generated during the first year of the applicable Contract), other than in the ordinary course of business (provided that such Contract does not restrict the ability of the Group Companies to compete in any line of business or in any geographic area) or (B) adversely amend or modify in any material respect or terminate any Company Material Contract, other than any termination in the ordinary course of business or upon the expiration of such Contract in accordance with its terms;

(xiv) settle or compromise any material actions, suits, proceedings or investigations, unless such settlement involves solely the payment of monetary amounts not in excess of $1,000,000 and does not involve (A) any criminal liability or any admission of fault, misconduct or wrongdoing or (B) limitations on conduct (other than customary confidentiality, release and non-disparagement provisions);

(xv) make any material change to the accounting methods, principles, classifications or practices currently used by the Group Companies, except as may be required by GAAP (or if applicable, SAP) or applicable Law;

(xvi) (A) adopt or change any material Tax accounting method or make, change or revoke any material Tax election, (B) amend any material Tax Return, (C) settle, consent to or compromise any claim or assessment in respect of a material amount of Taxes or surrender or compromise any right to claim a material Tax refund, (D) prepare or file any material Tax Returns in a manner inconsistent with past practices (unless otherwise required by applicable Law), (E) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, or (F) enter into any closing agreement in respect of a material Tax;

(xvii) enter into or discontinue any line of business;

(xviii) acquire, or enter into any binding commitment to acquire, the equity interests in, or any assets, rights or properties of, any business or division (whether by merger, consolidation or otherwise) from any other Person, other than Permitted Acquisitions;

(xix) (A) materially delay or materially postpone any payment of material accounts payable from the date such payment would be made in the ordinary course of business or (B) materially accelerate or materially delay the collection of material receivables in advance of or beyond the date when the same would have been collected in the ordinary course of business;

(xx) make any capital expenditures or incur any liabilities in respect thereof, except for capital expenditures that do not exceed one hundred and ten percent (110%) of the capital expenditures made in the fiscal year ended December 31, 2024; provided that the Group Companies will not make any capital expenditures or incur any liabilities in respect thereof that would, after giving effect to such capital expenditure (including the incurrence of any liabilities in respect thereof), result in the Group Companies having insufficient working capital to ensure the continued operation of the business of the Group Companies in the ordinary course, taken as a whole;

(xxi) apply for, seek or obtain any permit, license, approval, certificate or other authorization from any Governmental Authority that would reasonably be expected to (A) prevent, materially delay or materially impede the transactions contemplated hereby or (B) require Parent or any of its respective Affiliates being required to make any material filing or notice with or material disclosure to any Governmental Authority, in each case, other than renewals of existing permits, licenses, approvals, certificates or other authorizations held or maintained by the Company or any of its Subsidiaries as of the date hereof;

(xxii) fail to renew or terminate any Company Material Permit;

(xxiii) make any loans, advances or capital contributions to, or investments in, any other Person, except loans, advances or capital contributions to, or investments in any other Person (other than Carriers and intermediaries) that are (A) legally binding commitments existing as of the date hereof and for which the applicable contractual documentation has been made available to Parent in the Dataroom, (B) in an aggregate principal amount not to exceed $1,000,000, (C) ordinary course travel or expense advances to Company Employees or (D) permitted pursuant to Section 5.1(b)(v)(G); or

(xxiv) authorize, commit or agree to take any of the foregoing actions.

(c) Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Group Companies’ operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 5.1(c) or elsewhere in this Agreement to the extent that the requirement of such consent would reasonably be expected to violate any applicable Law.

Section 5.2. Access to Information; Books and Records; Confidentiality. Upon reasonable notice from time to time from the date hereof until the earlier of the Closing and the termination of this Agreement, upon Parent’s request, the Company will permit Parent and its representatives (including Parent’s Debt Financing Sources and Equity Financing Sources and their representatives) to have reasonable access during normal operating hours to the (x) personnel and representatives of the Group Companies, (y) the Contracts, assets, business or financial reports, workpapers or other records and books of account (including Tax Returns) of the Group Companies in the possession of any Group Company and that relate in any manner to the conduct or operations of any Group Company on or prior to the Closing Date and (z) to the facilities, properties, offices and premises of any Group Company; provided, however, that Parent and its representatives shall not unreasonably disrupt the personnel and operations of the Group Companies. All information exchanged pursuant to this Section 5.2 shall be subject to that certain confidentiality letter agreement between the Company and Parent dated November 11, 2024 (the “Confidentiality Agreement”). Notwithstanding anything to the contrary contained in this Section 5.2, the Company may withhold any access, document (or portions thereof) or information (a) that is subject to the terms of a non-disclosure agreement or undertaking with a third party, (b) that constitutes privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, would reasonably be expected to result in the loss of any such privilege, or (c) if the provision of access to such book, records or other document (or portion thereof), as determined by such party’s counsel, would reasonably be expected to conflict with applicable Laws; provided that, in each case, if Parent requests any access, document or information that the Company is permitted to withhold pursuant to this Section 5.2, the Company shall provide notice to Parent that it is withholding such access, document or information and shall use commercially reasonable efforts to provide such access, document or information to Parent and its representatives in a manner that does not violate any such agreement or Law or result in the waiver of any such privilege. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Company in this Agreement.

Section 5.3. Efforts to Consummate.

(a) Subject to the terms and conditions herein provided and prior to the Closing, each of Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Contemplated Transactions (including the satisfaction of the closing conditions set forth in Article VI). Without limiting the generality of the foregoing, each of Parent, Merger Sub and the Company shall use reasonable best efforts to obtain as promptly as practicable the Required Regulatory Approvals. Each of Parent, Merger Sub and the Company shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or in connection with other Required Regulatory Approvals. Without limiting the foregoing, (i) Parent, Merger Sub and the Company shall respond as promptly as practicable to any formal or informal inquiries or requests for documentation or information or any request for additional information received from any Governmental Authority, (ii) the Company, Parent and their respective controlled Affiliates shall not enter into any agreement with any Governmental Authority to not consummate the Contemplated Transactions, except with the prior written consent of the other Parties and (iii) Parent and Merger Sub agree to take, and to cause their controlled Affiliates to take, any and all actions that are necessary or as may be required by any Governmental Authority to avoid or eliminate each and every impediment under any Law or that are imposed by any Governmental Authority so as to enable the Parties to consummate the Contemplated Transactions before the Expiration Date and to avoid the entry of, or effect the dissolution of, any preliminary or temporary injunction, decision, order, determination or decree that would otherwise have the effect of preventing or delaying the consummation of the Contemplated Transactions, including (A) negotiating and executing settlements, undertakings, consent decrees, stipulations, hold separate orders, or other agreements with any Governmental Authority or with any other Person, (B) divesting, selling, licensing, causing a third party to acquire or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets, businesses, products, services or facilities of the Company, Parent or their respective Affiliates, (C) terminating, amending or assigning existing relationships, contractual rights, obligations, ventures, or other arrangements, (D) amending, assigning or terminating existing licenses or other agreements and entering into such new licenses or other agreements, (E) creating any relationship or contractual rights or obligations (including agreeing to undertakings or actions that would limit freedom of action with respect to the conduct of the business(es), product line(s), or asset(s) of the Company or its Affiliates) or (F) agreeing to or effectuating any other change or restructuring of Parent or its pre- or post-Closing Subsidiaries; provided that (i) neither Parent nor Merger Sub shall be required to take or agree to take any action, restriction, condition, limitation or requirement, including any of the foregoing actions stated in (A)-(F) of this Section 5.3(a), that would result in a Burdensome Condition, (ii) none of Parent, Merger Sub, the Company or any of their respective Affiliates shall be required to take any action, restriction, condition, limitation or requirement, including any of the foregoing actions stated in (A)-(F) of this Section 5.3(a), that is not conditioned upon the closing of the Contemplated Transactions and (iii) the Company will not take any action, restriction, condition, limitation or requirement, including any of the foregoing actions stated in (A)-(F) of this Section 5.3(a), without the prior written consent of Parent, regardless of whether such action would constitute a Burdensome Condition. All filing and other fees and expenses for all Required Regulatory Approvals shall be borne and paid fifty percent (50%) by Parent and fifty percent (50%) by the Company; provided that all filing and other fees and expenses for any filing required to be made by the Kelso Investor under the HSR Act (the “Kelso Investor HSR Filing Fees”) shall be paid by the Company and borne one hundred percent (100%) by the Equityholders as a Transaction Expense, and that all filing and other fees and expenses for any filing made, or required to be made, by Parent under the HSR Act shall be borne and paid one hundred percent (100%) by Parent.

(b) Subject to applicable Law, Parent and the Company shall reasonably cooperate with each other in the preparation and filing of any applications, notices, petitions, statements, registrations, submissions of information and requests for additional information from Governmental Authorities in connection with the Contemplated Transactions, including by (i) providing such information as may be reasonably necessary for inclusion in such applications, notices, petitions, statements, registrations, submissions of information and responses and (ii) providing copies of all such documents (except documents or portions thereof for which confidential treatment has been requested or given) to the non-filing Party and its advisors prior to making such filing and, after giving the other Parties a reasonable opportunity to review, considering the other Parties’ reasonable comments in good faith. Parent and the Company shall each (w) promptly notify the other Parties of any communication received by either Parent or the Company or the Kelso Investor or Kelso Sponsor, as the case may be, from any Governmental Authority regarding any of the Contemplated Transactions, (x) provide the other Parties a reasonable opportunity to review in advance any proposed written communication made to any Governmental Authority regarding any of the Contemplated Transaction and consider in good faith the other Parties’ reasonable comments, and, subject to applicable Law and redaction of any commercially sensitive information of a Party, (y) not participate in or agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Contemplated Transactions unless, to the extent practicable, it consults with the other Parties in advance and, unless prohibited by such Governmental Authority, it gives the other Parties the opportunity to attend and participate and (z) furnish the other Parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives, on the one hand, and any such Governmental Authority or its respective staff, on the other, with respect to this Agreement and the Contemplated Transactions (redacted as reasonably required to protect commercially sensitive information of a Party), unless prohibited by such Governmental Authority. Notwithstanding anything to the contrary in this Agreement, Parent will have the right to solicit, direct and control discussions and negotiations related to, and shall have control and final decision-making authority related to the strategy for obtaining any required consents, permits, authorizations, waivers or approvals from any Governmental Authority in connection with the Contemplated Transactions. This Section 5.3(b) shall not apply with respect to Tax matters.

(c) Each Party agrees to reasonably cooperate in obtaining any other consents and approvals from any Person (other than a Governmental Authority) that may be required in connection with the Contemplated Transactions. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate any Party or Group Company to make, or to cause to be made, any payment to any third party in order to obtain the consent or approval of such third party under any Contract or otherwise. Notwithstanding anything to the contrary in this Agreement, each Party agrees that no Party, or any of its Affiliates, shall have any liability whatsoever to any other Party arising out of or relating to the failure to obtain any such consent or approval and no representation, warranty or covenant herein shall be breached or deemed breached, no condition shall be deemed not satisfied and no termination right shall be deemed triggered as a result of such failure.

(d) Parent and Merger Sub shall not, and shall cause their respective controlled Affiliates not to propose, announce an intention, or enter into any agreement with respect to any transaction that would reasonably be expected to prevent or materially delay or impair the consummation of the Contemplated Transactions.

Section 5.4. Tax Matters.

(a) Transfer Taxes. All Transfer Taxes payable in connection with the transactions contemplated by this Agreement shall be paid by Parent. The party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party.

(b) No Code Section 338 Election. Parent shall not make, or permit to be made, any election under Section 338 of the Code or any similar provision of state, local or non-U.S. Tax law with respect to the Contemplated Transactions.

(c) Refunds of an Estimated Tax Amount. The Equityholders shall be entitled to any refund of cash Taxes (or credit in lieu of such refund) actually received by Parent or any of the Group Companies following the Closing Date (including any interest paid by a Taxing Authority with respect thereto) that was not taken into account in the Income Tax Amount and that relates to estimated U.S. federal and state Income Taxes paid by the Group Companies with respect to any taxable year of the Group Companies beginning on or after January 1, 2024 (an “Estimated Tax Amount”). Parent shall promptly notify the Equityholder Representative of the receipt of any refund (or credit) to which the Equityholders are entitled hereunder and pay over such refund (or the amount of such credit) to the Equityholder Representative (for further distribution to the Equityholders) within twenty (20) Business Days after receipt from the applicable Taxing Authority (or in the case of any amount credited against Taxes within twenty (20) Business Days of the date such credit against Taxes is claimed on a Tax Return), less any Taxes imposed on Parent or the Group Companies as a result of such refund or credit, including Employer Payroll Taxes imposed with respect to payments made pursuant to this Section 5.4(c), and the amount of any reasonable costs or expenses incurred by Parent or the Group Companies in connection with obtaining and receiving such refund or credit. Parent shall, and shall cause the Group Companies to use commercially reasonable efforts to procure such refunds, including by timely (taking into account applicable extensions) filing any Tax Return reflecting an Estimated Tax Amount, as applicable, consistent with the past practices of the Group Companies (except as required by a change in applicable Law) and the provisions of this Agreement; provided that for the avoidance of doubt, none of Parent or any of its Affiliates (including, after the Closing, the Group Companies) will be required to pursue any “quick refund” procedure by filing IRS Form 4466 or similar filing under state or local Law. Notwithstanding anything herein to the contrary, any payments due pursuant to this Section 5.4(c) to the Equityholder Representative on behalf of the Optionholders, RSU Holders and Restricted Share Holders, as applicable, shall not be paid to the Equityholder Representative and shall instead be paid to such Optionholders, RSU Holders and Restricted Share Holders in accordance with their respective Percentage Interests through the payroll system or payroll provider of the Surviving Corporation.

(d) FIRPTA Certificate. At the Closing, the Company will deliver to Parent a certificate substantially in the form provided for in Treasury Regulation sections 1.1445-2(c)(3) and 1.897-2(h) (the “FIRPTA Certificate”), certifying that the Common Shares do not constitute “United States real property interests” within the meaning of Section 897(c)(1) of the Code and the regulations thereunder and a notice to be mailed (together with a copy of the certificate) to the Internal Revenue Service in account with Treasury Regulation section 1.897-2(h)(2).

(e) Cooperation. Parent and the Equityholder Representative shall (and shall cause their respective Affiliates to) (i) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with Tax reporting matters or the conduct of any audit or other examination by any Taxing Authority or any judicial or administrative proceeding relating to Taxes and (ii) retain and provide the other party and its Affiliates with reasonable access to all records or information which may be relevant to the extent reasonably requested in connection with such Tax matters; provided that the Party requesting assistance hereunder shall reimburse the other for any reasonable out-of-pocket costs incurred in providing such assistance or information and shall compensate the other for any reasonable costs (excluding wages and salaries and related costs) of making employees available, upon receipt of reasonable documentation of such costs. Any information obtained under this Section 5.4(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit, examination or other proceeding. Parent and the Equityholder Representative agree that the sharing of information and cooperation contemplated by this Section 5.4(e) shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.

(f) Tax Sharing Agreements. On or before the Closing Date, the rights and obligations of the Group Companies pursuant to all Tax Sharing Agreements (other than this Agreement or any Tax Sharing Agreement solely among the Group Companies), if any, to which any of the Group Companies is a party shall terminate, and none of the Group Companies shall have any rights or obligations to each other after the Closing in respect of such Tax Sharing Agreements.

(g) Additional Tax Covenant. On or before the Closing Date, the Group Companies shall use commercially reasonable efforts to take the actions set forth on Section 5.4(g) of the Company Disclosure Schedules.

Section 5.5. Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years from the Effective Time, Parent and Merger Sub agree that, all rights to indemnification or exculpation now existing in favor of the current and former directors and officers of each Group Company (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”), as provided in such Group Company’s Organizational Documents with respect to any matters occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect and that the Group Companies shall perform and discharge the Group Companies’ obligations thereunder to provide such indemnity and exculpation after the Merger. To the maximum extent permitted by applicable Law, such indemnification required thereby shall be mandatory rather than permissive, and the Surviving Corporation shall advance expenses in connection with such indemnification as provided in such Group Company’s Organizational Documents. For a period of six (6) years from the Effective Time, the indemnification and liability limitation or exculpation provisions of the Group Companies’ Organizational Documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of any Group Company, unless such modification is required by applicable Law.

(b) To the fullest extent required under applicable Law and the Group Companies’ Organizational Documents, Parent shall cause the Surviving Corporation to advance, and cause to be paid all reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.5; provided that, if such Indemnified Party is found in a non-appealable order from a court of competent jurisdiction not to be entitled to indemnification or other rights hereunder, such person shall reimburse the Surviving Corporation the full amount of such fees and expenses so advanced.

(c) At its own expense, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, purchase and maintain in effect immediately following the Effective Time and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Effective Time with respect to matters occurring prior to the Effective Time. Such policy shall provide coverage that is no less favorable than the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies, underwritten by one or more insurers with an A.M. Best rating no less than the A.M. Best rating of the insurers of the current policies; provided, however, that in no event shall Parent be required to cause the Surviving Corporation to expend for such “tail” policy an aggregate premium in excess of 250% of the aggregate annual premium currently paid by the Company for such insurance.

(d) Each Indemnified Party entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.5 is intended to be a third-party beneficiary of this Section 5.5. The obligations of Parent and the Surviving Corporation and its Subsidiaries under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organizational Documents of the Group Companies or the Surviving Corporation or the DGCL. For the avoidance of doubt, this Section 5.5 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Corporation and its Subsidiaries.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any Group Company or any of its directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.5 is not prior to or in substitution for any such claims under such policies.

(f) In the event Parent, the Surviving Corporation and its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation and its Subsidiaries, as the case may be, shall assume the obligations set forth in this Section 5.5.

Section 5.6. Documents and Information. After the Closing Date, Parent and the Surviving Corporation shall, and shall cause the Surviving Corporation and its respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the Business and the Group Companies in existence on the Closing Date and make the same available for inspection and copying by the Equityholder Representative (at the Equityholder Representative’s sole cost and expense) during normal business hours of the Surviving Corporation or any of its Subsidiaries upon reasonable request and upon reasonable notice, in each case, solely for purposes of complying with any applicable Tax, financial reporting or regulatory requirements; provided that Parent, the Surviving Corporation and each of the Group Companies may withhold any book, record or other document (or portion thereof) (w) that is subject to the terms of a non-disclosure agreement or undertaking with a third party, (x) that constitutes privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, would reasonably be expected to result in the loss of any such privilege, (y) if the provision of access to such book, records or other document (or portion thereof), as determined by such party’s counsel, would reasonably be expected to conflict with applicable Laws or (z) that constitutes non-financial trade secrets of the Company or its Subsidiaries; provided, further, that in each case, if the Equityholder Representative requests any information that Parent, the Surviving Corporation and/or the applicable Group Company is permitted to withhold pursuant to this section, Parent, the Surviving Corporation and/or the applicable Group Company, as the case may be, shall provide notice to the Equityholder Representative that it is withholding such access or information and shall use commercially reasonable efforts to provide such access or information to the Equityholder Representative and its representatives in a manner that does not violate any such agreement or Law or result in the waiver of any such privilege. To the extent consistent with the Company’s existing document retention policies and past practice, no such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date by Parent, the Surviving Corporation or any of its Subsidiaries, without first advising the Equityholder Representative in writing and giving the Equityholder Representative a reasonable opportunity to obtain possession thereof. Notwithstanding the foregoing or the provisions of Section 5.4(e), no provision of this Agreement shall be construed to require Parent to provide the Equityholder Representative any information with respect to, or right to access or to review, Parent’s affiliated, consolidated, combined, unitary, aggregate or similar Tax Return, other than any portion of such Tax Return that solely relates to the Group Companies.

Section 5.7. Company Employee Matters.

(a) During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date (the “Continuation Period”), Parent shall provide each Company Employee who continues to be employed following the Closing Date (each, a “Continuing Employee”) with (x) base salary or base wage rate that are, in either case, no less than the base salary or base wage rate in effect for such Continuing Employee immediately prior to the Closing, (y) target cash annual incentive opportunities that are no less favorable than the target cash annual incentive opportunities in effect for such Continuing Employee immediately prior to the Closing and (z) employee benefits (excluding equity-based compensation, deferred compensation, defined benefit pension plans, transaction bonuses, retention bonuses, severance payments or other similar non-recurring compensation arrangements) that are substantially comparable in the aggregate to the employee benefits (subject to the foregoing exclusions) provided to such Continuing Employee immediately prior to the Closing. Without limiting the generality of the foregoing, Parent shall cause the Company to provide each Continuing Employee whose employment is terminated during the Continuation Period with severance benefits that are no less favorable to such Continuing Employee than the severance benefits that would have been provided to such Continuing Employee under the Company severance plan set forth on Section 3.11(a) of the Company Disclosure Schedules hereto applicable to such Continuing Employee as in effect immediately prior to the Closing.

(b) From and after the Closing, Parent shall use commercially reasonable efforts to, or shall cause the Company to use commercially reasonable efforts to, give each Continuing Employee full credit under (i) each employee benefit plan, policy or arrangement, and (ii) any other service-based or seniority-based entitlement, in each case maintained or made available for the benefit of Continuing Employees as of and after the Closing by Parent or any of its Affiliates, for such Continuing Employee’s service prior to the Closing with the Company and its applicable Affiliates and their respective predecessors, for the purposes of eligibility to participate, level of benefits and vesting to the same extent such service is recognized by the Company and its applicable Affiliates immediately prior to the Closing; provided that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service or with respect to benefit accruals under a defined benefit pension plan. Without limiting the foregoing, Parent shall honor all earned but unused paid time-off accrued for the Continuing Employees as of the Closing, and permit such Continuing Employees to use such vacation, paid time-off and sick time after the Closing in accordance with the terms in effect as of immediately prior to the Closing. In addition, Parent shall (x) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any employee benefit plan in which any of the Continuing Employees commence to participate following the Closing Date (any such plan, a “New Plan”) to the extent waived or satisfied by a Continuing Employee under any Company Employee Plan in which they are then participating and (y) use commercially reasonable efforts to cause any deductible, co-insurance and covered out-of-pocket expenses paid under any Company Employee Plan in the plan year in which commencement of participation in the New Plan occurs by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions under any applicable New Plan in the year of initial participation.

(c) The Company shall use commercially reasonable efforts to (i) secure from each Person who is a “disqualified individual” (within the meaning of Section 280G of the Code) and who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated hereby that would constitute “parachute payments” (within the meaning of Section 280G of the Code) a waiver of such Person’s rights to some or all of such payments and/or benefits applicable to such person (the “Waived Parachute Payments”) so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) that would not be deductible by the Company or its Affiliates under Section 280G of the Code. No later than five (5) Business Days prior to the Closing Date, the Company shall submit to the Stockholders (in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 of the Code, and further in a manner that is satisfactory to Parent) the right of any “disqualified individual” to receive or retain the Waived Parachute Payments. No later than one (1) Business Day prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the required Stockholders was solicited in accordance with the foregoing provisions of this Section 5.7(c) and that either (x) the requisite number of votes of the required Stockholders was obtained with respect to the Waived Parachute Payments (the “280G Approval”), or (y) that the 280G Approval was not obtained, and, as a consequence, the Waived Parachute Payments have not been and will not be made. The form of the waiver, the disclosure statement, any other materials to be submitted to the required Stockholders in connection with the 280G Approval and the calculations related to the foregoing shall be subject to advance review and comment by Parent, and the Company shall consider such reasonable comments as may be provided by Parent. Parent shall provide to the Company in a timely manner that is reasonably sufficient to permit the Company to fulfill its obligations under this Section 5.7(c), all necessary information relating to compensation arrangements, if any, that Parent or its Affiliates agree, have agreed, or have proposed to provide to any “disqualified individual” that should be taken into account in making determinations as to the application of Sections 280G and 4999 of the Code and which are necessary for the Company to comply with Section 280G(b)(5)(B) of the Code and shall cooperate with the Company and its advisers in good faith to determine the value for the purposes of Section 280G of the Code of any payments or benefits contemplated therein (and if Parent does not comply with its obligations under this sentence, the Company’s failure to include such Parent arrangements in the voting materials described herein will not result in a breach of this Section 5.7(c)).

(d) Without limiting the generality of Section 10.5, nothing in this Agreement is intended to or shall (i) be treated as an amendment to, or be construed as amending, any Company Employee Plan, or any program or agreement sponsored, maintained or contributed to by Parent, (ii) prevent Parent or its Affiliates from, on or after the Closing Date, terminating any Company Employee Plan or any other benefit plan in accordance with its terms, (iii) prevent Parent or its Affiliates, on or after the Closing Date, from terminating the employment of any Continuing Employee or (iv) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of the Company, Parent or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

Section 5.8. Confidentiality; Public Announcements.

(a) Confidentiality Agreement. The provisions of the Confidentiality Agreement, to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein and as though the parties thereto were the Company and Parent. The Confidentiality Agreement shall remain in effect until the Closing, at which point it shall terminate. Notwithstanding the termination of the Confidentiality Agreement at the Closing, for a period of two (2) years following the Closing Date, Parent shall, and shall cause its controlled Affiliates (including, from and after the Closing, the Group Companies) and its and their respective representatives to, keep confidential and not use or disclose documents and information concerning the Kelso Investor or its Affiliates (other than the Group Companies) furnished to Parent or its Affiliates or its or their respective representatives in connection with this Agreement or the Contemplated Transactions. The requirements in this Section 5.8(a) shall not apply to Parent to the extent that any such documents or information referred to in the immediately preceding sentence (i) become generally available to the public other than through an action or inaction by Parent or its representatives, (ii) were within Parent’s or its representatives’ possession prior to the date hereof from a source other than the Kelso Investor or its representatives, as evidenced by internal records, (iii) are received by Parent or its representatives from a source other than the Kelso Investor or any of its representatives, (iv) are required to be disclosed by Parent or its representatives pursuant to the requirements of a Governmental Order or (v) are independently developed by Parent or its representatives without reference to any such documents or information, as evidenced by internal records.

(b) Permitted Disclosures. No provision of this Section 5.8 will be construed to prohibit: (i) disclosures by any of the Group Companies to suppliers, customers, lenders, employees, agents and independent contractors of the Group Companies to the extent reasonably necessary or desirable, in such Group Company’s reasonable judgment, to preserve its business or operations or to facilitate the Contemplated Transactions; provided that such disclosures are subject to Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) confidential disclosures to legal counsel, accounting advisors and financial advisors, who shall be required to maintain such confidentiality with respect to any such disclosure; (iii) disclosures pursuant to the requirements of a Governmental Order or applicable Law; (iv) disclosures required in connection with legal proceedings between the Parties, including to the extent reasonably necessary to enforce the Parties’ respective rights hereunder; or (v) disclosures of information that is publicly available other than as a result of disclosures made in breach hereof.

(c) Public Announcements. Neither Parent nor the Company shall make, or permit any of their respective Affiliates or representatives to make, any public announcement in respect of this Agreement or the

Contemplated Transactions (including any public statement, press release or press conference) without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required (i) by Law, Governmental Order or any listing agreement with or rule of any national securities exchange applicable to Parent, Merger Sub, the Equityholder Representative or the Company or any of their respective Affiliates (and only to the extent so required and after providing the other party a reasonable opportunity to review and comment on such disclosure) or (ii) to enforce its rights or remedies under this Agreement. Notwithstanding anything to the contrary in this Agreement, Kelso Sponsor and its Affiliates may confidentially disclose selected transaction information to those existing or potential limited partners of Kelso Sponsor that have agreed to adhere to obligations of confidentiality imposed on such Persons by Kelso Sponsor in connection with fundraising, marketing, informational or reporting activities of the kind customarily required in the course of its business.

Section 5.9. Representations & Warranties Insurance. In the event Parent or any of its Affiliates elects to obtain representations and warranties insurance in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (any such policy(ies), a “R&W Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to obtaining such R&W Policy shall be borne solely by Parent, (b) the retention shall be borne solely by Parent or any of its Affiliates, and such R&W Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties policy industry), (c) such R&W Policy shall expressly waive any claims of subrogation by the insurer(s) of the R&W Policy against the Equityholder Representative, the Equityholders and any of their respective Non-Recourse Parties, except in the case of Fraud, (d) such R&W Policy shall not permit any amendment thereto or modification thereof with respect to the foregoing limitations in this Section 5.9 without the prior written consent of the Equityholder Representative and (e) the Equityholder Representative, the Equityholders and their respective Non-Recourse Parties shall be express third-party beneficiaries of the provisions and limitations described above in this Section 5.9. The Parties acknowledge that obtaining the R&W Policy is not a condition to the Closing. The Company shall, and shall cause its Subsidiaries and representatives to, provide such reasonable cooperation to Parent as reasonably requested by Parent in connection with Parent or its Affiliates obtaining the R&W Policy, including (i) provision of access to information pursuant to Section 5.2 hereof, (ii) provision to the insurer(s) thereunder or to Parent complete copies of the Dataroom in a format and on media reasonably acceptable to the underwriter(s) of the R&W Policy and (iii) providing Parent with information reasonably requested by Parent in connection with Parent attempting to eliminate any exclusions from coverage under the R&W Policy.

Section 5.10. Pre-Closing Share Exchange. The Company shall use reasonable best efforts to cause the Pre-Closing Share Exchange to be consummated prior to the Closing.

Section 5.11. Financing.

(a) Cooperation and Financial Assistance.

(i) From the date hereof until the Closing, or the earlier termination of this Agreement, the Company shall, and the Company shall cause each of its Subsidiaries and representatives to, at Parent’s cost and expense and at Parent’s reasonable request, use reasonable best efforts to cooperate with Parent in connection with the arrangement of any Debt Financing and/or any Equity Financing. Without limitation of the generality of the foregoing, such reasonable best efforts shall include: (i) cooperating with the arrangement of, or marketing efforts in connection with, the Debt Financing and the Equity Financing, including causing the Company’s senior officers with appropriate expertise, to participate at reasonable times and upon reasonable notice, in a reasonable number of meetings (including “road shows”, bank meetings, drafting sessions, due diligence sessions and similar presentations) to and with prospective lenders, rating agencies, Debt Financing Sources and Equity Financing Sources, (ii) assisting with the preparation of customary confidential information materials and other customary marketing materials for rating agency presentations, bank information memoranda, prospective lender presentations and other customary marketing and syndication materials required in connection with any Debt Financing or any Equity Financing, including, if reasonably requested by the Debt Financing Sources, assisting in the preparation of an additional version of a confidential information memorandum and related lender presentation that does not contain material non-public information and providing a customary authorization letter authorizing the distribution of the confidential information memorandum to prospective Debt Financing Sources and containing a customary representation, if applicable, that such memorandum does not include material non-public information about the Company or their respective affiliates or their respective securities, (iii) assisting with the preparation of definitive financing documentation (including officer’s certificates and customary evidence of authority) and the schedules and exhibits thereto, in each case, customarily required to be delivered under any definitive documents, including any Financing Document, for any Debt Financing or Equity Financing, (iv) providing to Parent and its Debt Financing Sources and Equity Financing Sources, at least four (4) business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulation, in each case, as requested at least nine (9) Business Days prior to the Closing Date, (v) providing the Required Information, which shall be Compliant, and such other financial information reasonably required by the Debt Financing Sources and Equity Financing Sources or in connection with any definitive documents, including any Financing Document, for the Debt Financing or the Equity Financing, and promptly informing Parent if, to the Company’s Knowledge, there are any facts that would be reasonably likely to require the restatement of any financial statements comprising a portion of the Required Information in order for such financial statements to comply with GAAP or that the Required Information is not otherwise Compliant, (vi) taking all corporate, partnership, limited liability company and other entity actions that are necessary or customary to obtain the Debt Financing or Equity Financing and market the transactions contemplated by this Agreement, (vii) providing or causing to be provided any customary legal opinions or consents customarily required to be delivered under any Financing Document and other documents reasonably requested by the Debt Financing Sources or Equity Financing Sources, including comfort letters and consents to the inclusion of audit reports from the Company’s auditors and legal opinions and negative assurance letters from the Company’s outside counsel, (viii) otherwise cooperating with Parent in the preparation of any Financing Document or other definitive documents needed for any Debt Financing or the Equity Financing and (ix) assisting Parent in the preparation of pro forma financial information and pro forma financial statements and other financial data that is Compliant for any Debt Financing or Equity Financing.

(ii) All information provided pursuant to this Section 5.11(a) shall constitute “Evaluation Material” under the Confidentiality Agreement and shall be kept confidential in accordance with the terms of the Confidentiality Agreement, except that Parent shall be permitted to disclose such information (i) on a confidential basis to the Debt Financing Sources or Equity Financing Sources, and other lenders or potential lenders (and each such person’s affiliates and its and their respective officers, directors, partners, members, employees, advisors, legal counsel, independent auditors and other experts or agents on a confidential basis), in connection with any definitive documents, including any Financing Document, related to the Debt Financing or Equity Financing, subject to customary confidentiality undertakings by the Debt Financing Sources, Equity Financing Sources, and other lenders and potential lenders (including confidentiality requirements contained in a clickthrough screen on any electronic platform) and (ii) on a confidential basis to ratings agencies.

(iii) The Company and its Affiliates hereby consent to the use of the Company’s and its Affiliates’ logos in connection with a Debt Financing or Equity Financing and any “banner” or other logo currently used by the Company or its Affiliates; provided that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill.

(iv) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.11(a) shall require such cooperation to the extent it would (1) materially and unreasonably disrupt or interfere with the business or operations of the Company or (2) require the Company, its Affiliates, or any of their respective directors, officers, employees or agents to (i) execute or enter into any certificate, instrument, agreement or other document in connection with a Debt Financing which will be effective prior to the Closing, (ii) pay any commitment or other similar fee, to incur any other liability or obligation or to enter into any agreement effective in connection with the Debt Financing prior to the Closing, unless such fees are reimbursed by Parent, (iii) give any indemnities that are effective prior to the Closing Date (except to the extent such indemnities are subject to the indemnity set forth in the final sentence of this paragraph below), (iv) require their respective boards of directors or equivalent governing bodies to pass resolutions or consents to approve or authorize any such agreement with respect to the Debt Financing or Equity Financing prior to the Closing, (v) deliver any certificate or take any other action that would reasonably be expected to result in personal liability to such a director, officer or employee, (vi) except as required pursuant to Section 5.11(a)(i)(vii), deliver any legal opinion or consent, or (vii) provide any information that is legally privileged or take any action to the extent it would result in a loss or waiver of any such privilege; provided that the Company shall use its commercially reasonable efforts to obtain any relevant consents under such third party obligations of confidentiality to allow for the provision of such information to the extent reasonably requested by Parent or the Debt Financing Sources; provided, further, that in the event the Company does not provide information that could reasonably be considered material to Parent or the Debt Financing Sources because the disclosure thereof would violate any confidentiality agreement or obligation binding on it or waive attorney-client privilege, the Company will promptly provide notice to Parent that such information is being withheld to the extent it is legally permissible to provide such notice.

(v) Parent shall, promptly after written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including, to the extent incurred at the request or consent of Parent, reasonable attorneys’ fees) incurred by the Company prior to the Closing Date in connection with the Debt Financing or Equity Financing, including the cooperation contemplated by this Section 5.11(a). Parent shall indemnify the Company from, against and in respect of all losses, damages, claims, costs or expenses (including reasonable and documented attorneys’ fees) actually suffered or incurred by any of them in connection with the Debt Financing or Equity Financing and any information used in connection therewith to the fullest extent permitted by applicable Law, except to the extent that any of the foregoing arises from (x) the bad faith, negligence or willful misconduct of, or material breach of this Agreement by, the Company or any of their respective representatives, as applicable or (y) information provided by the Company or any of their respective representatives, as applicable, containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(vi) Notwithstanding anything contained herein to the contrary, a breach of this Section 5.11(a) will only constitute a material breach by the Company for purposes of Section 6.2(b) if such material breach is the proximate cause of the Debt Financing not being consummated.

(b) Payoff Letter. At least two (2) Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a duly executed payoff letter, in customary form and reasonably satisfactory to Parent, with respect to the obligations under the Credit Agreement (the “Payoff Letter”) (it being agreed that the Company shall use reasonable best efforts to provide drafts of the Payoff Letter to Parent no less than five (5) Business Days prior to the anticipated Closing Date). The Payoff Letter shall (i) specify the aggregate outstanding amount required to be paid to fully satisfy all obligations then due and payable as of the anticipated Closing Date under the Credit Agreement (including the applicable per diem amount thereafter) (the “Payoff Amount”), (ii) contain wire and payment instructions, (iii) provide that all Liens, guarantees and collateral arrangements in connection therewith shall be, upon receipt of the Payoff Amount, automatically and irrevocably released and terminated, and (iv) provide that all loan documents and obligations thereunder (other than contingent obligations that expressly survive) shall be, upon receipt of the Payoff Amount, automatically and irrevocably terminated, satisfied and discharged.

Section 5.12. Advisory Client Consents.

(a) Consent Notices. As promptly as reasonably practicable following the date hereof, the Company shall, or shall cause the Company Investment Adviser to, send to each Advisory Client a written notice

(“Consent Notice”) informing such Advisory Client of the transactions contemplated hereby and seeking such Advisory Client’s consent to the “assignment” (as defined in the Investment Advisers Act) or continuation of such Advisory Client’s Advisory Agreement if such consent is required under the applicable Advisory Agreement or applicable Law, which Consent Notice shall: (i) inform such Advisory Client of the intention (x) to complete the transactions contemplated hereby, which will result in an “assignment” (as defined in the Investment Advisers Act) of such Advisory Client’s Advisory Agreement, and (y) of the Company Investment Adviser to continue to provide investment advisory services pursuant to the existing Advisory Agreement with such Advisory Client after the Closing if such Advisory Client does not terminate such agreement prior to the Closing; (ii) request the consent of such Advisory Client and indicate that the consent of such Advisory Client will be deemed to have been granted if such Advisory Client continues to accept such advisory services for a period of at least forty five (45) days (or such longer period required by the applicable Advisory Agreement or by applicable Law) after the date the Consent Notice is delivered to the Advisory Client without termination; and (iii) provide an opportunity for such Advisory Client to affirmatively consent by countersigning and returning the Consent Notice. The Parties hereto agree that the consent of an Advisory Client shall be deemed to be obtained (A) upon receipt of the written consent requested in the applicable Consent Notice or (B) if no such written consent is received, if forty five (45) days (or such longer period required by the applicable Advisory Agreement or by applicable Law) have elapsed since the delivery of the Consent Notice to the applicable Advisory Client. The foregoing obligations shall apply equally in respect of any new Advisory Clients who enter into Advisory Agreements after the date hereof and prior to the Closing.

(b) Cooperation. Parent agrees to reasonably cooperate with the Company in obtaining the consents contemplated by this Section 5.12(b). Parent shall have the right to approve on a timely basis information concerning Parent or its Affiliates in any Consent Notice or similar materials to be distributed by the Company or the Company Investment Adviser. Parent shall also have the right to inspect, and provide reasonable comments on a timely basis, to be considered by the Company in good faith, in advance of distribution of, the other content of any materials to be distributed by the Company or the Company Investment Adviser pursuant to Section 5.12(a), including any Consent Notice (in each case, other than materials that are substantially similar to materials already provided to or approved by Parent, as applicable). The Company shall keep Parent reasonably informed of the status of obtaining consents of Advisory Clients and, upon Parent’s request, make available to Parent copies of all such executed consents. Parent shall provide to the Company or the Company Investment Adviser in writing, all information concerning Parent and its Affiliates as is required under applicable Law or otherwise reasonably requested by the Company in order for the Company or the Company Investment Adviser to seek to obtain the consents to be sought pursuant to this Section 5.12(b), which information shall be true and correct in all respects.

Section 5.13. Resignations. The Company shall use reasonable best efforts to provide any resignations, effective as of the Closing, of the members of the board of directors (or any equivalent governing body) or officers of the Company or its Subsidiaries that are requested in writing by Parent no later than five (5) Business Days prior to the Closing Date.

Section 5.14. Termination of Intercompany Agreements. Effective at the Closing, all Contracts (including the Management Agreements) and accounts, including all obligations to provide goods, services or other benefits, between the Kelso Investor or any of its Affiliates (other than the Group Companies), on the one hand, and the Group Companies, on the other hand, shall be terminated or settled, as applicable, without any party having any continuing obligations to the other (other than customary indemnification obligations), except for (a) this Agreement and the Transaction Documents and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Document to be entered into by the Kelso Investor or any of its Subsidiaries, on the one hand, and Parent or any of its Affiliates, on the other hand, (b) any Contracts or other arrangements (including any in-force insurance policies) entered into in the ordinary course of business on arm’s-length terms between any of the Group Companies, on the one hand, and the Kelso Investor, any Kelso Sponsor, and Kelso Sponsor partners, any investment funds managed or controlled by Kelso Sponsor and/or any of its Affiliates and/or any “portfolio companies” (as such term is used in the private equity industry) of any investment funds managed or controlled by Kelso Sponsor and/or any of its Affiliates, on the other hand, (c) the Contracts or understandings listed in Section 5.14 of the Company Disclosure Schedules and (d) any other Contracts or understandings that Parent and the Company or the Kelso Investor, as the case may be, mutually agree in writing shall not be terminated upon the Closing pursuant to this Section 5.14.

Section 5.15. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.16. Indemnity. From and after the Effective Time, each of the Parties and Equityholders hereby acknowledge and agree to the indemnification and other related provisions, policies and procedures set forth in Section 5.16 of the Company Disclosure Schedules.

Section 5.17. Restructuring Transactions. From and after the date of this Agreement until the Closing, the Company shall use reasonable best efforts to effect, implement and consummate the restructuring transactions described in Section 5.17 of the Company Disclosure Schedules (the “Restructuring Transactions”) and shall keep Parent reasonably updated, upon Parent’s reasonable request, with respect to the status thereof.

Section 5.18. Transaction Documents. From and after the date hereof, the Parties shall negotiate in good faith and reasonably cooperate, and cause their respective Affiliates and representatives to reasonably cooperate, to (a) select an agent to serve as the Cash Indemnity Escrow Agent and (b) negotiate and finalize the Indemnity Cash Escrow Agreement.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1. Conditions to the Obligations of the Parties. The obligation of each of the Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (to the extent permitted under applicable Law), on or prior to the Closing Date, of each of the following conditions:

(a) Injunctions. No Governmental Authority will have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that remains in effect and has the effect of enjoining, restraining or prohibiting the consummation of the Closing or causing the consummation of the transactions contemplated by this Agreement to be illegal or rescinded.

(b) Regulatory Approval. All Required Regulatory Approvals shall have been obtained and any applicable waiting period (including any extensions thereof) in connection with the Required Regulatory Approvals shall have expired or been terminated and, in the case of Parent and Merger Sub, without the imposition of a Burdensome Condition.

Section 6.2. Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.1, Section 3.2(a), Section 3.4(a), Section 3.5, Section 3.8(a) and Section 3.21 of this Agreement shall be true and correct at and as of the date hereof and the Closing Date with the same force and effect as though such representations and warranties had been made at and as of such date (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date). The representations and warranties of the Company contained in Section 3.3(a) and Section 3.3(b) of this Agreement shall be true and correct at and as of the date hereof and the Closing Date with the same force and effect as though such representations and warranties had been made at and as of such date (except for de minimis inaccuracies). All other representations and warranties of the Company contained in Article III (without giving effect to any qualifications as to “materiality” or “Material Adverse Effect” set forth therein, other than those set forth in Section 3.7(a) and used in the term “Company Material Contracts”) shall be true and correct at and as of the date hereof and the Closing Date with the same effect as though made at and as of such date (except for any such representations that are as of a specific date which representations shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations. The Company will have performed in all material respects all covenants and agreements required by this Agreement to be performed by the Company prior to the Closing.

(c) Company Closing Certificate. The Company will have delivered to Parent a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that each of the conditions specified above in Section 6.2(a) and Section 6.2(b) has been satisfied (the “Company Closing Certificate”).

(d) Pre-Closing Share Exchange. The Pre-Closing Share Exchange shall have been consummated prior to the Closing.

(e) Kelso Investor Letter Agreement. The Kelso Investor Letter Agreement shall remain in full force and effect as of the Closing.

(f) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained and shall remain in full force and effect as of the Closing.

(g) Drag Along. The Kelso Investor shall have provided the Drag-Along Notice contemplated by Section 4.2 of the Stockholders Agreement.

Section 6.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Section 4.1, Section 4.2, Section 4.3(a), Section 4.9 and Section 4.10 of this Agreement shall, in each case, be true and correct at and as of the date hereof and the Closing Date with the same force and effect as though such representations and warranties had been made at and as of such date (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date). All other representations and warranties of Parent and Merger Sub contained in Article IV (in each case, without giving effect to any qualifications as to “materiality” set forth therein) shall be true and correct at and as of the date hereof and the Closing Date with the same effect as though made at and as of such date (except for any such representations that are as of a specific date which representations shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially impair or delay the ability of Parent to carry out its obligations under this Agreement and to consummate the Contemplated Transactions.

(b) Performance of Obligations. Parent and Merger Sub will have performed in all material respects all covenants and agreements required by this Agreement to be performed by Parent and Merger Sub prior to the Closing.

(c) Parent Closing Certificate. Parent shall have delivered to the Company a certificate of an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied (the “Parent Closing Certificate”).

ARTICLE VII

TERMINATION

Section 7.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written consent of Parent and the Company;

(b) by Parent, on the one hand, or the Company, on the other hand, by providing written notice to the other at any time on or after March 10, 2026 (such date, as may be extended pursuant to the proviso set forth in this Section 7.1(b), the “Expiration Date”), if the Closing shall not have occurred by the Expiration Date; provided that (i) neither Party shall have the right to terminate this Agreement pursuant to this Section 7.1(b) if the other Party obtains an injunction or specific performance with respect to such Party’s material obligations hereunder or the material obligations of the parties to the Kelso Investor Letter Agreement, (ii) neither Party shall have the right to terminate this Agreement pursuant to this Section 7.1(b) if such Party’s material breach (including, in the case of Parent, Merger Sub’s breach) of any provision of this Agreement has been the primary cause of the failure of the Contemplated Transactions to be consummated by the Expiration Date and (iii) if, as of the Expiration Date, all of the conditions set forth in Article VI (other than any of the conditions set forth in Section 6.1 and those conditions that by their nature are to be satisfied by actions taken on the Closing Date (which conditions are capable of being satisfied or validly waived if the Closing were to occur at such time)), shall have been satisfied or validly waived in writing, then either Party may elect (by providing written notice to the other Party) to extend the Expiration Date to June 10, 2026, and such date shall become the “Expiration Date” for all purposes of this Agreement;

(c) by Parent by written notice to the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause a condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such breach is incapable of being cured, or is not cured, prior to the earlier of (i) one (1) Business Day prior to the Expiration Date and (ii) the date that is thirty (30) days from the date that the Company is notified in writing by Parent of such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Parent or Merger Sub is then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(d) by the Company by written notice to Parent, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause a condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such breach is incapable of being cured, or is not cured, prior to the earlier of (i) one (1) Business Day prior to the Expiration Date and (ii) the date that is thirty (30) days from the date that Parent is notified in writing by the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Company is then in material breach or violation of its representations, warranties or covenants contained in this Agreement; or

(e) Parent, on the one hand, or the Company, on the other hand, by delivering written notice to the other if any Governmental Authority will have enacted, issued, promulgated, enforced or entered any Law or final and non-appealable Governmental Order that remains in effect and has the effect of permanently enjoining, restraining or prohibiting the consummation of the Closing or causing the consummation of the transactions contemplated by this Agreement to be illegal or rescinded; provided that the Person seeking to terminate pursuant to this Section 7.1(e) has complied in all material respects with its obligations under Section 5.3.

Section 7.2. Effect of Termination. If this Agreement is validly terminated pursuant to Section 7.1, all rights and obligations of the Parties hereunder will terminate and there shall be no liability or obligation on the part of Parent or the Company or any of their respective Non-Recourse Parties; provided, however, that (a) the rights and obligations under Section 5.8 (Confidentiality; Public Announcements), Section 5.11(a)(v) (Financing Cooperation and Financial Assistance), this Section 7.2 (Effect of Termination), Section 8.1 (No Survival of Representations and Covenants), Article I (Certain Definitions), Article X (Miscellaneous) and the Confidentiality Agreement will, in each case, survive termination of this Agreement and remain valid and binding obligations and (b) nothing herein will relieve any Party from liability (i) pursuant to the sections specified in this Section 7.2 that survive such termination or (ii) for any willful and material breach of any covenant or agreement contained herein or Fraud occurring prior to termination.

ARTICLE VIII

NO SURVIVAL OF REPRESENTATIONS AND COVENANTS

Section 8.1. No Survival of Representations and Covenants. The Parties, intending to modify any applicable statute of limitations, agree that (a) the representations, warranties and covenants and agreements that contemplate performance prior to or at the Closing contained in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof and (b) the covenants and agreements in this Agreement that contemplate performance following the Closing shall survive the Closing in accordance with their respective terms for such period as shall be required for the Party required to perform under such covenant to complete the performance required thereby; provided, however, that this Section 8.1 shall not limit Parent’s right of recovery under the R&W Policy or the indemnification and other related provisions, policies and procedures contemplated by Section 5.16 of the Company Disclosure Schedules. Notwithstanding the foregoing, nothing in this Agreement shall limit any claim by any Party hereto for Fraud against the Person that committed such Fraud.

ARTICLE IX

REPRESENTATIVE OF EQUITYHOLDERS

Section 9.1. Authorization of Equityholder Representative.

(a) By executing and delivering a Letter of Transmittal, each Equityholder hereby appoints, authorizes and empowers the Kelso Investor to act as the Equityholder Representative, for the benefit of the Equityholders, as the exclusive agent and attorney-in-fact to act on behalf of each Equityholder, in connection with and to facilitate the consummation of the Contemplated Transactions, including pursuant to the Escrow Agreements and the Paying Agent Agreement, which shall include the power and authority:

(i) to execute and deliver the Escrow Agreements and the Paying Agent Agreement (with such modifications or changes therein as to which the Equityholder Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Equityholder Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement, the Escrow Agreements and the Paying Agent Agreement and the consummation of the Contemplated Transactions as the Equityholder Representative, in its sole discretion, may deem necessary or desirable;

(iii) as the Equityholder Representative, to enforce and protect the rights and interests of the Equityholders (including the Equityholder Representative, in its capacity as an Equityholder, if applicable)

and to enforce and protect the rights and interests of the Equityholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreements and the Paying Agent Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which the Equityholder Representative believes are necessary or appropriate under the Escrow Agreements, the Paying Agent Agreement or this Agreement for and on behalf of the Equityholders, including asserting or pursuing any Claim against any Person in connection with the Escrow Agreements, the Paying Agent Agreement or this Agreement, including Parent, Merger Sub or the Surviving Corporation, defending any Claim by Parent, Merger Sub or the Surviving Corporation, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, Merger Sub or the Surviving Corporation regarding such Claims, and, in connection therewith: (w) investigating, contesting or litigating any Claims initiated by Parent, Merger Sub or the Surviving Corporation or any other Person, or by any federal, state or local Governmental Authority against the Equityholder Representative, any of the Equityholders, the Adjustment Escrow Amount or the Indemnity Escrow Amount, and receiving process on behalf of any or all of the Equityholders in any such Claim, and giving receipts, releases and discharges with respect to, any such Claim; (x) filing any proofs of debt, claims and petitions as the Equityholder Representative may deem advisable or necessary; (y) filing and prosecuting appeals from any decision, judgment or award rendered in any such Claim, it being understood that the Equityholder Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; and (z) without limiting the generality of the foregoing, (A) disputing or refraining from disputing, on behalf of each Equityholder relative to any amounts to be received by such Equityholder thereunder, (B) negotiating and compromising, on behalf of each such Equityholder, any dispute that may arise thereunder, and exercising or refraining from exercising any remedies available thereunder and (C) executing, on behalf of each such Equityholder, any settlement agreement, release or other document with respect to such dispute or remedy;

(iv) to refrain from enforcing any right of any Equityholder or the Equityholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreements, the Paying Agent Agreement or any other agreement, instrument or document in connection with the foregoing (provided that no such failure to act on the part of the Equityholder Representative, except as otherwise provided in this Agreement, the Escrow Agreements or the Paying Agent Agreement, shall be deemed a waiver of any such right or interest by the Equityholder Representative or by such Equityholder unless such waiver is in writing signed by the waiving party or by the Equityholder Representative); and

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Equityholder Representative, in its sole and absolute discretion, may consider necessary or proper or advisable in connection with or to carry out the Contemplated Transactions, the Escrow Agreements, the Paying Agent Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith (including, without limitation, pledging or granting a lien on any Equityholder’s Indemnity Shares held in the Indemnity Stock Escrow Account in connection with credit support arrangements entered into in connection with the indemnification obligations set forth in Section 5.16 of the Company Disclosure Schedules).

(b) The Equityholder Representative shall not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to the Equityholder Representative. The Equityholder Representative shall have the power and authority to use the Equityholder Representative Expense Amount to satisfy costs, expenses or liabilities of the Equityholder Representative in connection with matters related to this Agreement, the Paying Agent Agreement or the Escrow Agreements. In the event that the Equityholder Representative Expense Amount is insufficient to satisfy the Equityholder Representative’s expenses, charges and liabilities, then each Equityholder shall be obligated to pay the excess to the extent of such Equityholder’s Percentage Interest. Any excess of the Equityholder Representative Expense Amount over the Equityholder Representative’s actual expenses in its capacity as such (the “Excess

Representative Amount”) shall be paid, or cause to be paid, by the Equityholder Representative by wire transfer of immediately available funds to (or at the direction of) (x) the Paying Agent, the Kelso Investor’s and the Management Investors’ aggregate Percentage Interest of the Excess Representative Amount, which the Paying Agent will in turn pay to the Kelso Investor and the Management Investors in accordance with their respective Percentage Interests and (y) the Surviving Corporation, (i) the aggregate Percentage Interest of the Optionholders of the Excess Representative Amount, (ii) the aggregate Percentage Interest of the RSU Holders of the Excess Representative Amount and (iii) the aggregate Percentage Interest of the Restricted Share Holders of the Excess Representative Amount, which the Surviving Corporation will in turn pay to the Optionholders, RSU Holders and Restricted Share Holders, as applicable, in accordance with their respective Percentage Interests through the payroll system or payroll provider of the Surviving Corporation. The Equityholder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of willful misconduct on the part of the Equityholder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. Notwithstanding anything to the contrary contained herein, the Equityholder Representative in its capacity as such shall have no fiduciary duties or responsibilities to any Equityholder, or any Group Company and no duties or responsibilities except for those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Equityholder shall otherwise exist against or with respect to the Equityholder Representative in its capacity as such. For tax purposes, the Equityholder Representative Expense Amount will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.

(c) All of the indemnities, immunities and powers granted to the Equityholder Representative under this Agreement shall survive the Closing Date or any termination of this Agreement, the Paying Agent Agreement or the Escrow Agreements.

(d) Parent and the Surviving Corporation and its Subsidiaries shall have the right to rely upon all actions taken or omitted to be taken by the Equityholder Representative pursuant to this Agreement, the Escrow Agreements and the Paying Agent Agreement, all of which actions or omissions shall be legally binding upon the Equityholders. Any decision or action by Equityholder Representative hereunder shall constitute a decision or action of all Equityholders and shall be final, binding and conclusive upon each such Person. No Equityholder shall have the right to object to, dissent from, protest or otherwise contest the same.

(e) None of Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation or the Group Companies) shall have any liability to any Equityholder for any actions undertaken by the Equityholder Representative in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

(f) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equityholder and (ii)  shall survive the consummation of the Merger.

Section 9.2. Limitations on Liability. The Parties acknowledge and agree that the Kelso Investor (solely in its capacity as the Equityholder Representative) is a Party in such capacity solely to perform certain administrative functions in connection with the consummation of the Contemplated Transactions. Accordingly, the Parties acknowledge and agree that the Equityholder Representative shall have no liability to, and shall not be liable for, any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities of, any Party or to any of their respective officers, directors, employees, Affiliates or agents in connection with any obligations of the Equityholder Representative under this Agreement, the Escrow Agreements or the Paying Agent Agreement or otherwise in respect of this Agreement or the Contemplated Transactions, except (a) as may be provided in the Kelso Investor Letter Agreement, or (b) to the extent any such costs or expenses, judgments, fines, losses, claims, damages or liabilities shall be proven to be the direct result of gross negligence or willful misconduct by the Equityholder Representative in connection with the performance of its obligations hereunder or under the Escrow Agreements or the Paying Agent Agreement. The Parties acknowledge and agree that Parent and its Affiliates shall have no liability to, and shall not be liable for, any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities of, any Party or to any of their respective officers, directors, employees, Affiliates or agents in connection with any obligations of the Equityholder Representative under this Agreement, the Escrow Agreements or the Paying Agent Agreement or otherwise in respect of this Agreement or the Contemplated Transactions.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices. All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by personal delivery, nationally recognized overnight courier or e-mail. Any notice, request, demand, claim or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) one (1) Business Day following the date sent when sent by overnight courier, (b) when sent by e-mail during regular business hours or (c) upon personal delivery, addressed as follows:

If to the Company (prior to the Closing): RSC Topco, Inc. c/o Risk Strategies Company 160 Federal Street Boston, MA 02110 Attention: Jorden Zanazzi Email: [***]

with copies (which will not constitute notice) to:

Kelso & Company, L.P.

299 Park Avenue, 30th Floor

New York, NY 10171

Attention:  Steve Dutton

      William Woo

Email:  [***]

    [***]

and

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, NY 10001

Attention: Kevin A. Rinker

      Emily F. Huang

Email: karinker@debevoise.com

     efhuang@debevoise.com

If to the Equityholder Representative: Kelso RSC (Investor), L.P. c/o Kelso & Company, L.P. 299 Park Avenue, 30th Floor New York, NY 10171 Attention: Steve Dutton William Woo Email: [***] [***]

with copies (which will not constitute notice) to:

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, NY 10001

Attention: Kevin A. Rinker

     Emily F. Huang

Email: karinker@debevoise.com

     efhuang@debevoise.com

If to Parent, Merger Sub or (after the Closing) the Surviving Corporation: Brown & Brown, Inc. 300 N. Beach Street Daytona Beach, FL 32114 Attention: Robert Mathis	with copies (which will not constitute notice) to: Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 Attention: Todd E. Freed Patrick J. Lewis

David Lotz Email: [***] [***]	Email: todd.freed@skadden.com patrick.lewis@skadden.com

Any Party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other Parties notice in the manner herein set forth.

Section 10.2. Expenses of Transaction. Except as otherwise provided in this Agreement or in any other definitive agreement between or among any of the Parties, each Party will bear its own expenses and costs incurred in connection with this Agreement and the Contemplated Transactions.

Section 10.3. Entire Agreement. The agreement of the Parties that comprises this Agreement (including all Schedules and Exhibits hereto) sets forth the entire agreement and understanding between the Parties and their respective Affiliates with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications (other than the Confidentiality Agreement), whether oral or written, relating to the subject matter of this Agreement.

Section 10.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Company and Parent will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the end that the Contemplated Transactions are fulfilled in accordance with the terms hereof to the greatest extent possible.

Section 10.5. Amendment. Prior to the Effective Time, subject to applicable Law, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent and the Company; provided, however, that no amendment or modification shall be made that requires further approval of the requisite Stockholders without further approval of such Stockholders. After the Effective Time, subject to applicable Law, this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of Parent and the Equityholder Representative. Except as required by Law or as set forth in this Section 10.5, no amendment or modification of this Agreement shall require the approval of the Stockholders. Any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.5 shall be void, ab initio.

Section 10.6. Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of the Parties and their respective successors and permissible assigns, and nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation; provided that (a) Section 5.5, Section 10.15, Section 10.16, and Section 10.18, shall be for the benefit of the Persons described therein, and each such Person shall be an intended third-party beneficiary thereof and shall have the rights, benefits and remedies provided for therein, which may only be exercised on behalf of the Equityholders by the Equityholder Representative and (b) the Equityholders shall be intended third-party beneficiaries of the obligations of Parent and Merger Sub hereunder (including the rights, benefits and remedies provided for in Article II) to receive the applicable amounts contemplated hereby; provided that such rights shall be exercised solely by the Equityholder Representative on behalf of the Equityholders (and not directly by the Equityholders) and, in the event of any breach by any of Parent or Merger Sub of the terms and provisions of this Agreement, the Equityholder Representative shall have the right to pursue damages (including damages based on the consideration that would have otherwise been payable to the Equityholders under this Agreement and for loss of economic benefits) on behalf of the Equityholders (which right is hereby acknowledged by Parent and Merger Sub) and to otherwise enforce the right of the Equityholders to recover damages.

Section 10.7. Assignment. This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any Party hereto (by operation of law or otherwise). Any purported assignment in breach of this Section 10.7 shall be null and void.

Section 10.8. Governing Law. This Agreement, and all Claims (whether at law or in equity, whether in contract, tort, statute or otherwise) arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 10.9. Consent to Jurisdiction. Each Party to this Agreement, by its execution hereof, hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware lacks jurisdiction, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or only if the Court of Chancery of the State of Delaware and the Superior Court of the State of Delaware lack jurisdiction, the United States District Court for the District of Delaware, for the purpose of any and all actions or proceedings (whether at law or in equity, whether in contract, tort, statute or otherwise) arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action or proceeding any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action or proceeding brought in one of the above-named courts should be dismissed on grounds of improper venue or forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any forum other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, (c) agrees not to commence any such action or proceeding other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise and (d) (i) consents to service of process in any such action or proceeding in any manner permitted by applicable law, (ii) agrees that service of process made in accordance with clause (i) or delivered by overnight courier pursuant to Section 10.1 will constitute good and valid service of process in any such action or proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action or proceeding, or otherwise in any forum, any claim that service of process made in accordance with clause (i) or clause (ii) does not constitute good and valid service of process. Notwithstanding the foregoing, a Party may commence an action or proceeding in any other forum to enforce any order or judgment made, issued or entered by one of the above-named courts.

Section 10.10. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION OR PROCEEDING DESCRIBED IN SECTION 10.9 ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 10.11. Reliance. Each of the Parties acknowledges that it has been informed by each other Party that the provisions of Section 10.9 and Section 10.10 constitute a material inducement upon which such Party is relying and will rely in entering into this Agreement.

Section 10.12. No Waiver. No failure or delay on the part of any Party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective.

Section 10.13. Negotiation of Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.14. Disclosure Schedules. The inclusion of any information in the Company Disclosure Schedules and Parent Disclosure Schedules will not be deemed an admission or acknowledgment that such information is required to be listed in the Company Disclosure Schedules and Parent Disclosure Schedules, as applicable, or that such items are material. The Company Disclosure Schedules and Parent Disclosure Schedules are arranged in sections corresponding to the sections contained in this Agreement merely for convenience.

Section 10.15. Release. Effective as of the Closing, each of Parent and the Company agrees (and, from and after the Closing, shall cause its respective Subsidiaries, including the Surviving Corporation, and each of its and their respective successors and assigns (collectively, the “Releasing Parties”)), to irrevocably and unconditionally release and forever discharge the Equityholders and each of their respective Non-Recourse Parties (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, damages, losses, obligations, liabilities, executions, judgments, duties, costs, expenses (including reasonable and documented out-of-pocket attorneys’ and accountants’ fees and expenses), debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and Claims and demands of any nature whatsoever, whether in contract or tort, in law or equity, which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing arising out of or relating to ownership of equity securities of the Company on or prior to the Closing (collectively, the “Released Claims”); provided that the Released Claims shall not include (i) any matter between a Group Company and any of its past, present or future employees with respect to matters arising in connection with employment with or the management or operation of the businesses of the Group Companies, (ii) any right granted under or pursuant to the terms of this Agreement or any other Transaction Document, (including the provisions, policies and procedures set forth in Section 5.16 of the Company Disclosure Schedules), (iii) any Claim related to any commercial Contracts or other arrangements (including any in-force insurance policies) entered into in the ordinary course of business on arm’s-length terms between Parent, the Surviving Corporation and their respective Subsidiaries, on the one hand, and the Kelso Entities, any Kelso Portfolio Company and/or their respective Affiliates, on the other hand, and (iv) any Claims or recoveries in respect of Fraud.

Section 10.16. No Recourse Against Third Parties. Notwithstanding any other provision of this Agreement, the Parties agree on their own behalf and on behalf of their respective Affiliates that no Non-Recourse Party of a Party shall have any liability relating to this Agreement or any of the Contemplated Transactions except to the extent agreed to in writing by such Non-Recourse Party.

Section 10.17. Remedies. Each Party acknowledges and agrees that the other Parties and the third party beneficiaries of this Agreement (including the Equityholders) would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that, in addition to any other remedy that a Party or a third-party beneficiary may have under law or equity, each Party and each third-party beneficiary shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including Parent’s obligation to cause the Closing to occur). Each Party acknowledges and agrees that monetary damages would be inadequate in the event of any such failure to perform or breach, and waives any equitable defense to the granting of specific performance or other injunctive relief available to such Party. Each Party waives any right to object to a motion to expedite proceedings filed in respect of any action seeking specific performance hereunder. Each Party waives any right to object to a motion to expedite proceedings filed in respect of any action seeking specific performance hereunder.

Section 10.18. Representation of the Kelso Investor; Attorney-Client Privilege. Parent hereby waives and agrees to not assert, and agrees to cause the Group Companies to waive and not assert, any actual or potential conflict of interest arising out of or relating to the representation, after the Closing Date, of the Kelso Investor or any of its respective Affiliates in any dispute with Parent or any of the Group Companies or any other matter involving the Contemplated Transactions, by Debevoise & Plimpton LLP (the “Prior Company Counsel”) in connection with the Contemplated Transactions, even though the interests of such Person(s) may be directly adverse to Parent or any of its Affiliates (including, from and after the Closing, any Group Company) and even though the Prior Company Counsel may (a) have represented any Group Company in a matter substantially related to such dispute or (b) be currently representing Parent, the Company or any of their respective Affiliates. Parent and the Group Companies also further agree that, (i) as to all privileged communications among the Prior Company Counsel and any of the Group Companies, the Kelso Investor or the Kelso Investor’s Affiliates and their respective representatives, that relate to this Agreement or the negotiation, preparation, execution, delivery and closing under this Agreement or the Contemplated Transactions or any other potential transaction involving the sale of all or substantially all of the equity, assets or business of the Group Companies (the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence belongs to the Kelso Investor and shall be controlled by the Kelso Investor and shall not pass to or be claimed by Parent or any of its Affiliates (including, from and after the Closing, any Group Company), (ii) to the extent that files of the Prior Company Counsel in respect of such engagement constitute Privileged Communication, only the Kelso Investor (and not Parent or any Group Company) shall hold property rights with respect thereto and (iii) the Prior Company Counsel shall not have any duty to reveal or disclose any Privileged Communications or any such files to any of Parent or any Group Company by reason of any attorney-client relationship between the Prior Company Counsel and Parent or any Group Company or otherwise. To the extent Parent or any of its Affiliates (including, from and after the Closing, any Group Company) discovers in its possession after the Closing any Privileged Communications, (x) it will use its commercially reasonable efforts to preserve the confidentiality thereof and will not disclose such Privileged Communication to any Person following the Closing, (y) it will keep no copies of such Privileged Communication (except in archived email databases in accordance with applicable document retention policies) and (z) it will not by reason thereof assert any loss of confidentiality or privilege protection. As to any such Privileged Communications prior to the Closing Date, Parent further agrees that neither it nor any of its respective Affiliates (including, from and after the Closing, any Group Company), Subsidiaries, successors or assigns may, and that it will cause the Group Companies not to, use or rely on any of the Privileged Communications in any action against or involving the Kelso Investor or the Prior Company Counsel after the Closing. The Privileged Communications may be used by the Kelso Investor and/or any of its respective Affiliates in connection with any dispute that relates to this Agreement, the Contemplated Transactions or any other potential transaction involving the sale of all or substantially all of the equity, assets or business of the Group Companies. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Parent or any of its Affiliates (including, from and after the Closing, any Group Company), on the one hand, and a third party other than (and not an Affiliate of) a Party to this Agreement, on the other hand, Parent or a Group Company may assert the attorney-client privilege to prevent disclosure of Privileged Communications to such third party; provided, however, that Parent or such Group Company may not waive such privilege without the prior written consent of the Kelso Investor. This Section 10.18 is for the benefit of the Kelso Investor and the Prior Company Counsel, and the Prior Company Counsel is an intended third-party beneficiary of this Section 10.18. This Section 10.18 shall be irrevocable, and no term of this Section 10.18 may be amended, waived or modified, without the prior written consent of the Kelso Investor and the Prior Company Counsel. Parent acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 10.18.

Section 10.19. Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.

Section 10.20. Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, and by the different Parties in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. This Agreement may be executed by .pdf or DocuSign signature by any Party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

Section 10.21. Debt Financing Sources Protective Provisions. Notwithstanding anything in this Agreement to the contrary, each of the Parties, on behalf of itself and each of its Affiliates, hereby (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim or any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Financing Sources commitment to provide the Debt Financing (the “Debt Financing Commitment”) and each definitive agreement with respect to the Debt Financing (each, a “Definitive Debt Financing Agreement”)) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such courts, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees that service of process upon such Person in any such proceeding shall be effective if notice is given in accordance with Section 10.1, (d) agrees that notwithstanding anything to the contrary contained herein, the Company will not have any rights or claims, regardless of the legal theory under which such right or claim may be asserted, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, and will not seek any such rights or claims against any of the Debt Financing Sources in connection with this Agreement, the Debt Financing Commitment, the Debt Financing or any Definitive Debt Financing Agreement, and no Debt Financing Source shall have any liability to the Company for any obligations or liabilities of the Parties or for any claim (regardless of the legal theory under which such claim may be asserted, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory), based on, in respect of, or by reason of, the transactions contemplated hereby, the Debt Financing Commitment, the Debt Financing or any Definitive Debt Financing Agreement, (e) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST ANY DEBT FINANCING SOURCE IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, THE DEBT FINANCING COMMITMENT, ANY DEFINITIVE DEBT FINANCING AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER and (f) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions herein reflecting the foregoing agreements in this Section (and such provisions shall not be amended in any respect that is materially adverse to the Debt Financing Sources without the prior written consent of the applicable Debt Financing Sources). This Section shall not limit or qualify the rights and obligations of the Debt Financing Sources and the other parties to the Debt Financing under the Debt Financing Commitment or other Definitive Debt Financing Agreements.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

COMPANY:

RSC TOPCO, INC.

By:	/s/ William Woo
Name: William Woo
Title: Vice President & Secretary

EQUITYHOLDER REPRESENTATIVE:

KELSO RSC (INVESTOR), L.P.

By:	KELSO GP X, L.P.
Its:	General Partner

By: KELSO GP X, LLC
Its:	General Partner

By:	/s/ William Woo
Name: William Woo
Title: Vice President & Secretary

PARENT:

BROWN & BROWN, INC.

By:	/s/ David Lotz
Name: David Lotz
Title: Vice President

MERGER SUB:

ENCORE MERGER SUB, INC.

By:	/s/ David Lotz
Name: David Lotz
Title: Vice President